As filed with the Securities and Exchange Commission on July 17, 2007.

Registration No. 333-144062

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Berkshire Hills Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6036	34-3510455
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Michael P. Daly
President and Chief Executive Officer
24 North Street	24 North Street
Pittsfield, Massachusetts 01201	Pittsfield, Massachusetts 01201
(413) 443-5601	(413) 443-5601
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone number,
area code, of registrant’s principal executive offices)	including area code, of agent for service)

Copies to:

Lawrence M. F. Spaccasi	Charles J. Ferry
Scott A. Brown	Paul F. Wessell
Muldoon Murphy & Aguggia LLP	Rhoads & Sinon LLP
5101 Wisconsin Avenue, N.W.	One South Market Square, 12th Floor
Washington, D.C. 20016	Harrisburg, Pennsylvania 17108
(202) 362-0840	(717) 233-5731
Facsimile: (202) 966-9409	Facsimile: (717) 231-6669

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc. have agreed to a merger of our companies.  If the merger is completed, each share of Factory Point Bancorp common stock will be converted into the right to elect to receive either 0.5844 shares of Berkshire Hills Bancorp common stock or $19.50, subject to proration so that 80% of the outstanding Factory Point Bancorp shares are converted into Berkshire Hills common stock and the balance is converted into the cash consideration.  Berkshire Hills Bancorp’s shareholders will continue to own their existing shares.  After completion of the merger, we expect that current Berkshire Hills Bancorp shareholders will own approximately 82% of the combined company and Factory Point Bancorp shareholders will own approximately 18% of the combined company.  Berkshire Hills Bancorp common stock is listed on the Nasdaq Global Select Market under the symbol “BHLB.”  On July 13, 2007, the closing price of Berkshire Hills Bancorp common stock was $31.18.  Berkshire Hills Bancorp is offering approximately 1,919,527 shares of its common stock to Factory Point Bancorp shareholders (2,061,513 shares assuming all 303,701 outstanding stock options of Factory Point Bancorp as of May 31, 2007 are exercised before the closing of the merger).

We expect the merger to generally be tax-free to holders of Factory Point Bancorp common stock for federal income tax purposes except to the extent that they receive cash, including the cash consideration in the merger and any cash received instead of fractional shares of Berkshire Hills Bancorp common stock.

We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both companies approve the merger agreement.  Each of us is asking our shareholders to consider and vote on this merger proposal at our respective meetings of shareholders.  Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to the appropriate company.  If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger and the transactions contemplated by the merger agreement.  If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement.

The places, dates and times of the shareholders meetings are as follows:

For Berkshire Hills Bancorp shareholders:	For Factory Point Bancorp shareholders:
The Crowne Plaza Hotel	The Equinox Hotel
One West Street	3567 Main Street
Pittsfield, Massachusetts	Manchester Village, Vermont
August 28, 2007	August 28, 2007
10:00 a.m., local time	2:00 p.m., local time

This document contains a more complete description of the shareholders meetings and the terms of the merger.  We urge you to review this entire document carefully.  You may also obtain information about Berkshire Hills Bancorp from documents it has filed with the Securities and Exchange Commission.  We enthusiastically support the merger and recommend that you vote in favor of the merger agreement.

Michael P. Daly	Guy H. Boyer
President and Chief Executive Officer	President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.	Factory Point Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Joint Proxy Statement/Prospectus dated July 17, 2007

and first mailed to shareholders on or about July 23, 2007

This document incorporates important business and financial information about Berkshire Hills Bancorp from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the Securities and Exchange Commission’s public reference facilities. Please call the SEC at
1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov.  See “Where You Can Find More Information” on page 104.

You also may request copies of these documents from Berkshire Hills Bancorp.  Berkshire Hills Bancorp will provide you with copies of these documents, without charge, upon written or oral request to:

Berkshire Hills Bancorp

24 North Street

Pittsfield, Massachusetts  01201

Attention: Ann-Marie Racine

Telephone: (413) 236-3239

If you are a Berkshire Hills Bancorp shareholder and would like to request documents from Berkshire Hills Bancorp, please do so by August 21, 2007 to receive them before the Berkshire Hills Bancorp special meeting. If you are a Factory Point Bancorp shareholder and would like to request documents from Berkshire Hills Bancorp, please do so by August 21, 2007 to receive them before the Factory Point Bancorp special meeting.

BERKSHIRE HILLS BANCORP, INC.
24 North Street
Pittsfield, Massachusetts 01201

Notice of Special Meeting of Shareholders
to be held August 28, 2007

A special meeting of shareholders of Berkshire Hills Bancorp, Inc. will be held at 10:00 a.m., local time, on August 28, 2007 at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts.  Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.                                   Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 14, 2007, by and between Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc.  A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2.                                     Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.                                     Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail.  We urge you to read these materials carefully.  The enclosed joint proxy statement/prospectus forms a part of this notice.

The board of directors of Berkshire Hills Bancorp unanimously recommends that Berkshire Hills Bancorp shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of Berkshire Hills Bancorp has fixed the close of business on July 13, 2007 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important.  Your proxy is being solicited by the Berkshire Hills Bancorp board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of Berkshire Hills Bancorp common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

By Order of the Board of Directors

Lisa J. Lescarbeau
Secretary

Pittsfield, Massachusetts

July 23, 2007

FACTORY POINT BANCORP, INC.
4928 Main Street
Manchester Center, Vermont 05255

Notice of Special Meeting of Shareholders
to be held August 28, 2007

A special meeting of shareholders of Factory Point Bancorp, Inc. will be held at 2:00 p.m., local time, on August 28, 2007 at The Equinox Hotel, 3567 Main Street, Manchester Village, Vermont.  Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.                                   Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 14, 2007, by and between Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc.  A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2.                                     Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.                                     Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail.  We urge you to read these materials carefully.  The enclosed joint proxy statement/prospectus forms a part of this notice.

The board of directors of Factory Point Bancorp unanimously recommends that Factory Point Bancorp shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of Factory Point Bancorp has fixed the close of business on July 13, 2007 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important.  Your proxy is being solicited by the Factory Point Bancorp board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of Factory Point Bancorp common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

Under Delaware law, if the merger is completed, Factory Point Bancorp shareholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of Delaware law pertaining to dissenters’ rights will be entitled to exercise dissenters’ rights and obtain payment in cash of the fair value of their shares of Factory Point Bancorp common stock by following the procedures set forth in detail in the enclosed joint proxy statement/prospectus.  A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is included as Annex D to the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors

Edgar T. Campbell
Secretary

Manchester Center, Vermont

July 23, 2007

i

Annex A	Agreement and Plan of Merger
Annex B	Fairness Opinion of Sandler O’Neill & Partners, L.P.
Annex C	Fairness Opinion of McConnell, Budd & Romano, Inc.
Annex D	Section 262 of the Delaware General Corporation Law (Dissenters’ rights)

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Q:               What am I being asked to vote on? What is the proposed transaction?

A:               You are being asked to vote on the approval of a merger agreement that provides for the acquisition of Factory Point Bancorp by Berkshire Hills Bancorp.  A copy of the merger agreement is provided as Annex A to this document.  Each of the Factory Point Bancorp and Berkshire Hills Bancorp boards of directors has determined that the proposed merger is in the best interests of its respective shareholders, has unanimously approved the merger agreement and recommends that its respective shareholders vote “FOR” the approval of the merger agreement.

Q:               What will Factory Point shareholders be entitled to receive in the merger?

A:               Under the merger agreement, at the election of each Factory Point shareholder, each share of Factory Point Bancorp common stock will be exchanged for either 0.5844 shares of Berkshire Hills Bancorp common stock or $19.50 in cash.  Each Factory Point shareholder may elect either of these options or each Factory Point shareholder may elect to exchange some of his or her Factory Point Bancorp shares for cash and some of his or her Factory Point Bancorp shares for Berkshire Hills Bancorp shares.

Elections will be limited by, among other things, a requirement that 80% of the total number of outstanding shares of Factory Point Bancorp common stock be exchanged for Berkshire Hills Bancorp common stock.  Therefore, the form of consideration received will depend in part on the elections of other Factory Point Bancorp shareholders.

Berkshire Hills Bancorp will not issue fractional shares in the merger.  Instead, each Factory Point shareholder will receive a cash payment, without interest, for the value of any fraction of a share of Berkshire Hills Bancorp common stock that such shareholder would otherwise be entitled to receive.  See “Description of the Merger—Consideration to be Received in the Merger” on page 53 and “Description of Berkshire Hills Bancorp Capital Stock” on page 79.

Q:               What dividends will be paid after the merger?

A:               Berkshire Hills Bancorp currently pays a quarterly dividend of $0.14 per share.  Although Berkshire Hills Bancorp has paid quarterly dividends on its common stock without interruption since November 2000, there is no guarantee that Berkshire Hills Bancorp will continue to pay dividends on its common stock.  All dividends on Berkshire Hills Bancorp common stock are declared at the discretion of the Berkshire Hills Bancorp board of directors.

Q:               How does a Factory Point shareholder elect to receive cash, stock or a combination of both for his or her Factory Point Bancorp stock?

A:               For each Factory Point shareholder, a form for making an election should have been provided under separate cover.  For the election to be effective, the properly completed election form, along with the Factory Point Bancorp stock certificates or an appropriate guarantee of delivery, must be sent to and received by Registrar and Transfer Company, the exchange agent, on or before 5:00 p.m., Eastern time, on September 5, 2007.  The election form should not be sent together with your proxy card.  Instead, use the separate envelope specifically provided for the election form and your stock certificates.  If a timely election is not made, you will be allocated Berkshire Hills Bancorp common stock and/or cash depending on the elections made by other shareholders.

Q:               How does a Factory Point shareholder exchange his or her stock certificates?

A:               If an election is made, the Factory Point Bancorp stock certificates or an appropriate guarantee of delivery must be returned with the election form.  Shortly after the merger, Berkshire Hills Bancorp’s transfer agent will allocate cash and Berkshire Hills Bancorp common stock among Factory Point Bancorp shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement.  If a

Factory Point shareholder does not submit an election form, Berkshire Hills Bancorp’s transfer agent will send instructions on how and where to surrender the Factory Point Bancorp stock certificates after the merger is completed.  Please do not send Factory Point Bancorp stock certificates with the proxy card.

Q:               What are the tax consequences of the merger to Factory Point shareholders?

A:               The tax consequence of the merger to Factor Point shareholders will depend on whether only cash, only Berkshire Hills Bancorp common stock, or a combination of cash and Berkshire Hills Bancorp common stock was received in exchange for shares of Factory Point Bancorp common stock.  If shares were exchanged solely for Berkshire Hills Bancorp common stock, no gain or loss should be recognized except with respect to the cash received instead of any fractional share of Berkshire Hills Bancorp common stock.  If shares were exchanged solely for cash, gain or loss should be recognized on the exchange.  If shares were exchanged for a combination of Berkshire Hills Bancorp common stock and cash, capital gain should be recognized, but not any loss, on the exchange.  Because the allocations of cash and Berkshire Hills Bancorp common stock received will depend on the elections of other Factory Point Bancorp shareholders, the actual tax consequences of the merger will not be known until the allocations are completed.

Q:               Are Factory Point shareholders entitled to dissenters’ rights?

A:               Yes.  Delaware law provides dissenters’ rights in the merger to Factory Point shareholders.  This means that Factory Point shareholders are legally entitled to receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the merger.  To maintain your dissenters’ rights you must (1) deliver written notice of your intent to demand payment for your shares to Factory Point Bancorp before the special meeting of Factory Point Bancorp shareholders or at the special meeting but before the vote is taken and (2) not vote in favor of the merger.  This notice must be in addition to and separate from any abstention or any vote, in person or by proxy, cast against approval of the merger.  Neither voting against, abstaining from voting, or failing to vote on the adoption of the merger agreement will constitute notice of intent to demand payment or demand for payment of fair value under Delaware law.  Notices should be addressed to Factory Point Bancorp’s Secretary and sent to 4928 Main Street, P.O. Box 1567, Manchester Center, Vermont 05255.  Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters’ rights.  A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is provided as Annex D to this document.  See “Rights of Dissenting Shareholders” on page 24.

Q:               Why do Factory Point Bancorp and Berkshire Hills Bancorp want to merge?

A:               Factory Point Bancorp believes that the proposed merger will provide Factory Point Bancorp shareholders with substantial benefits, and Berkshire Hills Bancorp believes that the merger will further its strategic growth plans.  As a larger company, Berkshire Hills Bancorp can provide the capital and resources that Factory Point Bancorp needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “Description of the Merger—Factory Point Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors” on page 29 and “Description of the Merger—Berkshire Hills Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors” on page 41.

Q:               What vote is required to approve the merger agreement?

A:               Holders of a majority of the outstanding shares of both Factory Point Bancorp common stock entitled to vote and Berkshire Hills Bancorp common stock entitled to vote must vote in favor of the proposal to approve the merger agreement.

Q:               When and where is the Factory Point Bancorp special meeting?

A:               The special meeting of Factory Point Bancorp shareholders is scheduled to take place at The Equinox Hotel, 3567 Main Street, Manchester Village, Vermont at 2:00 p.m., local time, on August 28, 2007.

Q:                Who is entitled to vote at the Factory Point Bancorp special meeting?

A:                Holders of shares of Factory Point Bancorp common stock at the close of business on July 13, 2007, which is the record date, are entitled to vote on the proposal to adopt the merger agreement. As of the record date, 4,105,103 shares of Factory Point Bancorp common stock were outstanding and entitled to vote.

Q:               If I plan to attend the Factory Point Bancorp special meeting in person, should I still return my proxy?

A:               Yes. Whether or not you plan to attend the Factory Point Bancorp special meeting, you should complete and return the enclosed proxy card.  The failure of a Factory Point Bancorp shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:               What do I need to do now to vote my shares of Factory Point Bancorp common stock?

A:               After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting.  If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of adoption of the merger agreement. You may change your vote or revoke your proxy before the special meeting by filing with the Secretary of Factory Point Bancorp a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:               If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:               No.  Your broker will not be able to vote your shares of Factory Point Bancorp common stock on the proposal to adopt the merger agreement unless you provide instructions on how to vote.  Please instruct your broker how to vote your shares, following the directions that your broker provides.  If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted, and this will have the effect of voting against the merger agreement.  Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:               When and where is the Berkshire Hills Bancorp special meeting?

A:               The special meeting of Berkshire Hills Bancorp shareholders is scheduled to take place at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 10:00 a.m., local time, on August 28, 2007.

Q:                Who is entitled to vote at the Berkshire Hills Bancorp special meeting?

A:                Holders of shares of Berkshire Hills Bancorp common stock at the close of business on July 13, 2007, which is the record date, are entitled to vote on the proposal to adopt the merger agreement. As of the record date, 8,846,323 shares of Berkshire Hills Bancorp common stock were outstanding and entitled to vote.

Q:               If I plan to attend the Berkshire Hills Bancorp special meeting in person, should I still return my proxy?

A:               Yes. Whether or not you plan to attend the Berkshire Hills Bancorp special meeting, you should complete and return the enclosed proxy card.  The failure of a Berkshire Hills Bancorp shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:               What do I need to do now to vote my shares of Berkshire Hills Bancorp common stock?

A:               After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of adoption of the merger agreement. You may change your vote or revoke your proxy prior to the special meeting by filing with the Secretary of Berkshire Hills Bancorp a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:               If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:               No.  Your broker will not be able to vote your shares of Berkshire Hills Bancorp common stock on the proposal to adopt the merger agreement unless you provide instructions on how to vote.  Please instruct your broker how to vote your shares, following the directions that your broker provides.  If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted, and this will have the effect of voting against the merger agreement.  Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:               When is the merger expected to be completed?

A:               We will try to complete the merger as soon as possible.  Before that happens, the merger agreement must be approved by both Factory Point Bancorp and Berkshire Hills Bancorp shareholders and we must obtain the necessary regulatory approvals. Assuming holders of at least a majority of the outstanding shares of Factory Point Bancorp common stock and Berkshire Hills Bancorp common stock vote in favor of the merger agreement and we obtain the other necessary approvals, we expect to complete the merger late in the third calendar quarter of 2007 or early in the fourth quarter.

Q:               Is completion of the merger subject to any conditions besides shareholder approval?

A:               Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied.  To review the conditions of the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger” on page 64.

Q:               Who can answer my other questions?

A:               If you have more questions about the merger, or how to submit your proxy or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy form, both Berkshire Hills Bancorp and Factory Point Bancorp Shareholders should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

14th Floor

New York, New York 10016

(800) 322-2885

Bank and brokers should call:

(212) 929-5500

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this joint proxy statement/prospectus.

The Companies

Berkshire Hills Bancorp, Inc.
24 North Street

Pittsfield, Massachusetts 01201

(413) 443-5601

Berkshire Hills Bancorp, Inc., a Delaware corporation, is a savings and loan holding company headquartered in Pittsfield, Massachusetts that was incorporated and commenced operations in 2000.  Berkshire Hills Bancorp’s common stock is listed on The NASDAQ Global Select Market under the symbol “BHLB.”  Berkshire Hills Bancorp conducts its operations primarily through Berkshire Bank, a Massachusetts chartered savings bank with 31 full-service offices throughout Western Massachusetts and Northeastern New York.  Berkshire Bank offers a full complement of deposit, lending, investment and insurance products from a team of employees with extensive experience in banking, insurance and investment management.  At March 31, 2007, Berkshire Hills Bancorp had total assets of $2.17 billion, total deposits of $1.54 billion and total shareholders’ equity of $263.1 million.

Factory Point Bancorp, Inc.

4928 Main Street

Manchester Center, Vermont 05255

(802) 362-2424

Factory Point Bancorp, Inc., a Delaware corporation, is bank holding company headquartered in Manchester Center, Vermont that was incorporated and commenced operations as a holding company in 1984.  Its primary business is operating its subsidiary, The Factory Point National Bank of Manchester Center, which operates seven full-service community banking offices in Arlington, Dorset, Ludlow, Manchester and Rutland, Vermont.  Factory Point Bancorp’s common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “FAPB.”  Its primary business includes residential real estate lending (for portfolio and sale on the secondary market), small business loan and deposit services as well as variety of consumer loan and deposit services.  Factory Point National Bank is chartered with trust powers and offers trust and investment services in the markets it serves.  As of March 31, 2007, Factory Point Bancorp had total assets of $339.4 million, total deposits of $274.6 million and total shareholder’s equity of $29.6 million.

Special Meeting of Berkshire Hills Bancorp Shareholders; Required Vote (page 22)

A special meeting of Berkshire Hills Bancorp shareholders is scheduled to be held at The Crowne Plaza Hotel, One West Main Street, Pittsfield, Massachusetts at 10:00 a.m., local time, on August 28, 2007.  At the special meeting, you will be asked to vote on a proposal to approve the merger agreement between Berkshire Hills Bancorp and Factory Point Bancorp.   You also will be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only Berkshire Hills Bancorp shareholders of record as of the close of business on July 13, 2007 are entitled to notice of, and to vote at, the Berkshire Hills Bancorp special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Berkshire Hills Bancorp common stock entitled to vote.  As of the record date, there were 8,846,323 shares of Berkshire Hills Bancorp common stock outstanding.  The directors and executive officers of Berkshire Hills Bancorp (and their affiliates), as a group, beneficially owned 326,834 shares of Berkshire Hills

Bancorp common stock, representing 3.7% of the outstanding shares of Berkshire Hills Bancorp common stock as of the record date.  This amount does not include shares that may be acquired upon the exercise of stock options.

Special Meeting of Factory Point Shareholders; Required Vote (page 20)

A special meeting of Factory Point Bancorp shareholders is scheduled to be held at The Equinox Hotel, 3567 Main Street, Manchester Village, Vermont at 2:00 p.m., local time, on August 28, 2007.  At the special meeting, you will be asked to vote on a proposal to approve the merger agreement between Factory Point Bancorp and Berkshire Hills Bancorp.   You also will be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only Factory Point Bancorp shareholders of record as of the close of business on July 13, 2007 are entitled to notice of, and to vote at, the Factory Point Bancorp special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Factory Point Bancorp common stock entitled to vote.  As of the record date, there were 4,105,103 shares of Factory Point Bancorp common stock outstanding.  The directors and executive officers of Factory Point Bancorp (and their affiliates), as a group, beneficially owned 668,591 shares of Factory Point Bancorp common stock, representing 16.3% of the outstanding shares of Factory Point Bancorp common stock as of the record date.  The directors of Factory Point Bancorp, who collectively own 558,830 shares of Factory Point Bancorp common stock (13.6% of the outstanding shares of Factory Point Bancorp as of the record date) have agreed to vote their shares in favor of the merger at the special meeting.  This amount does not include shares that may be acquired upon the exercise of stock options.

The Merger and the Merger Agreement (page 27)

Berkshire Hills Bancorp’s acquisition of Factory Point Bancorp is governed by a merger agreement.  The merger agreement provides that, if all of the conditions are satisfied or waived, Factory Point Bancorp will be merged with and into Berkshire Hills Bancorp, with Berkshire Hills Bancorp as the surviving entity.  We encourage you to read the merger agreement, which is included as Annex A to this joint proxy statement/prospectus.

What Factory Point Bancorp Shareholders Will Receive in the Merger (page 53)

Under the merger agreement, at your election, each share of Factory Point Bancorp common stock you own will be exchanged for either 0.5844 shares of Berkshire Hills Bancorp common stock or $19.50 in cash.

Comparative Market Prices

The following table shows the closing price per share of Berkshire Hills Bancorp common stock and the equivalent price per share of Factory Point Bancorp common stock, giving effect to the merger, on May 14, 2007, which is the last day on which shares of Berkshire Hills Bancorp common stock traded preceding the public announcement of the proposed merger, and on July 13, 2007, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus.  The equivalent price per share of Factory Point Bancorp common stock was computed by multiplying the price of a share of Berkshire Hills Bancorp common stock by the 0.5844 exchange ratio.  See “Description of the Merger—Consideration to be Received in the Merger” on page 53.

	Berkshire Hills Bancorp Common Stock	Equivalent Price Per Share of Factory Point Bancorp Common Stock

May 14, 2007	$32.46	$18.97
July 13, 2007	$31.18	$18.22

Recommendation of Factory Point Bancorp Board of Directors (page 29)

The Factory Point Bancorp board of directors has unanimously approved the merger agreement and the proposed merger. The Factory Point Bancorp board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, Factory Point Bancorp and its shareholders, and therefore unanimously recommends that Factory Point Bancorp shareholders vote “FOR” the proposal to approve the merger agreement.  In its reaching this decision, Factory Point Bancorp’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—Factory Point Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 29.

Factory Point Bancorp’s Financial Advisor Believes the Merger Consideration is Fair to Shareholders (page 31)

In deciding to approve the merger, Factory Point Bancorp’s board of directors considered the opinion of McConnell, Budd & Romano, Inc.  McConnell, Budd & Romano which served as financial advisor to Factory Point Bancorp’s board of directors, delivered its opinion dated July 13, 2007, that the merger consideration is fair to the holders of Factory Point Bancorp common stock from a financial point of view.  A copy of this opinion is included as Annex C to the joint proxy statement/prospectus.  You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by McConnell, Budd & Romano.  Factory Point Bancorp has agreed to pay McConnell, Budd & Romano fees estimated to total approximately $823,000 for its services in connection with the merger.

Recommendation of Berkshire Hills Bancorp Board of Directors (page 41)

The Berkshire Hills Bancorp board of directors has unanimously approved the merger agreement and the proposed merger. The Berkshire Hills Bancorp board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, Berkshire Hills Bancorp and its shareholders, and therefore unanimously recommends that Berkshire Hills Bancorp shareholders vote “FOR” the proposal to approve the merger agreement.  In reaching this decision, Berkshire Hills Bancorp’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—Berkshire Hills Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 41.

Berkshire Hills Bancorp’s Financial Advisor Believes the Merger Consideration is Fair to Shareholders (page 42)

In deciding to approve the merger, Berkshire Hills Bancorp’s board of directors considered the opinion of Sandler O’Neill & Partners, L.P.  Sandler O’Neill, which served as financial advisor to Berkshire Hills Bancorp’s board of directors, delivered its opinion dated May 14, 2007, that the merger consideration is fair to the holders of Berkshire Hills Bancorp common stock from a financial point of view.  A copy of this opinion is included as Annex B to the joint proxy statement/prospectus.  You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Sandler O’Neill.  Berkshire Hills Bancorp has agreed to pay Sandler O’Neill fees totaling approximately $400,000 for its services in connection with the merger.

Regulatory Approvals (page 59)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Massachusetts Board of Bank Incorporation, the Massachusetts Division of Banks and the Federal Deposit Insurance Corporation.  Berkshire Hills Bancorp filed the required applications on June 27, 2007.  As of the date of this document, Berkshire Hills Bancorp has not received any approvals from those regulators.  While Berkshire Hills Bancorp does not know of any reason why it would not be able to obtain approval in a timely manner, Berkshire Hills Bancorp cannot be certain when or if it will receive regulatory approval.

Conditions to the Merger (page 64)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•                  approval of the merger agreement at the special meetings by at least a majority of the outstanding shares of Factory Point Bancorp common stock and Berkshire Hills Bancorp common stock entitled to vote;

•                  approval of the transaction by the appropriate regulatory authorities;

•                  receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•                  the continued accuracy of representations and warranties made on the date of the merger agreement.

Termination (page 71)

The merger agreement may be terminated by mutual consent of Berkshire Hills Bancorp and Factory Point Bancorp at any time prior to the completion of the merger.  Additionally, subject to conditions and circumstances described in the merger agreement, either Berkshire Hills Bancorp or Factory Point Bancorp may terminate the merger agreement if, among other things, any of the following occur:

•                  the merger has not been consummated by January 31, 2008;

•                  Factory Point Bancorp shareholders do not approve the merger agreement at the Factory Point Bancorp special meeting;

•                  Berkshire Hills Bancorp shareholders do not approve the merger agreement at the Berkshire Hills Bancorp special meeting;

•                  a required regulatory approval is denied or a governmental authority blocks the merger; or

•                  there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Berkshire Hills Bancorp may also terminate the merger agreement if Factory Point Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the merger agreement to shareholders or if the board of directors of Factory Point Bancorp does not recommend approval of the merger in the joint proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Berkshire Hills Bancorp.

Factory Point Bancorp may also terminate the merger agreement if both the average closing price of Berkshire Hills Bancorp common stock during a measurement period ending ten business days before the closing is less than $28.36 and Berkshire Hills Bancorp common stock underperforms the weighted average price of a predetermined list of 17 thrift and bank holding companies between the date of the merger agreement and the measurement period by more than 20%, unless Berkshire Hills Bancorp agrees to increase the exchange ratio pursuant to a formula specified in the merger agreement.

Termination Fee (page 71)

Under certain circumstances described in the merger agreement, Berkshire Hills Bancorp may demand from Factory Point Bancorp a $3,600,000 termination fee in connection with the termination of the merger agreement.  Additionally, if: (1) either party terminates the merger agreement as a result of the failure of Factory Point Bancorp’s shareholders to approve the merger; or (2) if Berkshire Hills Bancorp terminates the merger agreement because of Factory Point Bancorp’s willful breach of any representation, warranty, covenant or agreement; and an acquisition proposal from a third party has been publicly announced, disclosed or communicated before the date of the shareholders meeting in clause (1) above or before the termination date in clause (2) above, then Factory Point Bancorp must pay 1/3 of the $3,600,000 termination fee.  If within 12 months after such termination, Factory Point Bancorp consummates or enters into any agreement with respect to an acquisition proposal, then it must pay the remainder of the fee.  See “Description of the Merger—Termination Fee” on page 71 for a list of the circumstances under which a termination fee is payable.

Interests of Officers and Directors in the Merger that are Different from Yours (page 60)

You should be aware that some of Factory Point Bancorp’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of Factory Point Bancorp shareholders generally.  These include: severance payments that certain officers will receive under existing change-in-control agreements; consulting, termination and retention agreements that certain officers of Factory Point National Bank will become subject to upon completion of the merger; the acceleration of stock options and shares of restricted stock; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Factory Point Bancorp for events occurring before the merger; and the appointment of one director of Factory Point Bancorp to the board of directors of Berkshire Hills Bancorp and Berkshire Bank.  Factory Point Bancorp’s board of directors was aware of these interests and took them into account in approving the merger.  See “Description of the Merger—Interests of Certain Persons in the Merger” on page 60.

Accounting Treatment of the Merger (page 56)

The merger will be accounted for as a purchase transaction in accordance with U.S. generally accepted accounting principles.

Certain Differences in Shareholder Rights (page 81)

When the merger is completed, Factory Point Bancorp shareholders who are to receive shares of Berkshire Hills Bancorp will become Berkshire Hills Bancorp shareholders and their rights will be governed by Delaware law and by Berkshire Hills Bancorp’s certificate of incorporation and bylaws. See “Comparison of Rights of Shareholders” beginning on page 81 for a summary of the material differences between the respective rights of Factory Point Bancorp and Berkshire Hills Bancorp shareholders.

Dissenters’ Rights (page 24)

Factory Point Bancorp shareholders may dissent from the merger and, upon complying with the requirements of Delaware law, receive cash in the amount of the fair value of their shares instead of shares of Berkshire Hills Bancorp common stock and/or the cash consideration specified in the merger agreement.  A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is attached as Annex D to this joint proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Tax Consequences of the Merger (page 56)

The federal tax consequences of the merger to shareholders of Factory Point Bancorp will depend primarily on whether they exchange their Factory Point Bancorp common stock solely for Berkshire Hills Bancorp common stock, solely for cash or for a combination of Berkshire Hills Bancorp common stock and cash.  Factory Point Bancorp shareholders who exchange their shares solely for Berkshire Hills Bancorp common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share.  Factory Point Bancorp shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange.  Factory Point Bancorp shareholders who exchange their shares for a combination of Berkshire Hills Bancorp common stock and cash should recognize capital gain, but not any loss, on the exchange.  The actual federal income tax consequences to Factory Point Bancorp shareholders of electing to receive cash, Berkshire Hills Bancorp common stock or a combination of cash and stock will not be ascertainable at the time Factory Point Bancorp shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all Factory Point Bancorp shareholders.  Determining the actual tax consequences of the merger to Factory Point Bancorp shareholders can be complicated.  Factory Point

Bancorp shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to Factory Point Bancorp shareholders in greater detail, please see the section “Description of the Merger—Tax Consequences of the Merger” beginning on page 56.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, you should consider carefully the risk factors described below, which include all known material risks, in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document.  Please refer to the section of this joint proxy statement/prospectus titled “Caution About Forward-Looking Statements” beginning on page 13.

Factory Point Bancorp shareholders may receive a form of consideration different from what they elect.

The consideration to be received by Factory Point Bancorp shareholders in the merger is subject to the requirement that 80% of the shares of Factory Point Bancorp common stock be exchanged for Berkshire Hills Bancorp common stock and 20% be exchanged for cash.  The merger agreement contains proration and allocation methods to achieve this desired result.  If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Berkshire Hills Bancorp common stock.  If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.  The type of consideration you receive may also be affected by the requirement that the value of the stock portion of the merger consideration be equal to at least 40% of the total value of merger consideration.

The price of Berkshire Hills Bancorp common stock might decrease after the merger.

Following the merger, many holders of Factory Point Bancorp common stock will become shareholders of Berkshire Hills Bancorp.  Berkshire Hills Bancorp common stock could decline in value after the merger. For example, during the twelve-month period ending on July 13, 2007 (the most recent practicable date before the printing of this joint proxy statement/prospectus), the price of Berkshire Hills Bancorp common stock varied from a low of $29.78 to a high of $39.67 and ended that period at $31.18.  The market value of Berkshire Hills Bancorp common stock fluctuates based upon general market economic conditions, Berkshire Hills Bancorp’s business and prospects and other factors.

Berkshire Hills Bancorp may be unable to successfully integrate Factory Point Bancorp’s operations and retain Factory Point Bancorp’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•                  integrating personnel with diverse business backgrounds;

•                  combining different corporate cultures; and

•                  retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Factory Point Bancorp who are expected to be retained by Berkshire Hills Bancorp. Berkshire Hills Bancorp may not be successful in retaining these employees for the time period necessary to successfully integrate Factory Point Bancorp’s operations with those of Berkshire Hills Bancorp. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operation of Berkshire Hills Bancorp following the merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Factory Point Bancorp.

Until the completion of the merger, with some exceptions, Factory Point Bancorp is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Berkshire Hills Bancorp. In addition, Factory Point Bancorp has agreed to pay a termination fee to Berkshire Hills Bancorp in specified circumstances. These provisions could discourage other companies from trying to acquire Factory Point Bancorp even though those other companies might be willing to offer greater value to Factory Point Bancorp’s shareholders than Berkshire Hills Bancorp has offered in the merger. The payment of the termination fee could also have a material adverse effect on Factory Point Bancorp’s financial condition.

Certain of Factory Point Bancorp’s officers and directors have interests that are different from, or in addition to, interests of Factory Point Bancorp’s shareholders generally.

You should be aware that the directors and officers of Factory Point Bancorp have interests in the merger that are different from, or in addition to, the interests of Factory Point Bancorp shareholders generally.  These include: severance payments that certain officers will receive under existing change-in-control agreements, consulting or retention agreements that certain officers of Factory Point National Bank will become subject to upon completion of the merger; the acceleration of stock options; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Factory Point Bancorp for events occurring before the merger; and the appointment of one director of Factory Point Bancorp to the board of directors of Berkshire Hills Bancorp and Berkshire Bank.  For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger” beginning on page 60.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting,” “Summary,” “Risk Factors,” “Description of the Merger—Background of the Merger,” “Description of the Merger—Berkshire Hills Bancorp’s Reasons for the Merger,” and “Description of the Merger—Factory Point Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors.”  You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 11.

Because of these and other uncertainties, Berkshire Hills Bancorp’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Berkshire Hills Bancorp’s and Factory Point Bancorp’s past results of operations do not necessarily indicate Berkshire Hills Bancorp’s and Factory Point Bancorp’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made.  Berkshire Hills Bancorp is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Berkshire Hills Bancorp qualifies all of its forward-looking statements by these cautionary statements.

Further information on other factors which could affect the financial condition, results of operations, liquidity or capital resources of Berkshire Hills Bancorp before and after the merger is included in this joint proxy statement/prospectus under “Information About Berkshire Hills Bancorp—Business” and “Information About Berkshire Hills Bancorp—Management’s Results of Operations.”

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for Berkshire Hills Bancorp and Factory Point Bancorp. You should read this summary financial information in connection with Berkshire Hills Bancorp’s historical financial information, which is incorporated by reference into this document, and in connection with Factory Point Bancorp’s historical financial information, which appears elsewhere in this joint proxy statement/prospectus.

Unaudited consolidated interim financial statements for Berkshire Hills Bancorp at or for the three months ended March 31, 2007 and 2006 and unaudited consolidated interim financial statements for Factory Point Bancorp at or for the three months ended March 31, 2007 and 2006 include normal, recurring adjustments necessary to fairly present the data for those periods.  The unaudited data is not necessarily indicative of expected results of a full year’s operation.

Selected Historical Financial Data of Berkshire Hills Bancorp

	At or For the Three Months Ended March 31,				At or For the Year Ended December 31,
	2007		2006		2006		2005		2004
	(unaudited)
	(In thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$2,174,573		$2,056,333		$2,149,642		$2,035,553		$1,310,115
Securities	229,606		413,475		234,174		420,320		414,363
Loans, net	1,710,408		1,435,415		1,679,617		1,407,229		818,842
Goodwill and other intangibles	121,065		99,163		121,341		99,616		7,254
Deposits	1,535,612		1,450,554		1,521,938		1,371,218		845,789
Borrowings and subordinated debentures	367,102		351,729		360,469		412,917		327,926
Total stockholders’ equity	263,087		247,637		258,161		246,066		131,736

OPERATING DATA
Total interest and dividend income	$31,470		$27,070		$118,051		$87,732		$61,081
Total interest expense	16,280		12,462		57,811		36,115		20,724
Net interest income	15,190		14,608		60,240		51,617		40,357
Provision for loan losses	750		290		7,860		1,313		1,565
Service charge and fee income	7,733		3,176		13,539		9,373		5,493
All other non-interest income (expense)	504		915		(1,491)		5,550		2,271
Total non-interest expense	15,409		11,225		48,868		48,998		28,977
Provision for income taxes — continuing operations	2,326		2,366		4,668		8,003		5,639
Net income (loss) from discounted operations	—		—		371		—		(431)
Net income	$4,942		$4,818		$11,263		$8,226		$11,509

COMMON SHARE DATA
Basic net income per share	$0.57		$0.57		$1.32		$1.16		$2.18
Diluted net income per share	0.56		0.55		1.29		1.10		2.01
Dividends declared per share	0.14		0.14		0.56		0.52		0.48
Book value per share	29.87		28.79		29.63		28.81		22.43
Weighted average shares — basic	8,662		8,476		8,538		7,122		5,284
Weighted average shares — diluted	8,842		8,755		8,730		7,503		5,731
Shares outstanding — end of period	8,807		8,601		8,713		8,540		5,874

KEY OPERATING RATIOS
Return on average assets	0.92%		0.94%		0.53%		0.47%		0.89%
Return on average equity	7.57		7.64		4.40		4.19		9.06
Interest rate spread	2.78		2.87		2.81		3.00		3.10
Net interest margin	3.24		3.27		3.24		3.33		3.37
Non-interest expense to average assets	2.86		2.20		2.31		2.81		2.25
Dividend payout ratio	24.69		24.97		42.92		45.06		22.71
Nonperforming loans to total loans	0.49		0.06		0.45		0.08		0.14
Nonperforming assets to total assets	0.39		0.04		0.35		0.06		0.09
Allowance for loan losses to total loans	1.14		0.90		1.14		0.92		1.13
Allowance for loan losses to nonperforming loans	2.30	x	14.42	x	2.55	x	10.96	x	8.11	x
Total equity to total assets	12.10		12.04		12.01		12.09		10.06

Selected Historical Financial Data of Factory Point Bancorp

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
	(In thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$339,378	$328,264	$340,499	$319,485	$304,148
Loans, net	223,901	209,028	225,534	206,670	201,235
Securities available for sale	85,942	91,879	89,090	86,431	74,426
Deposits	274,567	264,125	269,967	270,001	265,264
Total borrowings	32,552	34,874	39,030	20,030	11,405
Shareholders’ equity	29,554	26,883	28,824	26,945	25,537

OPERATING DATA
Interest and dividend income	$5,243	$4,689	$20,201	$16,418	$13,696
Interest expense	2,051	1,364	7,007	3,577	2,289
Net interest income	3,192	3,325	13,194	12,841	11,407
Provision for loan losses	—	195	390	780	630
Net interest income after provision for loan losses	3,192	3,130	12,804	12,061	10,777
Noninterest income	889	750	3,104	3,302	2,976
Noninterest expense	2,645	2,410	9,890	9,453	8,703
Income before income taxes	1,436	1,470	6,018	5,910	5,050
Income taxes	357	397	1,553	1,510	1,292
Net income	$1,079	$1,072	$4,465	$4,400	$3,758

COMMON SHARE DATA
Basic net income per share	$0.26	$0.26	$1.10	$1.08	$0.93
Diluted net income per share	0.26	0.26	1.08	1.06	0.90
Dividends declared per share	0.17	0.15	0.60	0.54	0.49
Book value per share	7.25	6.60	7.08	6.61	6.28
Weighted average shares — basic	4,077	4,076	4,073	4,063	4,057
Weighted average shares — diluted	4,140	4,157	4,150	4,163	4,157
Shares outstanding — end of period	4,093	4,077	4,074	4,078	4,057

KEY OPERATING RATIOS
Return on average assets	1.29%	1.35%	1.35%	1.41%	1.23%
Return on average equity	15.08	16.12	16.29	16.88	15.27
Net interest margin	4.25	4.69	4.50	4.66	4.19
Efficiency ratio	62.05	56.74	58.13	56.41	58.37
Dividend payout ratio	64.20	56.92	54.71	50.29	52.59
Nonperforming loans to total loans	0.47	0.29	0.46	0.34	0.22
Nonperforming assets to total assets	0.31	0.19	0.31	0.25	0.17
Allowance for loan losses to total loans	1.81	1.80	1.80	1.72	1.43
Allowance for loan losses to nonperforming loans	386.57	623.65	392.78	511.02	649.55
Average equity to average assets	8.56	8.40	8.31	8.38	8.03
Total equity to total assets	8.71	8.19	8.47	8.43	8.40

SUMMARY SELECTED PRO FORMA COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information.  The pro forma information reflects the purchase method of accounting.

Berkshire Hills Bancorp anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue.  The pro forma information, while helpful in illustrating the financial characteristics of Berkshire Hills Bancorp following the merger under one set of assumptions, does not reflect all of these benefits and, accordingly, does not attempt to predict or suggest future results.  The pro forma information also does not necessarily reflect what the historical results of Berkshire Hills Bancorp would have been had our companies been combined during these periods.

An exchange ratio of 0.5844 was used in preparing this pro forma information.  You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” and with the historical information in this document on which it is based.

	Three Months Ended March 31, 2007	Year Ended December 31, 2006
	(In thousands, except per share data)
Pro forma combined income statement data:
Interest income	$36,863	$138,852
Interest expense	18,756	66,518
Net interest income	18,107	72,334
Provision for loan losses	750	8,250
Net interest income after provision for loan losses	17,357	64,084
Non-interest income	9,126	15,152
Non-interest expense	17,704	57,358
Income before income taxes	8,779	21,878
Income tax expense	2,708	6,321
Income from continuing operations	6,071	15,557
Net income from discontinued operations	—	371
Net income	$6,071	$15,928

Pro forma per share data:
Basic net income	$0.57	$1.52
Diluted net income	0.56	1.49

March 31, 2007
(In thousands)

Pro forma combined balance sheet data:
Total assets	$2,571,951
Loans receivable, net	1,929,009
Deposits	1,810,179
Total stockholders’ equity	327,641

COMPARATIVE PER SHARE DATA

The following table shows information about Berkshire Hills Bancorp’s and Factory Point Bancorp’s diluted income per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information).  In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the dates or at the beginning of the periods indicated.  See “Pro Forma Financial Information.”

The information listed as “pro forma combined” was prepared using an exchange ratio of 0.5844.  The information listed as “per equivalent Factory Point Bancorp share” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.5844.  We present this information to reflect the fact that some Factory Point Bancorp shareholders will receive shares of Berkshire Hills Bancorp common stock for each share of Factory Point Bancorp common stock exchanged in the merger.  Berkshire Hills Bancorp anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue.  The pro forma information, while helpful in illustrating the financial characteristics of Berkshire Hills Bancorp following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results.  The pro forma information also does not necessarily reflect what the historical results of Berkshire Hills Bancorp would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document.  See “Pro Forma Financial Information.”

	Berkshire Hills Bancorp Historical	Factory Point Bancorp Historical	Pro Forma Combined (1) (2)	Per Equivalent Factory Point Bancorp Share
Book value per share:
At March 31, 2007	$29.87	$7.25	$30.56	$17.86

Cash dividends declared per share:
Three months ended March 31, 2007	$0.14	$0.17	$0.14	$0.08
Year ended December 31, 2006	0.56	0.60	0.56	0.33

Diluted net income per share:
Three months ended March 31, 2007	$0.56	$0.26	$0.56	$0.33
Year ended December 31, 2006	1.29	1.08	1.49	0.87

(1)          Pro forma dividends per share represent Berkshire Hills Bancorp’s historical dividends per share.

(2)          The pro forma combined book value per share of Berkshire Hills Bancorp common stock is based upon the pro forma combined common stockholders’ equity for Berkshire Hills Bancorp and Factory Point Bancorp divided by total pro forma common shares of the combined entities.

MARKET PRICE AND DIVIDEND INFORMATION

Berkshire Hills Bancorp common stock is listed on The NASDAQ Global Select Market under the symbol BHLB.  Factory Point Bancorp common stock is quoted on the OTC Bulletin Board under the symbol FAPB.  The following table lists the high and low prices per share for Berkshire Hills Bancorp common stock and Factory Point Bancorp common stock and the cash dividends declared by each company for the periods indicated.

	Berkshire Hills Bancorp Common Stock			Factory Point Bancorp Common Stock
	High	Low	Dividends	High	Low	Dividends

Quarter Ended
September 30, 2007 (through July 13, 2007)	$32.25	$29.78	$—	$18.51	$18.10	$—
June 30, 2007	34.00	31.43	0.14	19.21	13.95	0.17
March 31, 2007	34.82	32.34	0.14	15.00	13.40	0.17

December 31, 2006	39.67	33.08	0.14	15.40	13.50	0.15
September 30, 2006	38.44	33.46	0.14	15.50	13.85	0.15
June 30, 2006	36.39	32.77	0.14	16.40	15.10	0.15
March 31, 2006	36.08	32.37	0.14	16.80	15.25	0.15

December 31, 2005	35.57	31.75	0.14	17.16	15.25	0.14
September 30, 2005	35.20	31.90	0.14	17.52	16.40	0.14
June 30, 2005	34.90	30.97	0.12	18.20	16.60	0.14
March 31, 2005	37.64	33.40	0.12	19.20	16.08	0.14

You should obtain current market quotations for Berkshire Hills Bancorp common stock, as the market price of Berkshire Hills Bancorp common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of July 13, 2007, there were approximately 2,085 holders of record of Berkshire Hills Bancorp common stock.  As of July 13, 2007, there were approximately 324 holders of record of Factory Point Bancorp common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Berkshire Hills Bancorp’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Berkshire Hills Bancorp, applicable state law and government regulations and other factors deemed relevant by Berkshire Hills Bancorp’s board of directors.

SPECIAL MEETING OF FACTORY POINT BANCORP SHAREHOLDERS

Date, Place, Time and Purpose

Factory Point Bancorp’s board of directors is sending you this document to request that you allow your shares of Factory Point Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card.  At the special meeting, the Factory Point Bancorp board of directors will ask you to vote on a proposal to approve the merger agreement. You also will be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.  The special meeting will be held at The Equinox Hotel, 3567 Main Street, Manchester Village, Vermont at 2:00 p.m., local time, on August 28, 2007.

Who Can Vote at the Meeting

You are entitled to vote if the records of Factory Point Bancorp showed that you held shares of Factory Point Bancorp common stock as of the close of business on July 13, 2007.  As of the close of business on that date, a total of 4,105,103 shares of Factory Point Bancorp common stock were outstanding.  Each share of common stock has one vote.  If you are a beneficial owner of shares of Factory Point Bancorp common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Factory Point Bancorp common stock entitled to vote is represented in person or by proxy at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares of Factory Point Bancorp common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote of a majority of the outstanding shares of Factory Point Bancorp common stock entitled to vote at the meeting.  Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement.  Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by Factory Point Bancorp Officers and Directors and by Berkshire Hills Bancorp

As of July 13, 2007, directors and executive officers of Factory Point Bancorp beneficially owned 668,591 shares of Factory Point Bancorp common stock, not including shares that may be acquired upon the exercise of stock options.  This equals 16.3% of the outstanding shares of Factory Point Bancorp common stock.  As of the same date, Berkshire Hills Bancorp and its subsidiaries and its directors and executive officers owned 7,718 shares of Factory Point Bancorp common stock.  This equals 0.2% of the total outstanding shares of Factory Point Bancorp common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Factory Point Bancorp recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Factory Point Bancorp shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.  Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and the proposal to adjourn the meeting.  If you are the record holder of your shares of Factory Point Bancorp common stock and submit your proxy without specifying a voting instruction, your shares of Factory Point Bancorp common stock will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.  Factory Point Bancorp’s board of directors recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•                  filing with the Secretary of Factory Point Bancorp a duly executed revocation of proxy;

•                  submitting a new proxy with a later date; or

•                  voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Factory Point Bancorp, Inc.

Edgar T. Campbell, Secretary

4928 Main Street

Manchester Center, Vermont 05255

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.  Factory Point Bancorp does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

Factory Point Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, MacKenzie Partners, Inc., a proxy solicitation firm, will assist Factory Point Bancorp in soliciting proxies for the special meeting.  Factory Point Bancorp will pay $2,400 for these services.  Factory Point Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.  Additionally, directors, officers and employees of Factory Point Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

SPECIAL MEETING OF BERKSHIRE HILLS BANCORP SHAREHOLDERS

Date, Place, Time and Purpose

Berkshire Hills Bancorp’s board of directors is sending you this document to request that you allow your shares of Berkshire Hills Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card.  At the special meeting, the Berkshire Hills Bancorp board of directors will ask you to vote on a proposal to approve the merger agreement.  You also will be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.  The special meeting will be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 10:00 a.m., local time, on August 28, 2007.

Who Can Vote at the Meeting

You are entitled to vote if the records of Berkshire Hills Bancorp showed that you held shares of Berkshire Hills Bancorp common stock as of the close of business on July 13, 2007.  As of the close of business on that date, a total of 8,846,323 shares of Berkshire Hills Bancorp common stock were outstanding.  Each share of common stock has one vote.  If you are a beneficial owner of shares of Berkshire Hills Bancorp common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Berkshire Hills Bancorp common stock entitled to vote is represented in person or by proxy at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares of Berkshire Hills Bancorp common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote of a majority of the outstanding shares of Berkshire Hills Bancorp common stock entitled to vote at the meeting.  Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement.  Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by Berkshire Hills Bancorp Officers and Directors and by Factory Point Bancorp

As of July 13, 2007, directors and executive officers of Berkshire Hills Bancorp beneficially owned 326,834 shares of Berkshire Hills Bancorp common stock, not including shares that may be acquired upon the exercise of stock options.  This equals 3.7% of the outstanding shares of Berkshire Hills Bancorp common stock.  As of the same date, Factory Point Bancorp and its directors and executive officers did not beneficially own any shares of Berkshire Hills Bancorp common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Berkshire Hills Bancorp recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Berkshire Hills Bancorp shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.  Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and the proposal to adjourn the meeting.  If you are the record holder of your shares of Berkshire Hills Bancorp common stock and submit your proxy without specifying a voting instruction, your shares of Berkshire Hills Bancorp common stock will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.  Berkshire Hills Bancorp’s board of directors recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•                  filing with the Secretary of Berkshire Hills Bancorp a duly executed revocation of proxy;

•                  submitting a new proxy with a later date; or

•                  voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Berkshire Hills Bancorp, Inc.

Lisa J. Lescarbeau, Secretary

24 North Street

Pittsfield, Massachusetts 01201

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.  Berkshire Hills Bancorp does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

Berkshire Hills Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, MacKenzie Partners, Inc., a proxy solicitation firm, will assist Berkshire Hills Bancorp in soliciting proxies for the special meeting.  Berkshire Hills Bancorp will pay $9,600 for these services.  Berkshire Hills Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.  Additionally, directors, officers and employees of Berkshire Hills Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

RIGHTS OF DISSENTING SHAREHOLDERS

Under Delaware law, holders of Factory Point Bancorp common stock that do not wish to accept the merger consideration may elect to have the value of their shares of Factory Point Bancorp common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise such appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex D and incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

All references in Section 262 and in this summary to a “shareholder” are to the record holder of the shares of Factory Point Bancorp common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Factory Point Bancorp common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of Factory Point Bancorp’s special meeting, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to the Factory Point Bancorp shareholders of the availability of appraisal rights, and the applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Annex D.

Any Factory Point Bancorp shareholder wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•                                          The shareholder must deliver to Factory Point Bancorp a written demand for appraisal of its shares before the vote on the merger agreement at Factory Point Bancorp’s special meeting. This demand will be sufficient if it reasonably informs Factory Point Bancorp of the identity of the shareholder and that the shareholder intends by that writing to demand the appraisal of its shares.

•                                          The shareholder must not vote its shares of common stock in favor of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a Factory Point Bancorp shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. Voting against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be made in addition to and separate from any proxy you deliver or vote you cast in person.

•                                          The shareholder must continuously hold its shares from the date of making the written demand through the completion of the merger. A shareholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the merger will lose any right to appraisal in respect of those shares.

Only a shareholder of record of shares of Factory Point Bancorp common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should:

•                                          be executed by or on behalf of the shareholder of record, fully and correctly, as its name appears on the stock transfer records of Factory Point Bancorp;

•                                          specify the shareholder’s name and mailing address;

•                                          specify the number of shares of Factory Point Bancorp common stock owned by the shareholder; and

•                                          specify that the shareholder intends thereby to demand appraisal of its common stock.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A shareholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

Factory Point Bancorp, Inc.

4928 Main Street

P.O. Box 1567

Manchester Center, Vermont 05255

Attention: Edgar T. Campbell

Corporate Secretary

Within ten days after the completion of the merger, Berkshire must send a notice as to the completion of the merger to each of Factory Point Bancorp’s former shareholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of or consented to adoption of the merger agreement. Within 120 days after the completion of the merger, but not after that date, either Berkshire or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all shareholders demanding appraisal of their shares. Berkshire is under no obligation to, and has no present intent to file a petition for appraisal, and shareholders seeking to exercise appraisal rights should not assume that Berkshire Hills Bancorp will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Berkshire Hills Bancorp has no obligation to file a petition, the failure of affected shareholders to do so within the period specified could nullify any previous written demand for appraisal. Under the merger agreement, Factory Point Bancorp has agreed to give Berkshire Hills Bancorp prompt notice of any demands for appraisal it receives. Berkshire Hills Bancorp has the right to participate in all negotiations and proceedings with respect to demands for appraisal. Factory Point Bancorp will not, except with the prior written consent of Berkshire Hills Bancorp, make any payment with respect to any demands for appraisal, offer to settle, or settle, any demands.

Within 120 days after the completion of the merger, any shareholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from Berkshire Hills Bancorp, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Factory Point Bancorp received demands for appraisal and the aggregate number of holders of those shares. Berkshire Hills Bancorp must mail this statement to the shareholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

A shareholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Berkshire Hills Bancorp. Berkshire Hills Bancorp must, within twenty days of receipt of the petition, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to shareholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which shareholders are entitled to appraisal rights. The Delaware Court of Chancery may require shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any shareholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder. After determining what shareholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a shareholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Shareholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Shareholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Any shareholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, shareholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

Any shareholder may withdraw its demand for appraisal and accept the merger consideration by delivering to Berkshire Hills Bancorp, within sixty days of the effective date of the merger, a written withdrawal of the shareholder’s demands for appraisal. Any attempt to withdraw made more than sixty days after the effective date of the merger will require written approval of Berkshire Hills Bancorp. Moreover, no appraisal proceeding before the Delaware Court of Chancery as to any shareholder shall be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If Berkshire Hills Bancorp does not approve a shareholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are a Factory Point Bancorp shareholder and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

DESCRIPTION OF THE MERGER

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of Factory Point Bancorp with and into Berkshire Hills Bancorp, with Berkshire Hills Bancorp as the surviving entity.  Immediately following the merger of Factory Point Bancorp with Berkshire Hills Bancorp, Factory Point National Bank will merge with and into Berkshire Bank, with Berkshire Bank as the surviving entity.

Background of the Merger

At a regularly scheduled meeting on November 28, 2006, the Factory Point Bancorp board of directors discussed competitive pressures and other challenges to sustained growth facing Factory Point Bancorp.  The board took note of the drop in Factory Point Bancorp’s stock price from approximately $17.00 per share a year earlier to the approximate $14.00 per share trading price at the time of the meeting.  David Budd of McConnell, Budd & Romano, financial advisor to Factory Point Bancorp, presented the board with an analysis of New England and Vermont peer banks and information on Northeast merger and acquisition transactions.  He reviewed information about potential acquirers of Factory Point Bancorp and the impact of a potential acquisition on Factory Point Bancorp.  David Budd also presented a present value analysis of Factory Point Bancorp stock using different growth rates and return on asset benchmarks.  The board discussed the adverse effects on Factory Point Bancorp of the Vermont economy, shrinking customer loyalty and competition.  As a result of discussions at this November 28 meeting, it was agreed that management would present a strategic and financial plan at the next board meeting with realistic growth rates for loans, deposits and earnings.

At a meeting of the Factory Point Bancorp board of directors on January 16, 2007, the board heard presentations from Charles J. Ferry of Rhoads & Sinon LLP, outside legal counsel to Factory Point Bancorp, on the fiduciary duty of a board of directors and from David Budd on strategic options, including a confidential controlled market check that could permit the board to test the potential benefits of a strategic plan against the benefits of a sale transaction.  The Factory Point Bancorp board discussed the unique Factory Point Bancorp shareholder base comprised of significant blocks of shares held by individual shareholders and the feelings of at least some shareholders that Factory Point Bancorp should be sold.  It was also noted that a continued strategy of independence posed a risk to the future stock price if Factory Point Bancorp could not achieve the strategic plan growth targets on which a decision to remain independent would be based.  After discussion of the pros, cons and limitations of a confidential controlled market check, the Factory Point Bancorp board scheduled a special meeting for January 30, 2007 to continue review and discussion of strategic alternatives and the possibility of a market check.

At a meeting held on January 30, 2007, the Factory Point Bancorp board of directors discussed the characteristics of the Factory Point Bancorp shareholder base, the board’s belief that future liquidity was important to many of the Factory Point Bancorp shareholders, and the difficult challenges faced by Factory Point Bancorp in achieving satisfactory future growth in its current markets.  The board was concerned with the need to maintain control of its strategic planning process, including consideration of strategic alternatives if acceptable future earnings growth realistically could not be achieved.  After discussion, the board unanimously approved working with David Budd to conduct a confidential controlled market check while at the same time directing management to develop a three-year strategic plan.  A special meeting of the Factory Point Bancorp board of directors was called for February 6, 2007.

At a special board meeting on February 6, 2007, the Factory Point Bancorp board determined that the full board, rather than a committee of the board, would serve as a “strategic planning committee” to consider strategic alternatives and oversee the controlled market check.  At this meeting, David Budd advised the board of difficulties Factory Point Bancorp would face in growing by acquisitions, especially in light of the depressed Factory Point Bancorp stock price and low price/earnings ratio.  He reviewed with the board the procedures to be followed in the confidential controlled market check approved at the January 30 meeting.  The chief executive officers of selected financial institutions were to be screened by David Budd for interest in considering an acquisition of Factory Point Bancorp.  If they expressed any interest they would be asked to sign a confidentiality agreement and then provided with information on Factory Point Bancorp.  If they have an interest in proceeding further, they would be asked to submit a non-binding indication of interest.  David Budd reviewed for the board the financial institutions he proposed to contact as part of the market check.  After discussion, the Factory Point Bancorp board agreed on the institutions to be contacted in the market check.

At a meeting of the Factory Point Bancorp board acting as the strategic planning committee on March 20, 2007, David Budd reported on the results of the market check.  Of the eleven financial institutions contacted, nine had signed confidentiality agreements and requested additional information, three had submitted written non-binding expressions of interest and one had submitted an oral non-binding expression of interest.  David Budd reviewed for the board the financial terms of the expressions of interest and how the indicated parties compared to the potential return to Factory Point Bancorp shareholders of the Factory Point Bancorp stock price and dividend stream over the next five years using different assumed growth rates and discount values.  Charles Ferry reviewed for the board the non-financial terms and conditions of the written expressions of interest.  Upon the recommendation of David Budd, the Factory Point Bancorp board determined to narrow the list of potential acquirers to two (one of which was Berkshire Hills Bancorp), invite them to resubmit their proposals and invite the chief executive officers of the two potential acquirers to make presentations to the Factory Point Bancorp board of directors, after which negotiations could proceed if so determined by the Factory Point Bancorp board.

On March 29, 2007, the Factory Point Bancorp board of directors, acting as the strategic planning committee, heard separate presentations from the CEO’s of the two finalists, including Michael P. Daly of Berkshire Hills Bancorp.  David Budd presented a comparison of the two expressions of interest.  At the conclusion of the meeting, all of the directors present (one director was absent) unanimously indicated a preference for Berkshire Hills Bancorp and requested that David Budd attempt to negotiate a higher price from Berkshire Hills Bancorp than the $19.00, with 75% stock and 25% cash, proposed by Berkshire Hills Bancorp.

The Factory Point Bancorp board of directors met as the strategic planning committee again on April 5, 2007 to consider a revised offer from Berkshire Hills Bancorp.  Berkshire Hills Bancorp had increased its original offer of $19.00 per share, 75% stock and 25% cash, to $19.50, with 80% stock and 20% cash, with a fixed exchange ratio to be fixed as of the date of execution of the definitive merger agreement.  After discussion, the Factory Point Bancorp board of directors, with one abstention, authorized management to move forward with due diligence on Berkshire Hills Bancorp and negotiation of a definitive merger agreement with Berkshire Hills Bancorp.

Factory Point Bancorp’s management and legal and financial advisors then proceeded to conduct due diligence and engage in negotiations of a definitive merger agreement with Berkshire Hills Bancorp and its advisors.  Factory Point Bancorp and its advisors completed a due diligence review of Berkshire Hills Bancorp during April 2007.  During this period, negotiations took place concerning the terms of the definitive merger agreement, including, among others, how the price of Berkshire Hills Bancorp common stock would be set for purposes of the proposed fixed exchange ratio equal to $19.50 per share in value, severance benefits for Factory Point Bancorp employees who would not be retained by Berkshire Hills Bancorp after the transaction, the respective rights of the parties to terminate the merger agreement under specified circumstances and the size of the breakup or termination fee to be paid by Factory Point Bancorp under certain circumstances involving another acquisition proposal considered superior by Factory Point Bancorp.

On May 2, 2007, Berkshire Hills Bancorp submitted a revision to its non-binding expression of interest proposing to fix the exchange ratio at 0.5844 shares of Berkshire Hills Bancorp common stock per share of Factory

Point Bancorp common stock based on the average closing price of Berkshire Hills Bancorp over the prior 30 days.  This proposal was incorporated into the draft definitive merger agreement.

A special meeting of the Factory Point Bancorp board of directors was held on May 14, 2007.  At this time, the board considered the draft definitive merger agreement with Berkshire Hills Bancorp that had been negotiated.  David Budd and Thomas Romano of McConnell, Budd & Romano presented to the board of directors McConnell, Budd & Romano’s analysis of the proposed transaction and rendered McConnell, Budd & Romano’s oral opinion that the consideration to be received by Factory Point Bancorp shareholders in the proposed merger with Berkshire Hills Bancorp was fair, from a financial point of view, to Factory Point Bancorp shareholders.  Charles Ferry reviewed for the board of directors the terms of the draft merger agreement and related documents, including voting and affiliates agreements that Berkshire Hills Bancorp was requesting be signed by certain directors.  After discussion, the Factory Point Bancorp board of directors unanimously approved the merger agreement with Berkshire Hills Bancorp and recommended approval of the agreement by the Factory Point Bancorp shareholders.

The Berkshire Hills Bancorp board of directors had previously unanimously approved the definitive merger agreement and related documents and authorized the execution of the merger agreement. After the close of the financial markets on May 14, 2007, Berkshire Hills Bancorp and Factory Point Bancorp executed the merger agreement and, before the opening of the financial markets on May 15, 2007, issued a joint press release publicly announcing the transaction.

Factory Point Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors

At its meeting on May 14, 2007, the Factory Point Bancorp board of directors determined that the terms of the merger agreement and the merger transaction with Berkshire Hills Bancorp were advisable and in the long-term best interests of the Factory Point Bancorp shareholders. In making this determination, the board concluded that the merger with Berkshire Hills Bancorp was preferable to the other alternatives available to Factory Point Bancorp and to the prospects of continuing to operate Factory Point Bancorp as an independent community-focused banking institution.

In the course of reaching its decision to approve the merger agreement, the Factory Point Bancorp board of directors consulted with McConnell, Budd & Romano, its financial adviser, and Rhoads & Sinon, its legal counsel. The board considered, among other things, the factors described above and the following:

•                  the terms of the merger agreement and the transactions contemplated by the merger;

•                  the historical trading ranges and dividends for Berkshire Hills Bancorp common stock and the consideration to be received by Factory Point Bancorp shareholders in the merger;

•                  the board’s review of Berkshire Hills Bancorp’s business prospects and financial condition, including its future prospects;

•                  the historical trading ranges and dividends for Factory Point Bancorp common stock;

•                  the opinion of McConnell, Budd & Romano that the consideration in the merger was fair to Factory Point Bancorp’s shareholders from a financial point of view;

•                  the board’s understanding of the limitations of further growth prospects of Factory Point Bancorp if it remained independent;

•                  the response to the controlled market check undertaken by Factory Point Bancorp;

•                  the alternatives of Factory Point Bancorp continuing as an independent community-focused banking company or combining with other potential merger partners, as compared to the effect of Factory Point Bancorp combining with Berkshire Hills Bancorp pursuant to the merger agreement;

•                  the potential for long-term appreciation in the price of Berkshire Hills Bancorp common stock;

•                  the liquidity offered by Berkshire Hills Bancorp common stock compared to the lack of liquidity of Factory Point Bancorp’s common stock;

•                  the ability of Berkshire Hills Bancorp to pay the merger consideration;

•                  the opportunity to broaden products and services offered to customers by combining with a larger institution;

•                  the compatibility of the cultures of the two companies;

•                  the fact that 20% of the merger consideration will be composed of cash at $19.50 per share, thereby permitting Factory Point Bancorp shareholders who wished to receive cash as opposed to Berkshire Hills Bancorp stock to elect an all cash exchange or an exchange composed of part Berkshire Hills Bancorp common stock and part cash, subject to the election, allocation and proration provisions of the merger agreement;

•                  Berkshire Hills Bancorp’s agreement that one director from Factory Point Bancorp’s board of directors will be appointed to the Berkshire Hills Bancorp board and the Berkshire Bank board;

•                  Berkshire Hills Bancorp’s agreement that one director from Factory Point would be recommended for appointment to Berkshire Hills Foundation that will make contributions to organizations and programs in the markets served by the combined company;

•                  the relatively low level of cost savings that Berkshire Hills Bancorp will need to generate to make the transaction accretive to earnings of the combined company;

•                  the fact that Factory Point Bancorp employees who did not continue as Berkshire Hills Bancorp employees will be entitled to receive a minimum of four weeks and a maximum of 52 weeks of severance pay;

•                  the significant number of Factory Point Bancorp employees that were expected to be retained by the combined company after consummation of the merger;

•                  the prices, multiples of earnings per share and premiums over book value and market value paid in other recent acquisitions of financial institutions in the New England and Northeast region;

•                  the customer orientation of Berkshire Hills Bancorp;

•                  the pro forma financial effects of the proposed transaction, including the potential cost savings (resulting from efficiencies, consolidations and other cost savings) and enhanced revenue anticipated from the transaction and the effects of the transaction on the risk-based and leverage capital of the combined institution;

•                  the fact that Factory Point Bancorp shareholders who receive stock will have the ability to continue to participate in the growth of the combined company on a tax-deferred basis and also will benefit as a result of the significantly greater liquidity of the trading market for Berkshire Hills Bancorp common stock;

•                  the provision of the merger agreement permitting the Factory Point Bancorp board of directors to terminate the merger agreement if both the average closing price of Berkshire Hills Bancorp common stock during a measurement period ending ten businesses days before the closing is less than $28.36 and the Berkshire Hills Bancorp common stock underperforms a weighted average price of a predetermined list of 17 thrift and bank holding companies between the date of the merger agreement and the measurement period by 20%, unless Berkshire Hills Bancorp agrees to increase the exchange ratio pursuant to a formula specified in the merger agreement;

•                  the provision of the merger agreement permitting the Factory Point Bancorp board of directors to consider a superior acquisition proposal under specified conditions; and

•                  the fact that the termination fee provision of the merger agreement requiring Factory Point Bancorp to pay Berkshire Hills Bancorp $3,600,000 upon the occurrence of certain triggering events could have the effect of discouraging superior proposals for a business combination of Factory Point Bancorp and a third party.

The foregoing discussion of the information and factors considered by the Factory Point Bancorp board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Factory Point Bancorp board of directors. In reaching its determination to approve and recommend the transaction, the Factory Point Bancorp board of directors did not assign any relative or specific weights to the foregoing factors and individual directors may have given differing weights to different factors.

After deliberating with respect to the merger transaction with Berkshire Hills Bancorp, considering, among other things, the matters discussed above and the opinion of McConnell, Budd & Romano referred to above, the Factory Point Bancorp board of directors unanimously approved and adopted the merger agreement and the merger transaction with Berkshire Hills Bancorp.

Opinion of Factory Point Bancorp’s Financial Advisor

On May 14, 2007, McConnell, Budd & Romano, Factory Point Bancorp’s financial advisor, delivered its oral opinion to the board of directors of Factory Point Bancorp that as of that date, the merger consideration to be received by Factory Point Bancorp shareholders was fair, from a financial point of view, to the shareholders of Factory Point Bancorp.  The oral opinion was subsequently confirmed in writing and is attached to this document as Annex C.

Pursuant to the merger agreement, Factory Point Bancorp shareholders will receive 0.5844 shares of Berkshire Hills Bancorp common stock in exchange for each share of Factory Point Bancorp common stock or cash in the amount of $19.50 per share.  The exchange ratio is not subject to adjustment other than to the limited extent that Berkshire Hills Bancorp has an option to increase the exchange ratio if Factory Point Bancorp exercises its right to terminate the merger agreement.  Because the exchange ratio has been fixed, the market value of the stock portion of the consideration to be paid to Factory Point Bancorp shareholders will fluctuate daily with changes in the stock price of Berkshire Hills Bancorp from the time of announcement up until the closing (see Fluctuating Value of Stock Portion of Consideration).  The value of the cash consideration remains fixed at $19.50 per share and will not fluctuate.  It is not possible to predict whether the market value of the fixed exchange ratio common stock consideration will be greater than, equal to or less than $19.50 per share as of the closing date.  To the extent a shareholder of Factory Point Bancorp elects to exchange their shares for Berkshire common stock, they will, in effect, become a proxy shareholder of Berkshire as of the time they elect and are allocated Berkshire common stock.  Factory Point Bancorp shareholders also need to be aware of the potentially different tax treatment that may result from the receipt of common stock as compared to cash.  Each shareholder is encouraged to consult with their tax advisor in connection with this matter.

On an aggregate basis, using 4,096,273 Factory Point Bancorp shares outstanding as of April 30, 2007, the closing market price of Berkshire Hills Bancorp of $32.95 on May 11, 2007 (the last trading day before the merger agreement was signed), and assuming 80% of outstanding shares receive stock, the amount of stock consideration equates to a value of approximately $63,102,201.  Assuming 20% of outstanding shares receive cash, the aggregate amount of cash consideration to be paid to Factory Point Bancorp shareholders is approximately $15,975,465.  This equates to a total transaction value of approximately $79,077,665, or a blended (stock and cash) per share value of $19.30, not including option shares.  The total approximate transaction value, including the economic value of outstanding Factory Point Bancorp options, is $81,458,671 (assuming 318,914 options with a weighted average exercise price of $11.79 per share as of April 30, 2007).

The opinion of McConnell, Budd & Romano as to the fairness of the merger consideration was based on a number of factors, including the following:

•                  an analysis of the historical and projected future contributions to taxable recurring earnings by the parties;

•                  an analysis of the possible future earnings per share for the parties on both a combined and a stand-alone basis using the purchase method of accounting;

•                  consideration of the anticipated dilutive or accretive effects of the prospective transaction on future earnings per share equivalent of Berkshire Hills Bancorp;

•                  consideration of the prospects for the parties to achieve certain operational cost savings as a result of the transaction;

•                  consideration of the total equity capitalization, the tangible equity capitalization, the current risk based capital adequacy and the projected adequacy thereof for the combined company;

•                  the composition of loan portfolios and the methodology of creating reserves for loan and lease losses used by the parties;

•                  respective management opinions of the apparent adequacy of the reserves for loan and lease losses, as of a point in time for each of the parties;

•                  the apparent relative asset quality of the respective loan portfolios as disclosed by the parties;

•                  a review of the composition and maturity structure of the deposit bases of each of the parties;

•                  consideration of the liquidity position and liquidity strategy being pursued by each of the parties;

•                  analysis of the historical trading range, trading patterns, institutional ownership, and apparent relative liquidity of the common shares of Berkshire Hills Bancorp;

•                  consideration of the pro forma market capitalization of the anticipated combination; and

•                  contemplation of other factors, including certain intangible factors.

With respect to the pending merger with Berkshire Hills Bancorp, McConnell, Budd & Romano participated directly and indirectly in negotiations during the months of February through May 2007.  McConnell, Budd & Romano participated in the due diligence process during April 2007 and presented its findings to the Factory Point Bancorp board of directors on May 14, 2007.  On May 14, 2007, McConnell, Budd & Romano issued its oral fairness opinion to the Factory Point Bancorp board of directors that the total merger consideration to be received from Berkshire Hills Bancorp was fair, from a financial point of view, to Factory Point Bancorp shareholders.  McConnell, Budd & Romano has acted on a contractual basis as a financial advisor to Factory Point Bancorp since August 1999.

McConnell, Budd & Romano was retained based on its qualifications and experience in the financial analysis of financial services holding companies, banking and thrift institutions generally, its knowledge of the Northeast regional banking market in particular and of the Eastern United States banking markets in general, as well as its experience with merger and acquisition transactions involving financial institutions.  As a part of this investment banking business, McConnell, Budd & Romano is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, private placements, and valuations for investment, corporate, estate and other purposes.

McConnell, Budd & Romano maintains an affiliation with each of Highlander Capital Group, Inc., a registered broker-dealer, and Highlander Capital Management, LLC, a registered investment advisory firm (together, “Highlander”), pursuant to which certain employees of McConnell, Budd & Romano are also employees or associated persons of Highlander.  In the ordinary course of its business, Highlander may, from time to time, own the securities of Berkshire Hills Bancorp or Factory Point Bancorp for its own account, for the accounts of its customers and the customers of McConnell, Budd & Romano, and for the accounts of the individual employees of Highlander and/or McConnell, Budd & Romano.  Accordingly, Highlander and/or McConnell, Budd & Romano and their respective employees may, from time to time, have a long or short position in, and buy or sell debt or equity securities of, Berkshire Hills Bancorp or Factory Point Bancorp.  David Budd, a principal of McConnell, Budd & Romano, owns 21,000 share of Factory Point Bancorp common stock.

The full text of McConnell, Budd & Romano’s opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by McConnell, Budd & Romano, is attached to this document as Annex C.  McConnell, Budd & Romano urges Factory Point Bancorp shareholders to read both the opinion in its entirety and this document in its entirety.  The opinion of McConnell, Budd & Romano is directed to the financial fairness of the consideration offered to Factory Point Bancorp shareholders in the transaction as provided and described in the merger agreement dated as of May 14, 2007, and does not constitute a recommendation to any holder of Factory Point Bancorp common stock as to how such holder should vote at the Factory Point Bancorp shareholders meeting.  The summary of the opinion and the matters considered in McConnell, Budd & Romano’s analysis set forth in this document are qualified in their entirety by reference to the text of the opinion itself.  The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to McConnell, Budd & Romano through the date of the opinion.  In terms of the analytical process followed, no limitations were imposed by the Factory Point Bancorp board upon McConnell, Budd & Romano with respect to the investigations made, matters considered or procedures followed in the course of rendering the opinion.

In arriving at its opinion, McConnell, Budd & Romano considered the following:

•                  the draft merger agreement by and between Factory Point Bancorp and Berkshire Hills Bancorp presented to the Factory Point Bancorp board of directors at its meeting of May 14, 2007;

•                  Factory Point Bancorp’s annual reports to shareholders for 2006, 2005 and 2004;

•                  Factory Point Bancorp’s internal financial statements as provided by management for the first calendar quarter of 2007;

•                  Berkshire Hills Bancorp’s annual reports to shareholders for 2006, 2005 and 2004;

•                  Berkshire Hills Bancorp’s annual reports on Form 10-K for 2006, 2005 and 2004;

•                  Berkshire Hills Bancorp’s quarterly report on Form 10-Q for the first calendar quarter of 2007;

•                  discussions relating to the business, earnings expectations, assets, liabilities, reserves for loan and lease losses and general prospects of the respective companies;

•                  the recent historical record of reported prices, trading volume and trading patterns for Berkshire Hills Bancorp common stock;

•                  the recent historical record of cash and stock dividend payments for the respective companies;

•                  discussions with certain members of the senior management of the companies concerning the past and current results of their respective operations and current financial condition and management’s opinion of future prospects;

•                  anecdotal information, supplemented by the analysis of certain available demographic data, with request to the current state of and future prospects for the economy of the Northeastern United States generally and the relevant market areas for Factory Point Bancorp and Berkshire Hills Bancorp in particular; and

•                  such other studies and analyses as McConnell, Budd & Romano considered appropriate under the circumstances associated with this particular transaction.

McConnell, Budd & Romano’s opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the financial services industry generally.  For purposes of rendering its opinion, McConnell, Budd & Romano has assumed and relied upon the accuracy and completeness of the information provided to it by Factory Point Bancorp and Berkshire Hills Bancorp and does not assume any responsibility for the independent verification of such information.  In the course of rendering its opinion, McConnell, Budd & Romano has not completed any independent valuation or appraisal of any of the assets or liabilities of either Factory Point Bancorp or Berkshire Hills Bancorp and has not been provided with such valuations or appraisals from any other source.  With respect to any forecasts considered by McConnell, Budd & Romano in the course of rendering its opinion, McConnell, Budd & Romano has assumed without independent verification that such forecasts have been reasonably prepared to reflect the best currently available estimates and judgments of the parties making such forecasts.

The following is a summary of the material analyses employed by McConnell, Budd & Romano in connection with rendering its opinion.  Given that it is a summary, it is not a complete and comprehensive description of all of the analyses performed, or an enumeration of all the matters considered by McConnell, Budd & Romano in arriving at its opinion.  The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the circumstances associated with a specific transaction.  Therefore, such an opinion is not readily susceptible to a summary description.  In arriving at its fairness opinion, McConnell, Budd & Romano did not attribute any particular weight to any one specific analysis or factor considered by it and made a number of qualitative as well as quantitative judgments as to the significance of each analysis and factor.  Therefore, McConnell, Budd & Romano recommends that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion.  In its analyses, McConnell, Budd & Romano has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of Factory Point Bancorp, Berkshire Hills Bancorp and McConnell, Budd & Romano.  Any estimates which are referred to in McConnell, Budd & Romano’s analyses are not necessarily indicative of actual values or predictive of future results or values.  Future results and values may vary significantly from any estimates set forth.

Fluctuating Value of Stock Portion of Consideration

The exchange ratio at which Factory Point Bancorp shareholders will exchange Factory Point Bancorp common stock for Berkshire Hills Bancorp common stock is fixed at 0.5844, although pursuant to the terms of the merger agreement, Berkshire Hills Bancorp does have an option to increase the exchange ratio in response to a termination notice from Factory Point Bancorp as a result of a price decline.  Consequently, the total value of the stock portion of the consideration will fluctuate with fluctuations in the price of Berkshire Hills Bancorp common stock.  McConnell, Budd & Romano analyzed potential total transaction values for Factory Point Bancorp using various prices for Berkshire Hills Bancorp.  The following table illustrates these potential transaction values in the aggregate, with the total transaction value for any given Berkshire Hills Bancorp market price exclusive of the economic value of the conversion of outstanding Factory Point Bancorp option shares.

Potential Aggregate Transaction Values to be Received by Factory Point Bancorp Shareholders

Berkshire Hills Bancorp Stock Price	Fixed Exchange Ratio	Stock Portion Value per Share	Cash Portion Value per Share	Total Transaction Value(1)	Total Transaction Value Per Share(2)
$40.04	0.5844	$23.40	$19.50	$92,663,311	$22.62
38.38	0.5844	22.43	19.50	89,467,984	21.84
36.71	0.5844	21.45	19.50	86,272,657	21.06
33.37	0.5844	19.50	19.50	79,882,003	19.50
30.03	0.5844	17.55	19.50	73,491,349	17.94
28.36	0.5844	16.58	19.50	70,296,022	17.16
26.70	0.5844	15.60	19.50	67,100,695	16.38

(1)            Exclusive of value of converted options.  Based on 4,096,273 shares of Factory Point Bancorp common stock outstanding as of April 30, 2007 and assumes 80% are exchanged for Berkshire Hills Bancorp common stock at the fixed exchange ratio and 20% are exchanged for $19.50 per share in cash.

(2)            Calculated by dividing the total transaction value in the previous column by 4,096,273, the number of shares of Factory Point Bancorp common stock outstanding as of April 30, 2007.

The examples above are intended to be illustrative only.  The per share value of the merger consideration that you actually receive will be based on the price of  Berkshire Hills Bancorp common stock at the time of closing times the exchange ratio, plus the percentage of cash received at $19.50 per share.  Therefore, if the price of Berkshire Hills Bancorp stock is above $33.37, the stock value per share of Factory Point Bancorp will be greater than $19.50.  If the price of Berkshire Hills Bancorp is less than $33.37, the stock value per share of Factory Point Bancorp will be less than $19.50.

If at any time during the five day period commencing with the last day of the measurement period (as defined in the merger agreement) the price of Berkshire Hills Bancorp stock is less than $28.36 and Berkshire Hills Bancorp common stock underperforms a bank peer index, as defined in the merger agreement, by more than 20%, Factory Point Bancorp has the right to terminate the transaction.  In the event Factory Point Bancorp elects to terminate, Berkshire Hills Bancorp will have the option to increase the fixed exchange ratio to equal the lesser of (x) a number obtained by dividing (A) the product of $28.36 and the exchange ratio by (B) the Berkshire Hills Bancorp price and (y) a number obtained by dividing (A) the product of the Index Ratio (as defined in the merger agreement) and the exchange ratio by (B) the Berkshire Hills Bancorp Bancorp Ratio (as defined in the merger agreement).  The per share cash value of the consideration is fixed at $19.50 and will not fluctuate.

As of June 4, 2007, a date proximate to the date of this document, Berkshire Hills Bancorp closing price was $32.76, equating to a stock value per share of $19.14 (0.5844 x $32.76) and an aggregate transaction value (exclusive of the value of converted options) of approximately $78,713,798.

Upstream Analysis

McConnell, Budd & Romano examined the hypothetical competitive acquisition capacity of other potential buyers in the New England and New York marketplaces that would logically be interested in acquiring Factory Point Bancorp across a range of purchase prices and transaction structures.  The customary measures of financial impact of a potential merger were evaluated, including but not limited to, earnings per share dilution or accretion, book value and tangible book value dilution or accretion, the earnings impact of core deposit intangible amortization expense, resultant tangible capital ratios and reasonable levels of cost savings that may be achieved.  Berkshire Hills Bancorp represented a competitive buyer in this regard, and compared favorably against other potential buyers for all of these measures.

Forecasted Pro Forma Financial Analysis

McConnell, Budd & Romano analyzed the estimated financial impact of the merger on Berkshire Hills Bancorp’s earnings per share for 2007 and book value and tangible book value per share.  For the purpose of this analysis, McConnell, Budd & Romano used the mean earnings per share estimate for Berkshire Hills Bancorp for 2007 and management’s internal projection for forecasted earnings per share for Factory Point Bancorp.  McConnell, Budd & Romano assumed that the merger will result in cost savings.  The analysis indicated that the transaction is expected to be accretive within the first full year of combined operations.

With respect to pro forma capital adequacy, the analysis indicated that Berkshire Bank’s leverage ratio, tier one risk based capital ratio and total risk based capital ratio would all remain above regulatory minimums for well-capitalized institutions.

Discounted Earnings Stream and Terminal Value Analysis

McConnell, Budd & Romano conducted an analysis that estimated the present value of a future stream of after-tax earnings of Factory Point Bancorp through December 31, 2011, utilizing various assumptions and earnings projections provided by Factory Point Bancorp management, in order to value the company on a stand-alone basis going forward.  The purpose of this analysis is to compare the discounted present values at the end of five years with the per share consideration value of the merger.  In evaluating Factory Point Bancorp’s projected earnings stream across a five year time horizon, McConnell, Budd & Romano utilized internal forecasted net income for 2007, a 4% growth rate in earnings for subsequent years, and a 50% constant dividend payout ratio.

To approximate the terminal value of Factory Point Bancorp common stock at December 31, 2011, McConnell, Budd & Romano applied a range of price/earnings multiples, focusing on 14 x to 18 x.  The earnings stream was then discounted to present values using a range of discount rates, focusing on 9% to 11%.  A discount rate is applied to future earnings streams, consisting of essentially a risk-free rate of return, such as the 10 year treasury bond, plus an additional risk premium.  The discount rate on this basis equals approximately 10.0%  The lower the discount rate, the higher the present value; the higher the discount rate, the lower the present value.  McConnell, Budd & Romano examined the following present values per share:

Price/Earnings Multiple
Discount Rate	14 x	15 x	16 x	17 x	18 x
9.0%	$14.85	$15.74	$16.62	$17.51	$18.39
10.0	14.23	15.08	15.93	16.77	17.62
11.0	13.65	14.46	15.26	16.07	16.88

The resulting calculated values across the range of price/earnings multiples and discount rates, as illustrated in the above table, range from $13.65 to $18.39.  Using the closing market price of $32.95 for Berkshire Hills Bancorp stock on May 11, 2007 and the fixed exchange ratio of 0.5844, the implied blended (stock and cash) per share value in the merger, excluding the economic value of converted stock options, is $19.30.  This value falls above the range of calculated values for Factory Point Bancorp on a stand-alone basis, suggesting that Factory Point Bancorp shareholders’ interests are better served by completing the proposed transaction than they might be remaining independent based on the assumptions used.  As of June 4, 2007, a date proximate to the mailing of this document, the implied blended per share value in the merger is $19.22, using a closing price of $32.76 for Berkshire Hills Bancorp common stock on the same date.  This value also falls above the range of calculated values for Factory Point Bancorp on a stand-alone basis.

McConnell, Budd & Romano emphasizes that terminal value analysis is a widely used valuation methodology, but the results of such methodology are dependent upon the numerous assumptions made.  The results of such analysis may not be indicative of actual values or future results.

Analysis of Comparable Transactions

McConnell, Budd & Romano is reluctant to place excessive emphasis on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases.  McConnell, Budd & Romano believes that this analysis frequently fails to adequately take into consideration such factors as:

•                  differences in the underlying capitalization of the comparable institutions which are being acquired;

•                  differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

•                  failure to exclude non-recurring profit or loss items from the last twelve months’ earnings streams of target companies which can distort apparent earnings multiples;

•                  differences in the form or forms of consideration used to complete the transaction; and

•                  such less accessible factors as the relative population, business and economic demographics of the acquired entities’ markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

With these reservations in mind, McConnell, Budd & Romano nonetheless examined statistics associated with other merger and acquisition transactions.  The following criteria were utilized to create the sample:

•                  commercial banks;

•                  announcement dates of June 30, 2006 through May 10, 2007; and

•                  northeast region of the United States.

The above criteria generated a list of 21 transactions as follows:

Buyer	Seller	Seller State	Date Announced	Deal Value ($M)
Susquehanna Bancshares Inc.	Community Banks Inc.	PA	04/30/2007	852.3
New Hampshire Thrift Bancshares	First Community Bank	VT	04/16/2007	16.8
Bradford Bancorp Inc.	Patapsco Bancorp Inc.	MD	03/19/2007	45.3
BankFive MHC	New Bedford Community Bancorp	MA	02/20/2007	12.5
Chittenden Corp.	Merrill Merchant Bancshares	ME	01/18/2007	109.6
UCBH Holdings Inc.	CAB Holding LLC	DE	01/10/2007	130.7
Community Bank System Inc.	TLNB Financial Corp.	NY	01/09/2007	17.6
Northwest Bancorp Inc. (MHC)	Penn Laurel Financial Corp.	PA	01/04/2007	32.7
Citizens & Northern Corp.	Citizens Bancorp Inc.	PA	12/21/2006	29.1
Merrimack Bancorp MHC	Bow Mills Bank & Trust	NH	12/14/2006	22.4
New Hampshire Thrift Bancshares	First Brandon Financial Corp.	VT	12/14/2006	21.2
Butler Bancorp MHC	Marlborough Bancorp	MA	12/13/2006	NA
Sandy Spring Bancorp Inc.	CN Bancorp Inc.	MD	12/13/2006	44.2
New England Bancshares	First Valley Bancorp, Inc.	CT	11/21/2006	25.6
Provident Financial Services	First Morris Bank & Trust	NJ	10/15/2006	124.2
Lehman Brothers Holdings Inc.	Capital Crossing Bank	MA	09/19/2006	210.1
Community Banks Inc.	East Prospect State Bank	PA	09/12/2006	21.5
Conestoga Bancorp Inc.	PSB Bancorp Inc.	PA	08/30/2006	93.9
Community Bank System Inc.	ONB Corporation	NY	08/02/2006	15.7
Gardiner Savings Institution FSB	First Citizens Bank	ME	07/26/2006	20.9
New Alliance Bancshares Inc.	Westbank Corp.	MA	07/18/2006	116.5
		Source: SNL Financial

The table that follows illustrates the resultant multiples on customary measures of transaction value and compares them to the proposed merger between Berkshire Hills Bancorp and Factory Point Bancorp.  McConnell, Budd & Romano assumed a transaction value of $19.30 per share for Berkshire Hills Bancorp and Factory Point Bancorp, which represents the blended (stock and cash) transaction value per share, excluding stock options, and based on the closing market price of Berkshire Hills Bancorp on May 11, 2007.  In addition, considering Factory Point Bancorp’s historical and current high level of profitability (based on ROAA and ROAE), it was appropriate to evaluate average multiples for the specific transactions in which the seller was “high performing” (ROAA > = 1.00%).  McConnell, Budd & Romano found this group of transactions to be most comparable to Berkshire Hills Bancorp/Factory Point Bancorp.  An important element of this analysis is to recognize that a transaction with an underperforming bank seller will often result in an artificially inflated price/earnings multiple.

Transaction Multiples
Transactions Announced Between 06/30/06 through 05/10/07

Seller	Deal Value ($M)	Price/Trailing 12 Months Earnings (x)	Price/Tang. Book Value (%)	Price/ Assets (%)	Core Deposit Premium (%)
Community Banks Inc.	852.3	19.86	NA	23.48	NA
First Community Bank	16.8	NM	205.96	20.11	15.27
Patapsco Bancorp Inc.	45.3	30.26	277.78	18.35	17.95
New Bedford Community Bancorp	12.5	18.68	168.37	18.07	9.27
Merrill Merchants Bancshares	109.6	17.70	295.27	24.63	NA
CAB Holding LLC	130.7	48.57	334.36	40.64	44.10
TLNB Financial Corp.	17.6	33.08	242.22	16.99	14.92
Penn Laurel Financial Corp.	32.7	15.90	180.97	15.17	9.52
Citizens Bancorp Inc.	29.1	20.14	159.41	20.38	11.93
Bow Mills Bank & Trust	22.4	25.29	221.10	18.00	11.37
First Brandon Financial Corp.	21.2	16.98	200.69	21.33	13.33
Marlborough Bancorp	NA	NA	NA	NA	NA
CN Bancorp Inc.	44.2	30.10	209.78	29.23	20.40
First Valley Bancorp, Inc.	25.6	26.49	226.99	13.84	10.40
First Morris Bank & Trust	124.2	46.79	327.61	21.76	18.74
Capital Crossing Bank	210.1	12.99	205.20	19.90	NM
East Prospect State Bank	21.5	20.38	153.17	37.40	19.49
PSB Bancorp Inc.	93.9	NM	NA	16.69	NA
ONB Corporation	15.7	20.98	167.85	16.41	8.38
First Citizens Bank	20.9	27.31	166.03	15.47	7.56
Westbank Corp.	116.5	24.21	304.23	14.17	16.75

Mean	98.1	25.32	224.83	21.10	15.59
Median	30.9	22.60	207.87	19.13	14.13

Factory Point Bancorp Bancorp	80.4	17.71	304.42	23.30	19.87

Mean High Performing Banks(1)	204.5	17.77	204.54	24.14	14.03
Median High Performing Banks(1)	65.6	18.19	200.69	22.41	13.33
			Source: SNL Financial

(1)             High Performing Bank = ROAA > = 1.00%

To gain additional perspective and to further highlight the “high performing” bank targets that comprise the averages in the above table, McConnell, Budd & Romano compared the underlying financial characteristics of the target companies to Factory Point Bancorp:

Selected Financial Data for Target Companies at Time of Announcement
Transactions Announced Between 06/30/06 through 05/10/07 — Northeast Region

Seller(1)	Target Assets ($000)	Target Tangible Equity/Assets (%)	Target ROAA (%)	Target ROAE (%)	Target Non- Performing Assets/Assets (%)
Community Banks Inc.	3,629,386	NA	1.09	7.93	0.43
First Community Bank	83,308	9.76	0.20	1.91	0.00
Patapsco Bancorp Inc.	246,814	6.48	0.60	7.62	0.20
New Bedford Community Bancorp	69,159	10.54	1.01	9.84	0.00
Merrill Merchants Bancshares	444,952	8.28	1.40	16.82	NA
CAB Holding LLC	321,597	12.36	0.83	6.07	0.49
TLNB Financial Corp.	103,575	7.21	0.52	6.33	1.41
Penn Laurel Financial Corp.	215,471	8.40	0.83	8.49	1.36
Citizens Bancorp Inc.	142,663	12.79	0.99	7.58	NA
Bow Mills Bank & Trust	124,295	8.14	0.65	8.34	0.85
First Brandon Financial Corp.	99,526	10.75	1.46	14.11	0.56
Marlborough Bancorp	86,386	10.54	(0.03)	(0.30)	0.00
CN Bancorp Inc.	151,250	13.58	0.96	7.26	NA
First Valley Bancorp, Inc.	184,753	5.74	0.57	9.37	0.14
First Morris Bank & Trust	570,554	6.65	0.26	3.81	0.00
Capital Crossing Bank	1,055,947	7.12	1.45	19.17	NA
East Prospect State Bank	57,479	24.42	2.63	10.30	0.00
PSB Bancorp Inc.	562,371	NA	(2.30)	(26.16)	0.53
ONB Corporation	95,457	9.78	0.87	8.66	0.22
First Citizens Bank	134,892	9.29	0.57	6.07	0.23
Westbank Corp.	821,836	4.43	0.45	7.76	0.24

Mean	438,175	9.80	0.71	6.71	0.39
Median	151,250	9.29	0.83	7.76	0.23

Berkshire Hills Bancorp/ Factory Point Bancorp	339,378	8.09	1.34	15.95	0.31

Mean High Performing Banks(2)	892,742	12.22	1.51	13.03	0.25
Median High Performing Banks(2)	272,239	10.54	1.43	12.21	0.22
			Source: SNL Financial

(1)            Financial data for seller as of most recently reported financial date at time of announcement.

(2)            High Performing Bank = ROAA > = 1.00%

The transaction multiples compare favorably with the high-performing mean and median multiples.  On a price to last twelve months earnings basis, the transaction multiple of 17.71 x is approximately equivalent to the mean for the high-performing group, but below the median for this measure.  In terms of price as a percentage of book and tangible book value, 266.27% and 288.56%, respectively, are significantly above both the means and medians for both of these measures for the group.  A core deposit premium of 20.79% is significantly above the mean and median for this measure and total price as a percentage of assets is below the mean for the group, but above the median.  Underlying financial data for Factory Point Bancorp is as of or through March 31, 2007.

Conclusion

Based on the whole of McConnell, Budd & Romano’s various analyses and taking into consideration the various factors which McConnell, Budd & Romano believes are relevant to the circumstances surrounding the proposed transaction and subject to the limitations and qualifications enumerated above, McConnell, Budd & Romano delivered its written opinion to the board of directors of Factory Point Bancorp that the merger consideration to be received by Factory Point Bancorp shareholders is fair from a financial point of view.  McConnell, Budd & Romano’s signed and dated written opinion appears in Annex C of this proxy statement-prospectus.

Compensation of McConnell, Budd & Romano

Pursuant to a letter agreement with Factory Point Bancorp dated April 11, 2007, McConnell, Budd & Romano received a fixed cash fee of $10,000 for its services in soliciting non-binding, non-disclosable expressions of interest in a possible transaction from a selected group of financial institutions.  In addition, McConnell, Budd & Romano will receive a cash transaction fee contingent upon the following events: (1) $200,000 upon the execution and public announcement of a definitive agreement with respect to the transaction; (2) $300,000 upon mailing of this document containing McConnell, Budd & Romano’s written opinion; and (3) a final fee of 1.00% of the aggregate “fair market value” of the consideration to be paid to Factory Point Bancorp shareholders (including the value of in the money stock options converted in the merger), contingent on closing of the transaction, minus $510,000 in fees previously paid.  For purposes of the final fee, “fair market value” of stock consideration is to be determined based on the average closing price for Berkshire Hills Bancorp common stock for the 15 business days ended one business day prior to the closing date.  The fair market value of the in the money converted options is to be based on the difference between the fair market value of Berkshire Hills Bancorp common stock and the weighted average exercise price of all outstanding options as of the same date.  Based on outstanding shares and options of Factory Point Bancorp as of April 30, 2007 and assuming a fair market value of the merger consideration of $19.50 per share, the aggregate fees to be received by McConnell, Budd & Romano in connection with the merger are estimated to be approximately $823,000.

The transaction fee payable to McConnell, Budd & Romano represents compensation for services rendered in connection with the solicitation of indications of interest, analysis of the transaction, support of the negotiations, participation in the drafting of documentation, and for the rendering of McConnell, Budd & Romano’s opinion.  Factory Point Bancorp has also agreed to reimburse McConnell, Budd & Romano for its reasonable out-of-pocket expenses incurred in connection with the merger.  Factory Point Bancorp has also agreed to indemnify McConnell, Budd & Romano and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

During 2006, McConnell, Budd & Romano received aggregate fees of $35,000 to render financial advisory and investment banking services to Factory Point Bancorp to include, but not limited to, evaluating the range of strategic opportunities available to Factory Point Bancorp.  Of this amount, $15,000 represented fees for general financial advisory services rendered in 2005.

McConnell, Budd & Romano has filed a written consent with the Securities and Exchange Commission relating to the inclusion of its fairness opinion and the reference to such opinion and to McConnell, Budd & Romano in the registration statement in which this document is included.  In giving such consent, McConnell, Budd & Romano did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor did McConnell, Budd & Romano thereby admit that it is an expert with respect to any part of such registration statement within the meaning of the term “expert” as used in the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Berkshire Hills Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors

Berkshire Hills Bancorp’s board of directors believes that the merger is in the best interests of Berkshire Hills Bancorp and its shareholders.  In deciding to approve the merger, Berkshire Hills Bancorp’s board of directors considered a number of factors, including:

•                                        its understanding of Berkshire Hills Bancorp’s business, operations, financial condition, earnings and prospects and of Factory Point Bancorp’s business, operations, financial condition, earnings and prospects;

•                                        its understanding of the current and prospective environment in which Berkshire Hills Bancorp and Factory Point Bancorp operate, including national and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the likely effect of these factors on Berkshire Hills Bancorp in light of, and in absence of, the proposed transactions;

•                                        the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Berkshire Hills Bancorp and Factory Point Bancorp;

•                                        achievement of Berkshire Hills Bancorp’s long-standing objective to enter into the Southern Vermont market;

•                                        the strength of Factory Point Bancorp’s franchise, including its strong asset quality and performance metrics;

•                                        that the acquired equity will provide surplus capital for stock repurchases or other general corporate purposes;

•                                        Berkshire Hills Bancorp’s historic performance in similar markets;

•                                        the reports of Berkshire Hills Bancorp management and the financial presentation by Sandler O’Neill to Berkshire Hills Bancorp’s board of directors concerning, among other things, the operations, financial condition and prospects of Factory Point Bancorp and the expected financial impact of the merger on the combined company, including pro form assets, earnings, deposits and regulatory capital ratios;

•                                        the historical and current market prices of Berkshire Hills Bancorp common stock and Factory Point Bancorp common stock, as well as the financial analyses prepared by Sandler O’Neill;

•                                          the opinion delivered to the Berkshire Hills Bancorp board of directors by Sandler O’Neill to the effect that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as Sandler O’Neill considered relevant, the merger consideration to be paid to the shareholders in the merger was fair, from a financial point of view, to Berkshire Hills Bancorp and its shareholders;

•                                          the review by the Berkshire Hills Bancorp board of directors with its management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger, the consideration to be paid to Factory Point shareholders and the expectation of Berkshire Hills Bancorp’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to Berkshire Hills Bancorp and Factory Point shareholders for U.S. federal income tax purposes;

•                                          the fact that Berkshire Hills Bancorp’s management team will remain intact following the merger and that Berkshire Hills Bancorp and Berkshire Bank’s boards of directors will be increased to accommodate the addition of the one current member of the Factory Point Bancorp board of directors;

•                                          the complementary nature of the business, market areas and corporate cultures of Berkshire Hills Bancorp and Factory Point Bancorp;

•                                          that the combined company will have an attractive commercial and community banking franchise;

•                                          the Factory Point brings a strong business and wealth management demographic to complement Berkshire Hills Bancorp’s franchise;

•                                          Berkshire Hills Bancorp’s belief that the combination of Berkshire Hills Bancorp’s and Factory Point will help create a powerful regional financial services provider;

•                                          Berkshire Hills Bancorp’s expectation that it will achieve cost savings equal to 25% of Factory Point Bancorp’s current annualized non-interest expenses; and

•                                          for 2008, the first full year of combined operations, Berkshire Hills Bancorp expects the transaction to be accretive to its earnings per share.

While Berkshire Hills Bancorp’s board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor.  Berkshire Hills Bancorp’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Berkshire Hills Bancorp’s shareholders.  The terms of the merger were the result of arm’s-length negotiations between representatives of Berkshire Hills Bancorp and representatives of Factory Point Bancorp.  The Berkshire Hills Bancorp board of directors recommends that Berkshire Hills Bancorp’s shareholders vote to approve the merger agreement and the related transactions.

Opinion of Berkshire Hills Bancorp’s Financial Advisor

By letter dated April 12, 2007, Berkshire Hills Bancorp retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination involving Berkshire Hills Bancorp and Factory Point Bancorp.  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Berkshire Hills Bancorp in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of a definitive merger agreement on May 14, 2007.  At the May 11, 2007 meeting at which Berkshire Hills Bancorp’s board considered and approved the merger agreement, subject to satisfactory resolution of certain outstanding issues, Sandler O’Neill delivered to the board its opinion in writing, that, as of such date, the merger consideration was fair to Berkshire Hills Bancorp from a financial point of view.  The full text of Sandler O’Neill’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  Berkshire Hills Bancorp’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion.  The opinion was directed to the Berkshire Hills Bancorp board and is directed only to the fairness of the merger consideration to Berkshire Hills Bancorp from a financial point of view.  It does not address the underlying business decision of Berkshire Hills Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any Berkshire Hills Bancorp shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its May 14, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)                                  the merger agreement;

(2)                                  certain publicly available financial statements and other historical financial information of Berkshire Hills Bancorp that Sandler O’Neill deemed relevant;

(3)                                  certain publicly available financial statements and other historical financial information of Factory Point Bancorp that Sandler O’Neill deemed relevant;

(4)                                  publicly available earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2007 and December 31, 2008 as published by I/B/E/S and reviewed with senior management of Berkshire Hills Bancorp;

(5)                                  internal financial projections for Factory Point Bancorp for the year ending December 31, 2007 furnished by senior management of Factory Point Bancorp and adjusted by senior management of Berkshire Hills Bancorp and an estimated earnings growth rate for the years thereafter;

(6)                                  to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

(7)                                  the current market environment generally and the commercial banking environment in particular; and

(8)                                  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Berkshire Hills Bancorp the business, financial condition, results of operations and prospects of Berkshire Hills Bancorp and held similar discussions with certain members of senior management of Factory Point Bancorp regarding the business, financial condition, results of operations and prospects of Factory Point Bancorp.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to them from public sources, that was provided to Sandler O’Neill by Berkshire Hills Bancorp or Factory Point Bancorp or their respective representatives or that was otherwise reviewed by Sandler O’Neill and have assumed such accuracy and completeness for purposes of rendering this opinion.  Sandler O’Neill further relied on the assurances of the management of each Berkshire Hills Bancorp and Factory Point Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Berkshire Hills Bancorp or Factory Point Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.  Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Berkshire Hills Bancorp or Factory Point Bancorp nor has Sandler O’Neill reviewed any individual credit files relating to Berkshire Hills Bancorp or Factory Point Bancorp.  Sandler O’Neill assumed, with Berkshire Hills Bancorp’s consent, that the respective allowances for loan losses for both Berkshire Hills Bancorp and Factory Point Bancorp were adequate to cover such losses.

The consensus earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2007 and December 31, 2008 as published by I/B/E/S and the internal budgets and estimates for growth used and relied upon by Sandler O’Neill in its analyses of Factory Point Bancorp were discussed with Berkshire Hills Bancorp senior management and Factory Point Bancorp, respectively, who confirmed to Sandler O’Neill that those budgets and estimates reflected the best currently available estimates and judgments of the future financial performance of Berkshire Hills Bancorp and Factory Point Bancorp.  With respect to the internal budgets and growth estimates for Factory Point Bancorp, Sandler O’Neill used and relied on the budgets provided by the senior management, of Factory Point Bancorp, as adjusted by and discussed with Berkshire Hills Bancorp’s senior management and those budgets and estimates reflected best currently available estimates and judgments of the future financial performance of Factory Point Bancorp.  All projections of transaction costs, purchase accounting adjustments and expected cost savings related to the merger were provided by or reviewed with senior management of Berkshire Hills Bancorp and such senior management confirmed to Sandler O’Neill that those projections reflected to best currently available estimates and judgments of such senior management.   Sandler O’Neill assumed that the financial performances reflected in all budgets, estimates and projections used by it in its analyses would be achieved.  Sandler O’Neill expressed no opinion as to such budgets, estimates or projections or the assumptions on which they were based. Sandler O’Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Berkshire Hills Bancorp or Factory Point Bancorp since the date of the last financial statements made available to them and that Berkshire Hills Bancorp and Factory Point Bancorp will remain as going concerns for all periods relevant to the analyses.

With respect to the merger agreement, Sandler O’Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the merger will be a tax-free reorganization for federal income tax purposes. Finally, with Berkshire Hills Bancorp’s consent, Sandler O’Neill relied upon the advice received from Berkshire Hills Bancorp’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the agreement.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion.  Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof.  Sandler O’Neill expressed no opinion as to what the value of Berkshire Hills Bancorp’s common stock will be when issued to Factory Point Bancorp’s shareholders pursuant to the Agreement or the prices at which the common stock of Berkshire Hills Bancorp may trade at any time.

In rendering its May 14, 2007 opinion, Sandler O’Neill performed a variety of financial analyses.  The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Berkshire Hills Bancorp or Factory Point Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Berkshire Hills Bancorp and Factory Point Bancorp and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Berkshire Hills Bancorp, Factory Point Bancorp and Sandler O’Neill.  The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses.  Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Berkshire Hills Bancorp’s board at the board’s May 14, 2007 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Berkshire Hills Bancorp’s common stock or the prices at which Berkshire Hills Bancorp’s common stock may be sold at any time. The combined analysis of Sandler O’Neill and the opinions provided by each were among a number of factors taken into consideration by Berkshire Hills Bancorp’s board in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of Berkshire Hills Bancorp’s board or management with respect to the fairness of the merger.

At the May 14, 2007 meeting of Berkshire Hills Bancorp’s board of directors, Sandler O’Neill presented certain financial analyses of the merger.  The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to Berkshire Hills Bancorp’s board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered.  Rather it made qualitative judgments as to the significance and relevance of each analysis and factor.  The financial analyses summarized below include information presented in tabular format.  Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O’Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all their analyses taken as a whole.  Accordingly, Sandler O’Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions.  The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction.  Using the fixed exchange ratio of 0.5844 shares of Berkshire Hills Bancorp common stock for each share of Factory Point Bancorp’s common stock, based upon Berkshire Hills Bancorp’s average stock price for 30 days as of April 30, 2007 of $33.37, and a per share cash value of $19.50, Sandler O’Neill calculated a transaction value of $19.50 per share, or an aggregate transaction value of approximately $81.9 million.  Based upon financial information for Factory Point Bancorp as or for the twelve month period ended March 31, 2007, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Transaction Value/Last Twelve Months’ Net Income	17.9	x
Transaction Value/Tangible Book Value	291%
Tangible Book Premium/ Core Deposits(1)	20.9%
Premium over Current Market Price	39.3%

(1)             Core deposits exclude time deposits with account balances greater than $100,000.   Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $81.9 million over tangible book value by core deposits.

The aggregate transaction value was approximately $81.9 million, based upon the offer price per share of $19.50, 4,096,273 Factory Point Bancorp common shares outstanding and the offer value for Factory Point Bancorp’s stock options of $19.50 for 318,909 options of Factory Point Bancorp common stock at a weighted-average exercise price of $11.79.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for Berkshire Hills Bancorp and selected financial information and market trading information for Factory Point Bancorp.

Sandler O’Neill used publicly available information to compare selected financial and market trading information for Factory Point Bancorp and a group of financial institutions selected by Sandler O’Neill.  The Factory Point Bancorp peer group consisted of the following publicly traded commercial banks headquartered in New England with total assets between $200 million and $500 million:

Beverly National Corporation	Grand Bank Corporation
Centrix Bank & Trust	Katahdin Bankshares Corporation
Citizens National Bancorp	Ledyard National Bank
CNB Financial Corp.	Middlebury National Corporation
Community Bancorp	Peoples Trust Company of St. Albans
Community Bank & Trust Company	Salisbury Bancorp, Inc.
Connecticut River Bancorp, Inc.	SBT Bancorp, Inc.
First Ipswich Bancorp	Union Bankshares, Inc.

The analysis compared publicly available financial information for Factory Point Bancorp and the median financial and market trading data for the Factory Point Bancorp peer group as of and for the twelve months ended March 31, 2007.  The table below sets forth the data for Factory Point Bancorp as of and for the twelve months ended March 31, 2007 and the median data for the Factory Point Bancorp’s peer group as of and for the twelve months ended March 31, 2007, with pricing data as of May 11, 2007.

Comparable Group Analysis

Factory Point Bancorp	Comparable Group Median Result
Total Assets (in millions)	$339	$310
Tangible Equity / Tangible Assets	8.09%	8.63%
Net Loans / Total Assets	66.6%	71.9%
Gross Loans / Total Deposits	83.1%	89.8%
Net Interest Margin	4.12%	4.23%
Efficiency Ratio	62.1%	69.8%
Return on Average Assets	1.34%	0.94%
Return on Average Equity	16.0%	11.2%
Price / Tangible Book Value	210%	179%
Price / Last Twelve Months Earnings per Share	12.8	x	15.5	x
Market Capitalization (in millions)	$57.3	$55.1

Berkshire Hills Bancorp’s peer group consisted of the following publicly traded savings institutions headquartered in New England and the Mid-Atlantic with total assets between $800 million and $4.0 billion and Tangible Equity / Tangible Assets less than 10.0%:

Benjamin Franklin Bancorp, Inc.	Parkvale Financial Corporation
Dime Community Bancshares, Inc.	Partners Trust Financial Group, Inc.
ESB Financial Corporation	Provident New York Bancorp
Flushing Financial Corporation	TrustCo Bank Corp NY
KNBT Bancorp, Inc.	Willow Financial Bancorp, Inc.
OceanFirst Financial Corp.	WSFS Financial Corporation

The analysis compared publicly available financial and market trading information for Berkshire Hills Bancorp and the high, low, mean, and median data for Berkshire Hills Bancorp peer group as of and for the twelve months ended March 31, 2007.  The table below sets forth the data for Berkshire Hills Bancorp and the median data for Berkshire Hills Bancorp peer group as of and for the twelve months ended March 31, 2007, with pricing data as of May 11, 2007.

Comparable Group Analysis

	Berkshire Hills Bancorp		Comparable Group Median Result
Total Assets (in millions)	$2,175		$2,854
Tangible Equity / Tangible Assets	6.92%		6.97%
Net Loans / Total Assets	78.9%		67.2%
Gross Loans / Total Deposits	112.7%		96.6%
Net Interest Margin	3.24%		2.84%
Efficiency Ratio	59.2%		64.1%
Return on Average Assets	0.53%		0.71%
Return on Average Equity	4.4%		7.3%
Price / Tangible Book Value	197%		187%
Price / Last Twelve Months’ Earnings per Share	24.6	x	17.3	x
Price / 2007 Estimated Earnings per Share (1)	14.7	x	20.0	x
Price / 2008 Estimated Earnings per Share (1)	13.1	x	14.8	x
Market Capitalization (in millions)	$280.0		$373.4

(1) Based on I/B/E/S consensus estimates outstanding.

Stock Trading History. Sandler O’Neill also reviewed the history of the publicly reported trading prices of Berkshire Hills Bancorp’s common stock for the one-year period ended May 9, 2007 and the three-year period ended May 9, 2007. Sandler O’Neill also reviewed the history of the reported trading prices and volume of Factory Point Bancorp’s common stock for the one year and the three year periods ended May 9, 2007. Sandler O’Neill then compared the relationship between the movements in the price of Berkshire Hills Bancorp’s common stock against the movements in the prices of the Standard & Poor’s 500 Index, the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the median performance of a composite peer group - a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill. Sandler O’Neill also compared the relationship between the movements in the prices of Factory Point Bancorp’s common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, and S&P 500 Index and the median performance of a composite peer group - a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill.   The composition of the peer group for Berkshire Hills Bancorp is discussed under the relevant section under “Comparable Group Analysis” above. The composition of the peer group for Factory Point Bancorp is discussed under the relevant section under “Comparable Group Analysis” above.

During the one-year period ended May 9, 2007, Berkshire Hills Bancorp’s common stock underperformed the indices to which it was compared. During the one-year period ended May 9, 2007, Berkshire Hills Bancorp’s common stock outperformed the peer group to which it was compared.

Berkshire Hills Bancorp’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	May 9, 2006	May 9, 2007
Berkshire Hills Bancorp	100.0%	98.0%
Selected Peer Group(1)	100.0	92.7
NASDAQ Bank Index	100.0	100.6
S&P Bank Index	100.0	104.5
S&P 500 Index	100.0	114.1

(1) Refers to the peer group outlined in the Comparable Group Analysis section above.

During the three-year period ended January 9, 2007, Berkshire Hills Bancorp’s common stock underperformed the various indices and outperformed the peer group to which it was compared.

Berkshire Hills Bancorp’s Three-Year Stock Performance

	Beginning Index Value	Ending Index Value
	May 7, 2004	May 9, 2007
Berkshire Hills Bancorp	100.0%	101.9%
Selected Peer Group(1)	100.0	94.8
NASDAQ Bank Index	100.0	119.5
S&P Bank Index	100.0	127.1
S&P 500 Index	100.0	137.7

(1) Refers to the peer group outlined in the Comparable Group Analysis section above.

During the one-year period ended May 9, 2007, Factory Point Bancorp’s common stock underperformed the indices and peer group to which it was compared.

Factory Point Bancorp’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	May 9, 2006	May 9, 2007
Factory Point Bancorp	100.0%	90.2%
Selected Peer Group(1)	100.0	108.4
NASDAQ Bank Index	100.0	100.6
S&P Bank Index	100.0	104.5
S&P 500 Index	100.0	114.1

(1) Refers to the peer group outlined in the Comparable Group Analysis section above.

During the three-year period ended January 9, 2007, Factory Point Bancorp’s common stock underperformed the various indices and the peer group to which it was compared.

Factory Point Bancorp’s Three-Year Stock Performance

	Beginning Index Value	Ending Index Value
	May 7, 2004	May 9, 2007
Factory Point Bancorp	100.0%	94.1%
Selected Peer Group(1)	100.0	113.1
NASDAQ Bank Index	100.0	119.5
S&P Bank Index	100.0	127.1
S&P 500 Index	100.0	137.7

(1) Refers to the peer group outlined in the Comparable Group Analysis section above.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 174 merger transactions announced nationwide from January 1, 2006 through May 11, 2007 involving banks as acquired institutions with announced transaction values greater than $15 million and less than $250 million.  Sandler O’Neill reviewed twelve (12) merger transactions announced from January 1, 2005 through May 11, 2007 involving New England-based commercial banks as the acquired institution with a transaction value greater than $15 million and less than $250 million.  Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ net income, transaction value to tangible book value, tangible book premium to core deposits and premium to market price and then computed high, low, mean, median multiples and premiums for the transactions. The median multiples were applied to Factory Point Bancorp’s financial information as of and for the twelve months ended March 31, 2007. As illustrated in the following tables, Sandler O’Neill derived an imputed range of values for a share of Factory Point Bancorp’s common stock of $13.68 to $23.22 based upon the median multiples for the New England transactions and an imputed range of values for a share of Factory Point Bancorp’s common stock of

$16.93 to $25.22 based upon the median multiples for the Nationwide transactions.  Sandler O’Neill calculated an actual transaction value of $19.50 per share.

Transaction Multiples

	New England			Nationwide
	Median		Implied	Median		Implied
	Multiple		Value	Multiple		Value
Price per Share / Last twelve months Net Income	21.3	x	$23.22	23.1	x	$25.22
Price per Share / Tangible Book Value	206%		$13.68	255%		$16.93
Core Deposit Premium(1)	15.3%		$15.61	21.9%		$19.39
Market Premium	21.7%		$17.03	25.1%		$17.52

(1) Core deposits are defined as total deposits less time deposits over $100,000. The core deposit premium is calculated by taking transaction value, less tangible book value, divided by core deposits.

Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the net present value per share of Factory Point Bancorp’s common stock under various circumstances.  In the analysis, Sandler O’Neill assumed Factory Point Bancorp performed in accordance with the 2007 net income projection provided by Factory Point Bancorp management, as adjusted by Berkshire Hills Bancorp’s senior management.  To approximate the terminal value of Factory Point Bancorp’s common stock at December 31, 2010, Sandler O’Neill applied price to last twelve months earnings multiples of 12.0x to 20.0x and multiples of tangible book value ranging from 150% to 275%.  The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Factory Point Bancorp’s common stock.  In addition, the net present value of Factory Point Bancorp’s common stock at December 31, 2006 was calculated using the same range of price to last twelve months earnings multiples (12.0x — 20.0x) applied to a range of discounts and premiums to budget projections.  The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.0% for the analysis.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for Factory Point Bancorp’s common stock of $12.62 to $21.59 when applying the price/earnings multiples to the matched budget, $10.35 to $18.88 when applying multiples of tangible book value to the matched budget, and $10.30 to $24.78 when applying the price/earnings multiples to the -25% / +25% budget range.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
11.00%	$13.85	$15.78	$17.72	$19.65	$21.59
11.50	13.63	15.53	17.44	19.34	21.24
12.00	13.42	15.29	17.16	19.03	20.90
12.50	13.21	15.05	16.89	18.73	20.57
13.00	13.01	14.82	16.63	18.44	20.25
13.50	12.81	14.59	16.37	18.15	19.93
14.00	12.62	14.37	16.12	17.87	19.62

Earnings Per Share Multiples

Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$10.30	$11.66	$13.01	$14.37	$15.73
(20.0)	10.84	12.29	13.74	15.19	16.63
(15.0)	11.38	12.92	14.46	16.00	17.54
(10.0)	11.93	13.56	15.19	16.82	18.45
(5.0)	12.47	14.19	15.91	17.63	19.35
0.0	13.01	14.82	16.63	18.45	20.26
5.0	13.56	15.46	17.36	19.26	21.16
10.0	14.10	16.09	18.08	20.07	22.07
15.0	14.64	16.73	18.81	20.89	22.97
20.0	15.19	17.36	19.53	21.70	23.88
25.0	15.73	17.99	20.26	22.52	24.78

Tangible Book Value Per Share Multiples

Discount Rate	150%	175%	200%	225%	275%
11.00%	$11.34	$12.85	$14.36	$15.86	$18.88
11.50	11.17	12.65	14.13	15.61	18.58
12.00	11.00	12.45	13.91	15.37	18.29
12.50	10.83	12.26	13.70	15.13	18.00
13.00	10.67	12.08	13.49	14.90	17.72
13.50	10.51	11.89	13.28	14.67	17.44
14.00	10.35	11.71	13.08	14.44	17.17

Sandler O’Neill also performed an analysis that estimated the net present value per share of Factory Point Bancorp’s common stock under various circumstances and assuming after-tax cost savings of $1,957 million in 2008, $2,085 in 2009, and $2,221 in 2010 based on Berkshire Hills Bancorp management’s guidance of 25% cost savings.  In the analysis we assumed Factory Point Bancorp’s performed in accordance with the 2007 net income projection provided by Factory Point Bancorp management, as adjusted by Berkshire Hills Bancorp’s senior management.  To approximate the terminal value of Factory Point Bancorp’s common stock at December 31, 2010, Sandler O’Neill applied price to last twelve months earnings multiples of 12.0x to 20.0x and multiples of tangible book value ranging from 150% to 275%.  The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Factory Point Bancorp’s common stock.  In addition, the net present value of Factory Point Bancorp’s common stock at December 31, 2006 was calculated using the same range of price to last twelve months earnings multiples (12.0x — 20.0x) applied to a range of discounts and premiums to budget projections.  The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.0% for the analysis.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for Factory Point Bancorp’s common stock of $16.63 to $28.60 when applying the price/earnings multiples to the matched budget, $11.50 to $20.68 when applying multiples of tangible book value to the matched budget, and $13.54 to $32.87 when applying the price/earnings multiples to the -25% / +25% budget range.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
11.00%	$18.27	$20.86	$23.44	$26.02	$28.60
11.50	17.99	20.53	23.06	25.60	28.14
12.00	17.70	20.20	22.70	25.19	27.69
12.50	17.43	19.88	22.34	24.79	27.25
13.00	17.16	19.57	21.99	24.40	26.82
13.50	16.89	19.27	21.64	24.02	26.39
14.00	16.63	18.97	21.31	23.64	25.98

Earnings Per Share Multiples

Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$13.54	$15.35	$17.16	$18.98	$20.79
(20.0)	14.26	16.20	18.13	20.06	21.99
(15.0)	14.99	17.04	19.10	21.15	23.20
(10.0)	15.71	17.89	20.06	22.24	24.41
(5.0)	16.44	18.73	21.03	23.32	25.62
0.0	17.16	19.58	21.99	24.41	26.83
5.0	17.89	20.42	22.96	25.50	28.03
10.0	18.61	21.27	23.93	26.58	29.24
15.0	19.34	22.12	24.89	27.67	30.45
20.0	20.06	22.96	25.86	28.76	31.66
25.0	20.79	23.81	26.83	29.85	32.87

Tangible Book Value Per Share Multiples

Discount Rate	150%	175%	200%	225%	275%
11.00%	$12.59	$14.21	$15.83	$17.45	$20.68
11.50	12.40	13.99	15.58	17.17	20.35
12.00	12.21	13.78	15.34	16.91	20.03
12.50	12.03	13.57	15.11	16.64	19.72
13.00	11.85	13.36	14.87	16.39	19.41
13.50	11.67	13.16	14.65	16.14	19.11
14.00	11.50	12.96	14.43	15.89	18.82

Sandler O’Neill performed an analysis that estimated the net present value per share of Berkshire Hills Bancorp’s common stock under various circumstances, assuming (i) Berkshire Hills Bancorp performed in accordance with the consensus earnings per share estimates for the years ending December 31, 2007 and December 31, 2008 as published by I/B/E/S and reviewed with management of Berkshire Hills Bancorp.  To approximate the net present value of Berkshire Hills Bancorp’s common stock at December 31, 2010, Sandler O’Neill applied price to last twelve months earnings multiples of 12.0x to 20.0x and multiples of tangible book value ranging from 125% to 225%.  The and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Berkshire Hills Bancorp common stock.  In addition, the net present value of Berkshire Hills Bancorp’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (12.0x — 20.0x) applied to a range of discounts and premiums to management’s budget projections.  The range applied to the budgeted net income was 25.0% under budget to 25.0% over budget, using a discount rate of 10.65% for the tabular analysis.  As illustrated in the following tables, this analysis indicated an imputed range of values per share for Berkshire Hills Bancorp’s common stock of $22.74 to $40.60 when applying the price to earnings multiples to the matched budget, $20.89 to $39.88 when applying multiples of tangible book value to the matched budget, and $19.04 to $49.06 when applying the price/earnings multiples to the -25.0% / +25.0% budget range.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
10.0%	$25.24	$29.08	$32.92	$36.76	$40.60
10.5	24.80	28.57	32.34	36.11	39.89
11.0	24.37	28.07	31.78	35.48	39.19
11.5	23.95	27.59	31.22	34.86	38.50
12.0	23.54	27.11	30.69	34.26	37.83
12.5	23.14	26.65	30.16	33.67	37.18
13.0	22.74	26.19	29.64	33.09	36.54

Earnings Per Share Multiples

Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$19.04	$21.85	$24.67	$27.48	$30.30
(20.0)	20.17	23.17	26.17	29.17	32.17
(15.0)	21.29	24.48	27.67	30.86	34.05
(10.0)	22.42	25.79	29.17	32.55	35.93
(5.0)	23.54	27.11	30.67	34.24	37.80
0.0	24.67	28.42	32.17	35.93	39.68
5.0	25.79	29.73	33.67	37.61	41.55
10.0	26.92	31.05	35.18	39.30	43.43
15.0	28.05	32.36	36.68	40.99	45.31
20.0	29.17	33.67	38.18	42.68	47.18
25.0	30.30	34.99	39.68	44.37	49.06

Tangible Book Value Per Share Multiples

Discount Rate	125%	150%	175%	200%	225%
10.0%	$23.17	$27.34	$31.52	$35.70	$39.88
10.5	22.76	26.87	30.97	35.07	39.18
11.0	22.37	26.40	30.43	34.46	38.49
11.5	21.99	25.95	29.90	33.86	37.82
12.0	21.61	25.50	29.39	33.28	37.16
12.5	21.25	25.06	28.88	32.70	36.52
13.0	20.89	24.64	28.39	32.14	35.89

In connection with its analyses, Sandler O’Neill considered how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income.  Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the 4th quarter of 2007; (2)  the deal value per share is equal to $19.50 per Factory Point Bancorp share; (3) options for Factory Point Bancorp’s stock will be converted into cash; (4) Factory Point Bancorp performed in accordance with 2007 net income projections and earnings per share provided by Factory Point Bancorp’s management and adjusted by Berkshire Hills Bancorp’s senior management; and (5)  consensus earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2007 and December 31, 2008 as published by I/B/E/S and reviewed with management of Berkshire Hills Bancorp. The analyses indicated that for the year ending December 31, 2008, the merger would be accretive to Berkshire Hills Bancorp’s projected earnings per share and, at December 31, 2008 the merger would be dilutive to Berkshire Hills Bancorp’s tangible book value per share.  From the standpoint of a Factory Point Bancorp stockholder, for the year ending December 31, 2008, the merger would be accretive to earnings per share and, at December 31, 2008, the merger would be accretive to tangible book value per share.  The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous.  Berkshire Hills Bancorp has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $400,000, of which $150,000 became due when Sandler O’Neill rendered their opinion, and the balance of which is contingent, and payable, upon closing of the merger.  Berkshire Hills Bancorp has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Berkshire Hills Bancorp and Factory Point Bancorp and their affiliates.  Sandler O’Neill may also actively trade the debt and/or equity securities of Berkshire Hills Bancorp or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Factory Point Bancorp common stock issued and outstanding immediately before the completion of the merger will automatically be converted into the right to receive, at the holder’s election, either (a) $19.50 in cash without interest or (b) 0.5844 shares of Berkshire Hills Bancorp common stock and cash instead of fractional shares.

Although shareholders of Factory Point Bancorp are being given the choice of whether to receive cash or Berkshire Hills Bancorp common stock in exchange for their shares of Factory Point Bancorp common stock, all cash and stock elections will be subject to the allocation and proration procedures as well as other provisions in the merger agreement.

If Berkshire Hills Bancorp declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Berkshire Hills Bancorp common stock prior to the effective time of the merger, then the exchange ratio will be adjusted to provide Factory Point Bancorp shareholders with the same economic effect as contemplated by the merger agreement prior to any of these events.

Factory Point Bancorp shareholders will not receive fractional shares of Berkshire Hills Bancorp common stock. Instead, Factory Point Bancorp shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of Berkshire Hills Bancorp common stock to which such shareholder is entitled multiplied by (ii) the average closing price of Berkshire Hills Bancorp common stock during the ten consecutive trading days ending on the day that is ten business days before the closing date of the merger.

Assumption of Factory Point Bancorp Stock Options

At the effective time of the merger, each option to purchase shares Factory Point Bancorp common stock granted under Factory Point Bancorp’s stock option plans that is outstanding and unexercised immediately before the closing of the merger will cease to represent a right to acquire shares of Factory Point Bancorp common stock and will be converted automatically into an option to purchase shares of Berkshire Hills Bancorp common stock and Berkshire Hills Bancorp will assume each Factory Point Bancorp stock option, in accordance with the terms of the Factory Point Bancorp stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder’s option exercise rights, except that from and after the effective time of the merger:

•                                        each Factory Point Bancorp stock option assumed by Berkshire Hills Bancorp will be exercisable solely for shares of Berkshire Hills Bancorp common stock;

•                                        the number of shares of Berkshire Hills Bancorp common stock subject to such Factory Point Bancorp stock option will be equal to the number of shares of Factory Point Bancorp common stock subject to such Factory Point Bancorp stock option immediately before the effective time of the merger multiplied by the exchange ratio, rounded to the nearest whole share; and

•                                        the per share exercise price under each Factory Point Bancorp stock option will be adjusted by dividing the per share exercise price under such Factory Point Bancorp stock option by the exchange ratio, rounded to the nearest whole cent.

Pursuant to the merger agreement, Berkshire Hills Bancorp agreed to register under the Securities Act of 1933 the shares of Berkshire Hills Bancorp common stock issuable upon exercise of the substitute stock options to be issued pursuant to the merger agreement as soon as practicable after consummation of the merger.

Cash or Stock Election

Under the terms of the merger agreement, Factory Point Bancorp shareholders may elect to convert their shares into cash, Berkshire Hills Bancorp common stock or a mixture of cash and Berkshire Hills Bancorp common stock.  All elections of Factory Point Bancorp shareholders are further subject to the allocation and proration procedures described in the merger agreement.  These procedures provide that the number of shares of Factory Point Bancorp common stock to be converted into Berkshire Hills Bancorp common stock in the merger must be 80% of the total number of shares of Factory Point Bancorp common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 40% of the merger consideration.  Neither Berkshire Hills Bancorp nor Factory Point Bancorp is making any recommendation as to whether Factory Point Bancorp shareholders should elect to receive cash or Berkshire Hills Bancorp common stock in the merger.  Holders of Factory Point Bancorp common stock must make their own decisions with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement.  As a result, the merger agreement describes procedures to be followed if Factory Point Bancorp shareholders in the aggregate elect to receive more or less of the Berkshire Hills Bancorp common stock than Berkshire Hills Bancorp has agreed to issue. These procedures are summarized below.

•                                          If Stock Is Oversubscribed:  If Factory Point Bancorp shareholders elect to receive more Berkshire Hills Bancorp common stock than Berkshire Hills Bancorp has agreed to issue in the merger, then all Factory Point Bancorp shareholders who have elected to receive cash or who have made no election will receive cash for their Factory Point Bancorp shares and all shareholders who elected to receive Berkshire Hills Bancorp common stock will receive a pro rata portion of the available Berkshire Hills Bancorp shares plus cash for those shares not converted into Berkshire Hills Bancorp common stock.

•                                        If Stock Is Undersubscribed: If Factory Point Bancorp shareholders elect to receive fewer shares of Berkshire Hills Bancorp common stock than Berkshire Hills Bancorp has agreed to issue in the merger, then all Factory Point Bancorp shareholders who have elected to receive Berkshire Hills Bancorp common stock will receive Berkshire Hills Bancorp common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•                                          If the number of shares held by Factory Point Bancorp shareholders who have made no election is sufficient to make up the shortfall in the number of Berkshire Hills Bancorp shares that Berkshire Hills Bancorp is required to issue, then all Factory Point Bancorp shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Berkshire Hills Bancorp common stock in whatever proportion is necessary to make up the shortfall.

•                                          If the number of shares held by Factory Point Bancorp shareholders who have made no election is insufficient to make up the shortfall, then all Factory Point Bancorp shareholders who made no election will receive Berkshire Hills Bancorp common stock and those Factory Point Bancorp shareholders who elected to receive cash will receive cash and Berkshire Hills Bancorp common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, as described under “—Tax Consequences of the Merger,” it may be necessary for Berkshire Hills Bancorp to reduce the number of shares of Factory Point Bancorp common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Factory Point Bancorp common stock that will be converted into Berkshire Hills Bancorp common stock.  If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Berkshire Hills Bancorp common stock than they otherwise would have received.

No guarantee can be made that Factory Point Bancorp shareholders will receive the amounts of cash and/or stock they elect.  As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, Factory Point Bancorp shareholders may receive Berkshire Hills Bancorp common stock or cash in amounts that vary from the amounts they elect to receive.

Election Procedures; Surrender of Stock Certificates

An election form is being provided under separate cover to holders of shares of Factory Point Bancorp common stock.  Each election form entitles the holder of the Factory Point Bancorp common stock to elect to receive cash, Berkshire Hills Bancorp common stock, or a combination of cash and stock, or make no election with respect to the merger consideration he or she wishes to receive.

To make an effective election, Factory Point Bancorp shareholders must submit a properly completed election form, along with their Factory Point Bancorp stock certificates representing all shares of Factory Point Bancorp common stock covered by the election form (or an appropriate guarantee of delivery), to Registrar and Transfer Company on or before 5:00 p.m., Eastern Time, on September 5, 2007.  Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Factory Point Bancorp stock certificates for cash and/or Berkshire Hills Bancorp common stock.  The exchange agent will allocate cash and stock among Factory Point Bancorp shareholders, consistent with their elections and the allocation and proration procedures.  If Factory Point Bancorp shareholders do not submit an election form, Factory Point Bancorp shareholders will receive instructions from the exchange agent on where to surrender their Factory Point Bancorp stock certificates after the merger is completed.  In any event, Factory Point Bancorp shareholders should not forward their Factory Point Bancorp stock certificates with their proxy cards.

Factory Point Bancorp shareholders may change their election at any time before the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent before the election deadline or by withdrawal of their stock certificates by written notice before the election deadline. All elections will be revoked automatically if the merger agreement is terminated.  If Factory Point Bancorp shareholders have a preference for receiving either Berkshire Hills Bancorp stock and/or cash for their Factory Point Bancorp stock, they should complete and return the election form.  If Factory Point Bancorp shareholders do not make an election, they will be allocated Berkshire Hills Bancorp common stock and/or cash depending on the elections made by other shareholders.

Neither Berkshire Hills Bancorp nor Factory Point Bancorp makes any recommendation as to whether Factory Point Bancorp shareholders should elect to receive cash, stock or a combination of cash and stock in the merger.  Factory Point Bancorp shareholders must make their own decision with respect to their election.  Generally, the merger will be a tax-free transaction for Factory Point Bancorp shareholders to the extent they receive Berkshire Hills Bancorp common stock.  See “—Tax Consequences of the Merger.”

If certificates for Factory Point Bancorp common stock are not immediately available or Factory Point Bancorp shareholders are unable to send the election form and other required documents to the exchange agent before the election deadline, Factory Point Bancorp shares may be properly exchanged, and an election will be effective, if:

•                                        such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

•                                          the exchange agent receives, before the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•                                          the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Factory Point Bancorp shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Factory Point Bancorp shareholders who do not submit a properly completed election form or revoke their election form before the election deadline and do not submit a new properly completed election form before the election deadline will have their shares of Factory Point Bancorp common stock designated as non-election shares.  Factory Point Bancorp stock certificates represented by elections that have been revoked will be promptly returned without charge to the Factory Point Bancorp shareholder revoking the election upon written request.

After the completion of the merger, the exchange agent will mail to Factory Point Bancorp shareholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Factory Point Bancorp common stock certificates for the merger consideration.  Until Factory Point Bancorp shareholders surrender their Factory Point Bancorp stock certificates for exchange after completion of the merger, Factory Point Bancorp shareholders will not be paid dividends or other distributions declared after the merger with respect to any Berkshire Hills Bancorp common stock into which their Factory Point Bancorp shares have been converted.  When Factory Point Bancorp shareholders surrender their Factory Point Bancorp stock certificates, Berkshire Hills Bancorp will pay any unpaid dividends or other distributions, without interest.  After the completion of the merger, there will be no further transfers of Factory Point Bancorp common stock.  Factory Point Bancorp stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If their Factory Point Bancorp stock certificates have been either lost, stolen or destroyed, Factory Point Bancorp shareholders will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before they receive any consideration for your shares.  The election form includes instructions on how to provide evidence of ownership.

Accounting Treatment

Berkshire Hills Bancorp will account for the merger under the “purchase” method of accounting in accordance with U.S. generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of Factory Point Bancorp will be recorded by Berkshire Hills Bancorp at their respective fair values at the time of the completion of the merger. The excess of Berkshire Hills Bancorp’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Consequences of the Merger

General.  The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Factory Point Bancorp common stock who surrenders all of the shareholder’s common stock for shares of Berkshire Hills Bancorp common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of Factory Point Bancorp common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Factory Point Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise dissenters’ rights, persons that are, or hold their shares of Factory Point Bancorp common stock through, partnerships or other pass-through entities, or persons who acquired their shares of Factory Point Bancorp common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Factory Point Bancorp shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions.  It is a condition to the obligations of Berkshire Hills Bancorp and Factory Point Bancorp that Berkshire Hills Bancorp receive an opinion by Muldoon Murphy & Aguggia LLP and that Factory Point Bancorp receive an opinion by Rhoads & Sinon LLP to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Berkshire Hills Bancorp and Factory Point Bancorp both expect to be able to obtain the tax opinions if, as expected:

•                  Berkshire Hills Bancorp and Factory Point Bancorp are able to deliver customary representations to Berkshire Hills Bancorp’s and Factory Point Bancorp’s respective tax counsel; and

•                  there is no adverse change in U.S. federal income tax law.

Although the merger agreement allows both Berkshire Hills Bancorp and Factory Point Bancorp to waive the condition that tax opinions be delivered by Muldoon Murphy & Aguggia LLP and Rhoads & Sinon LLP, neither party currently anticipates doing so.  However, if this condition were waived, Factory Point Bancorp would re-solicit the approval of its shareholders before completing the merger.

In addition, in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part, Muldoon Murphy & Aguggia LLP and Rhoads & Sinon LLP have delivered their opinions to Berkshire Hills Bancorp and Factory Point Bancorp, respectively, dated as of the date of this joint proxy statement/prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.  Copies of these opinions have been filed as Exhibits 8.1 and 8.2 to the registration statement.   Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of Berkshire Hills Bancorp and Factory Point Bancorp, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for Berkshire Hills Bancorp Common Stock.  No gain or loss will be recognized by a Factory Point Bancorp shareholder who receives solely shares of Berkshire Hills Bancorp common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Factory

Point Bancorp common stock. The tax basis of the shares of Berkshire Hills Bancorp common stock received by a Factory Point Bancorp shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of Berkshire Hills Bancorp common stock, as discussed below) to the basis of the Factory Point Bancorp common stock surrendered in exchange for the Berkshire Hills Bancorp common stock.  The holding period of the Berkshire Hills Bancorp common stock received will include the holding period of shares of Factory Point Bancorp common stock surrendered in exchange for the Berkshire Hills Bancorp common stock, provided that such shares were held as capital assets of the Factory Point Bancorp shareholder at the effective time of the merger.

Exchange Solely for Cash.  A Factory Point Bancorp shareholder who receives solely cash in exchange for all of his or her shares of Factory Point Bancorp common stock (and is not treated as constructively owning Berkshire Hills Bancorp common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such shareholder’s tax basis in the Factory Point Bancorp common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Factory Point Bancorp shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Factory Point Bancorp shareholder’s holding period is more than one year.  The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Berkshire Hills Bancorp Common Stock and Cash.  A Factory Point Bancorp shareholder who receives a combination of Berkshire Hills Bancorp common stock and cash in exchange for his or her Factory Point Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes.  Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a Factory Point Bancorp shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Berkshire Hills Bancorp common stock received exceeds (b) the shareholders’ basis in the Factory Point Bancorp common stock to be surrendered in the exchange for the cash and Berkshire Hills Bancorp common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Berkshire Hills Bancorp common stock received by such Factory Point Bancorp shareholder will be the same as the basis of the shares of Factory Point Bancorp common stock surrendered in exchange for the shares of Berkshire Hills Bancorp common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the cash received in exchange for such shares of Factory Point Bancorp common stock. The holding period for shares of Berkshire Hills Bancorp common stock received by such Factory Point Bancorp shareholder will include such shareholder’s holding period for the Factory Point Bancorp common stock surrendered in exchange for the Berkshire Hills Bancorp common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

A Factory Point Bancorp shareholder’s federal income tax consequences will also depend on whether his or her shares of Factory Point Bancorp common stock were purchased at different times at different prices. If they were, the Factory Point Bancorp shareholder could realize gain with respect to some of the shares of Factory Point Bancorp common stock and loss with respect to other shares.  Such Factory Point Bancorp shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Berkshire Hills Bancorp common stock received, but could not recognize loss with respect to those shares in which the Factory Point Bancorp shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Berkshire Hills Bancorp common stock received. Any disallowed loss would be included in the adjusted basis of the Berkshire Hills Bancorp common stock.  Such a Factory Point Bancorp shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Possible Dividend Treatment.  In certain circumstances, a Factory Point Bancorp shareholder who receives solely cash or a combination of cash and Berkshire Hills Bancorp common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.”  The determination of whether a cash payment has such effect is based on a comparison of the Factory Point Bancorp shareholder’s proportionate interest in Berkshire Hills Bancorp after the merger with the proportionate interest the shareholder would have had if the shareholder had received solely Berkshire Hills Bancorp common stock in the merger.  This could happen because of your purchase

(or the purchase by a family member) of additional Berkshire Hills Bancorp common stock or a repurchase of shares by Berkshire Hills Bancorp.  For purposes of this comparison, the Factory Point Bancorp shareholder may be deemed to constructively own shares of Berkshire Hills Bancorp common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of Berkshire Hills Bancorp common stock.  The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of Factory Point Bancorp at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder’s shares were held as capital assets at the effective time of the merger.  Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Factory Point Bancorp shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A Factory Point Bancorp shareholder who holds Factory Point Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Berkshire Hills Bancorp common stock and cash in lieu of a fractional share interest in Berkshire Hills Bancorp common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Factory Point Bancorp shareholder is entitled pursuant to the merger, unless the Factory Point Bancorp shareholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Factory Point Bancorp shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Tax Treatment of the Entities.  No gain or loss will be recognized by Berkshire Hills Bancorp or Factory Point Bancorp as a result of the merger.

Regulatory Matters Relating to the Merger

Holding Company Merger.  Berkshire Hills Bancorp is required to file an application to become a bank holding company with the Massachusetts Board of Bank Incorporation.  In its review of the merger, the Board of Bank Incorporation is required to consider, among other things, whether or not competition among banking institutions will be unreasonably affected and whether or not public convenience and advantage will be promoted.  In making such determination, the commissioner will consider, but not be limited to, a showing of net new benefits meaning initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank’s delineated local community and such other matters as the board may determine.  In addition, Massachusetts law provides that the board cannot approve the merger until it has received notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the fund have been made for Berkshire Hills Bancorp to make 0.9% of its assets located in the Commonwealth of Massachusetts following the merger available for call by the fund for a period of ten years for purposes of funding various affordable housing programs.  Berkshire Hills Bancorp filed an application with the Massachusetts Board of Bank Incorporation on June 27, 2007.

Berkshire Hills Bancorp also filed a notice with the Federal Reserve Board on June 27, 2007, requesting confirmation that it may acquire Factory Point Bancorp without the filing of a formal application.  Pursuant to applicable regulations, formal application to the Federal Reserve Board is not required if: (1)  the bank merger occurs simultaneously with the acquisition of the shares of the acquired bank holding company and the acquired bank is not operated as a separate entity; (2) the transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act; (3) the transaction does not involve the acquisition of any non-bank company requiring approval under the Bank Holding Company Act; (4) both before and after the transaction, the acquired bank holding company meets the Federal Reserve Board’s capital adequacy guidelines; and (5) the acquiring bank holding company provides the Federal Reserve Board at least ten days prior written notice of the transaction, including a description of the transaction and a copy of the application made to the appropriate federal regulatory agency.  The Federal Reserve Board issued a letter dated July 6, 2007 confirming that Berkshire Hills Bancorp could acquire Factory Point Bancorp without the filing of a formal application.

The Bank Merger.  Immediately following the merger of Factory Point Bancorp with and into Berkshire Hills Bancorp, Berkshire Hills Bancorp expects to merge Factory Point National Bank with and into Berkshire Bank. The bank merger is subject to the approval by the Federal Deposit Insurance Corporation under the Bank Merger Act.  In granting its approval under the Bank Merger Act, the Federal Deposit Insurance Corporation must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.

The bank merger is also subject to approval by the Massachusetts Commissioner of Banks under the bank merger provisions of the Massachusetts General Laws. The regulatory standards for the bank merger are similar to those applicable to the merger.  The bank merger cannot be completed until arrangements satisfactory to the Massachusetts Depositors Insurance Fund, which insures the deposits of Massachusetts-chartered savings banks in excess of the Federal Deposit Insurance Corporation deposit insurance limits, have been made.  The Depositors Insurance Fund informed the Massachusetts Commissioner of Banks in a letter dated June 28, 2007 that arrangements satisfactory to the Depositors Insurance Fund had been made in connection with the bank merger.

Berkshire Bank filed the requisite applications for the bank merger with the Federal Deposit Insurance Corporation and with the Massachusetts Commissioner of Banks on June 27, 2007.

In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.  While Berkshire Hills Bancorp and Factory Point Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

The merger cannot proceed in the absence of the requisite regulatory approvals.  See “Description of the Merger—Conditions to Completion of the Merger” and “—Termination.”  There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval.  There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completion of the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Factory Point Bancorp common stock to Berkshire Hills Bancorp common stock.  Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger

Share Ownership.  On the record date for the Factory Point Bancorp special meeting, Factory Point Bancorp’s directors and officers beneficially owned, in the aggregate, 668,591 shares of Factory Point Bancorp’s common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately 16.3% of the outstanding shares of Factory Point Bancorp common stock.

As described below, certain of Factory Point Bancorp’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Factory Point Bancorp’s shareholders generally. Factory Point Bancorp’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Change in Control/Termination Agreements.   Each of Guy H. Boyer, President of Factory Point Bancorp and President and Chief Executive Officer of Factory Point National Bank, Paul J. Beaulieu, Vice President of Factory Point Bancorp and Executive Vice President and Chief Operating Officer of Factory Point National Bank,

Daniel X. Stannard, Senior Vice President of Factory Point Bancorp and Senior Lending Officer of Factory Point National Bank, Timothy J. Kononan, Vice President and Senior Retail Officer of Factory Point National Bank, Katherine P. Mosenthal, Vice President and Trust Administrative Officer of Factory Point National Bank, and Sheri A. Savage, Vice President and Trust Investment Officer of Factory Point National Bank, has entered into a change in control agreement with Factory Point National Bank and Factory Point Bancorp.  Under the agreements, upon the executive’s termination of employment pursuant to a change in control, which is defined to include the parties execution of the merger agreement, Factory Point Bancorp will pay to the executive three times (two times in the case of Ms. Mosenthal and Ms. Savage and one times in the case of Mr. Kononan) the greater of: (1) the executive’s base salary in effect immediately before the termination pursuant to a change in control, plus any cash bonuses and annual incentive cash compensation earned by the executive with respect to the calendar year immediately preceding the change in control; or (2) executive’s base salary in effect immediately before the change in control, plus any cash bonuses and annual incentive cash compensation earned by the executive with respect to the calendar year immediately preceding the change in control.  The agreements also provide for life, disability and accident and health insurance coverages for three years (two years in the case of Ms. Mosenthal and Ms. Savage and one year in the case of Mr. Kononan) following the date of the executive’s termination of employment.  The agreements provide that if any payment to Executive would not be deductible as a result of Section 280G of the Internal Revenue Code and a reduction in such payment or benefit of no greater than 5% would result in full deductibility of all payments and benefits, then such payment or benefit shall be reduced up to the maximum amount necessary to achieve full deductibility.  If a 5% reduction is not sufficient to achieve full deductibility, then no reduction shall be made.  In addition, if any required payments to the executive are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would cause the executive to incur an excise tax under Section 4999 of the Internal Revenue Code, Factory Point Bancorp shall pay to the executive an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax.  “Excess parachute payments” generally are payments in excess of three times the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date of a change in control of the employer (the “base amount”).  Recipients of excess parachute payment are subject to a 20% excise tax on the amount by which such payments exceed one times the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

In connection with the execution of the merger agreement, each of the above-mentioned executives each entered into a Termination Agreement with Factory Point Bancorp and Berkshire Hills Bancorp under which each person’s existing change in control agreement was terminated in exchange for the right to receive certain cash payments.  The Termination Agreements provide for a payment of $614,702, $378,359, $286,322, $93,953, $203,381 and $212,069 to be paid to Messrs. Boyer, Beaulieu, Stannard, Kononan, Ms. Mosenthal and Ms. Savage, respectively, at the effective time of the merger.  Each payment is subject to such person remaining employed with Factory Point Bancorp through the closing of the merger.  Additionally, Mr. Kononan’s agreement provides that for one year after the completion of the merger, he will not:  (1) work for a financial institution located within Bennington, Rutland or Windsor Counties, Vermont that offers competing products or services with those of Berkshire Hills Bancorp; (2) interfere with the relationship of Berkshire Hills Bancorp and any of its employees, agents, or representatives; or (3) solicit any customer of Berkshire Hills Bancorp.

Consulting Agreements.  In connection with the execution of the merger agreement, Messrs. Boyer and Beaulieu each entered into a consulting agreement with Berkshire Hills Bancorp, which provides, among other things, that:

•                                        Messrs. Boyer and Beaulieu will provide consulting and other relevant services and advice as Berkshire Hills Bancorp will reasonably request, including, but not limited to, assisting with the integration of Factory Point Bancorp and Factory Point National into Berkshire Hills Bancorp and Berkshire Bank during the six-month period following consummation of the merger;

•                                        during the one-year period following the consummation of the merger, Messrs. Boyer and Beaulieu will not work for another financial institution that offers products or services competing with those offered by Berkshire Hills Bancorp from any office within thirty-five miles from the main office or any branch of Berkshire Hills Bancorp; (2) interfere with the relationship of

Berkshire Hills Bancorp and any of its employees, agents, or representatives; or (3) solicit any customer of Berkshire Hills Bancorp; and

•                                        Berkshire Hills Bancorp will pay Messrs. Boyer and Beaulieu $208,057 and $107,329, respectively, half of which is to be received on the closing date of the merger and the remainder on a monthly basis over the term of the agreement, in consideration for his consulting services and his other obligations under the consulting agreement.

Retention Agreement.  In connection with the execution of the merger agreement, Mr. Stannard entered into a retention agreement with Berkshire Bank, which provides, among other things, that:

•                                          Mr. Stannard will provide specified duties as an employee of Berkshire Bank during the one-year period following the closing of the merger; and

•                                          Mr. Stannard will receive $45,225 on the closing date of the merger and a salary equal to his salary immediately before the closing of the merger plus $45,525 to be paid over the term of the agreement, in consideration for his services under the agreement.

Equity-Based Awards.  Pursuant to Factory Point Bancorp existing stock-based plans, all unvested options to purchase shares of Factory Point Bancorp common stock will become vested and exercisable upon consummation of the merger.  In addition, all outstanding shares of restricted stock will become fully vested at such time.  The following table sets forth the number of unvested options and number of unvested shares of restricted stock which were held by the executive officers of Factory Point Bancorp and all non-employee directors of Factory Point Bancorp as a group as of July 13, 2007.

Name	Number of Unvested Stock Options	Weighted Average Exercise Price	Number of Unvested Shares of Restricted Stock

Guy H. Boyer	15,000	$11.60	4,393
Paul J. Beaulieu	6,800	11.40	2,800
Tamara E. Heaton	800	11.59	1,331
Timothy J. Kononan	300	13.28	—
Katherine P. Mosenthal	500	11.18	1,162
Sheri A. Savage	600	10.78	1,825
Daniel X. Stannard	2,900	11.35	2,500
All non-employee directors as a group	—	—	—

The merger agreement provides that upon completion of the merger, each outstanding and unexercised option to acquire shares of Factory Point common stock will cease to represent the right to acquire shares of Factory Point Bancorp common stock and will become a right to acquire Berkshire Hills Bancorp.  The number of shares and the exercise price subject to the converted options will be adjusted for the exchange ratio in the merger, and the duration and other terms of the new Berkshire Hills Bancorp options will be the same as the prior Factory Point Bancorp options.  See “—Assumption of Factory Point Bancorp Stock Options.”

Appointment of a Director to the Berkshire Hills Bancorp Board of Directors.  Berkshire Hills Bancorp will appoint one of Factory Point Bancorp’s directors to the boards of directors of Berkshire Hills Bancorp and Berkshire Bank.  That person will be Susan M. Hill.

Continued Director and Officer Liability Coverage.  For a period of six years following the effective time of the merger, Berkshire Hills Bancorp has agreed to indemnify and hold harmless the current and former officers and directors of Factory Point Bancorp and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as Factory Point Bancorp currently provides for indemnification of its officers and directors.  For a period of six years following the effective time of the merger, Berkshire Hills Bancorp has also agreed to provide coverage to the officers and directors of Factory Point Bancorp immediately prior to the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Factory Point Bancorp or under a policy with comparable or better coverage.

Employee Matters

Each person who is an employee of Factory Point National Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Berkshire Bank.  Berkshire Hills Bancorp will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to Berkshire Hills Bancorp employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusion otherwise applicable under such plans to new employees will not apply to a continuing employee or their covered dependents who were covered under a similar Factory Point Bancorp plan at the closing of the merger.  Former employees of Factory Point National Bank will be treated as new employees for purposes of Berkshire Hills Bancorp’s 401(k) plan; provided, however, that continuing employees will receive credit for service with Factory Point Bancorp for purposes of vesting and determination of eligibility to participate in Berkshire Hills Bancorp’s 401(k) plan, but not accrual of benefits. Each continuing employee with sufficient Factory Point Bancorp service credit to satisfy the Berkshire Hills Bancorp 401(k) eligibility service requirement who has also reached the requisite plan participation age will be eligible to participate in the Berkshire Hills Bancorp 401(k) on the effective time of the merger.  Before the consummation of the merger, Factory Point National will make its 2007 budgeted discretionary contribution to the Factory Point National Bank 401(k) Profit Sharing Plan.

Before the consummation of the merger, Factory Point Bancorp may make payouts to Factory Point Bancorp employees under its incentive compensation plan and discretionary bonus fund consistent with its 2007 budget in an amount not to exceed $284,000.

Berkshire Hills Bancorp will pay each employee of Factory Point Bancorp who is not otherwise covered by a specific change in control agreement whose employment is terminated (other than for cause) on or within one year after the effective time of the merger a lump sum cash payment equal to two weeks of such employee’s then current base salary for each full year of service with Factory Point Bancorp, with a minimum of four weeks base pay and a maximum of 52 weeks base pay.  Additionally, Berkshire Hills Bancorp will provide customary outplacement services to all employees of Factory Point Bancorp, including executive officers, whose employment is terminated in connection with the merger.

Employees of Factory Point Bancorp are eligible to receive a “retention” bonus from Factory Point Bancorp in an amount determined by the President of Factory Point Bancorp (with the approval of the President of Berkshire Hills Bancorp) if such employee remains an employee of Factory Point Bancorp until the date the systems conversion occurs (or such other date established or adjusted by Berkshire Hills Bancorp not to exceed forty-five 45 days following the date the system conversion occurs) or is terminated before the date of the systems conversion, but after the effective time of the merger and satisfactorily fulfills his or her duties and responsibilities through the employee’s termination date.

Operations of Berkshire Bank after the Merger

After the merger of Berkshire Bank and Factory Point National Bank, the former offices of Factory Point National Bank will operate as branch offices of Berkshire Bank under the name “Berkshire Bank.”

Restrictions on Resale of Shares of Berkshire Hills Bancorp Common Stock

All shares of Berkshire Hills Bancorp common stock issued to Factory Point Bancorp’s shareholders in connection with the merger will be freely transferable, except that shares received by persons deemed to be “affiliates” of Factory Point Bancorp under the Securities Act at the time of the Factory Point Bancorp special meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. This joint proxy statement/prospectus does not cover any resales of the shares of Berkshire Hills Bancorp common stock to be received by Factory Point Bancorp’s shareholders upon completion of the merger, and no person may use this joint proxy statement/prospectus in connection with any resale. Based on the number of shares of Berkshire Hills Bancorp common stock anticipated to be received in the merger, it is expected that Rule 145 will limit the amount of shares that certain affiliates of Factory Point Bancorp will be able to sell into the market. Persons who may be deemed affiliates of Factory Point Bancorp for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of Berkshire Hills Bancorp’s common stock.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by Berkshire Hills Bancorp that is no later than 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived.  See “—Conditions to Completion of the Merger.”  On the closing date, Berkshire Hills Bancorp will file a certificate of merger with the Delaware Secretary of State merging Factory Point Bancorp into Berkshire Hills Bancorp.  The merger will become effective at the time stated in the certificate of merger.

Berkshire Hills Bancorp and Factory Point Bancorp are working to complete the merger quickly.  It is currently expected that the merger will be completed at the end of the third calendar quarter of 2007 or the beginning of the fourth quarter.  However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Berkshire Hills Bancorp’s and Factory Point Bancorp’s obligations to consummate the merger are conditioned on the following:

•                                          approval of the merger agreement by each of Berkshire Hills Bancorp and Factory Point Bancorp shareholders;

•                                          receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;

•                                          no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding to block the transaction and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•                                          the registration statement of which this joint proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;

•                                          receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Berkshire Hills Bancorp after completion of the merger;

•                                          receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•                                        the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect; and

•                                          to the extent required, the shares of Berkshire Hills Bancorp common stock issuable pursuant to the merger being approved for listing on The NASDAQ Global Select Market.

Berkshire Hills Bancorp and Factory Point Bancorp cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Factory Point Bancorp has agreed that, until completion of the merger and unless permitted by Berkshire Hills Bancorp, neither it nor its subsidiaries will:

General Business

•                                          conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•                                          fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•                                          take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness

•                                          incur, modify, extend or renegotiate any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person or entity, other than (a) the creation of deposit liabilities in the ordinary course of business consistent with past practice; and (b) advances from the Federal Home Loan Bank with a maturity of not more than one year;

•                                          prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

Capital Stock

•                                          adjust, split, combine or reclassify its capital stock;

•                                          pay any cash or stock dividends or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not exceeding $0.17 per share of Factory Point Bancorp common stock and dividends paid by any of Factory Point Bancorp’s subsidiaries to enable Factory Point Bancorp to pay such dividends;

•                                          grant any stock appreciation rights or grant any third party a right to acquire any of its shares of capital stock;

•                                          issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;

•                                          except in connection with the exercise of stock options or withholdings of taxes under any of the Factory Point Bancorp stock-based incentive plans, redeem, purchase or otherwise acquire any shares of its capital stock;

Dispositions

•                                          dispose of any of its material assets or cancel, release or assign any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

Investments

•                                          make any equity investment or purchase any property or assets other than pursuant to commitments existing as of the date of the merger agreement;

Contracts

•                                          enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $10,000 per year, and those specifically permitted by the merger agreement;

Loans

•                                          make, renegotiate, renew, increase, extend, modify or purchase any loans, leases, advances, credit enhancements or extensions, other than existing loan commitments or those in conformity with lending policies in effect as of the date of the merger agreement, in amounts not to exceed an aggregate of $500,000 with respect to any one borrower;

•                                          make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of Factory Point Bancorp or Factory Point National Bank, except for loans or extensions of credit on terms made available to the general public and other than renewals of existing loans or commitments to loan;

Employees

•                                          increase the compensation or fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice and pursuant to policies currently in effect;

•                                          pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any employees or directors; provided, however, that Factory Point Bancorp may make payouts to employees under its incentive compensation plan and discretionary bonus fund before the consummation of the merger consistent with its 2007 budget and in an amount not to exceed $284,000;

•                                          become a party to, amend or commit to any benefit plan or employment agreement;

•                                          voluntarily accelerate the vesting or the lapsing of any restrictions with respect to any stock options or other stock-based compensation;

•                                          elect any new senior executive officer or director;

•                                          hire any employee with an annual total compensation in excess of $30,000;

Settling Claims

•                                          settle any claim against it for more than $20,000 or impose or agree to material restrictions on its operations;

Governing Documents

•                                          amend its certificate of incorporation or bylaws;

Investment in Debt Securities

•                                          restructure or make any material change to its investment securities portfolio or interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

•                                          make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

Capital Expenditures

•                                          other than certain capital expenditures previously disclosed by Factory Point Bancorp, make any capital expenditures other than pursuant to binding commitments existing of the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

Branches

•                                          establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

Accounting

•                                          change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

Merger Agreement

•                                          take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

•                                          knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

Other Agreements

•                                          agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

Berkshire Hills Bancorp has agreed that, until the completion of the merger and unless permitted by Factory Point Bancorp, it will not:

•                                          take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•                                          take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

•                                          knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

•                                          agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

Berkshire Hills Bancorp also agreed that it would not:

•                                          enter into any definitive merger agreement, purchase and assumption agreement or similar document involving Berkshire Hills Bancorp or any of its subsidiaries without the prior notification by written, oral or electronic means to the Board of Directors or Chief Executive Officer of Factory Point Bancorp; or

•                                          issue or agree to issue any additional shares of Berkshire Hills Bancorp common stock or any securities convertible into Berkshire Hills Bancorp common stock, except for existing and future grants under Berkshire Hills Bancorp’s stock-based benefit plans, without the prior notification by written, oral or electronic means to the Board of Directors or Chief Executive Officer of Factory Point Bancorp.

Covenants of Factory Point Bancorp and Berkshire Hills Bancorp in the Merger Agreement

Agreement Not to Solicit Other Proposals.  Factory Point Bancorp and its officers, directors, employees and representatives have agreed not to: (1) solicit, initiate, encourage or facilitate any acquisition proposal by a third party; (2) participate in discussions or negotiations regarding an acquisition proposal; (3) enter into any agreement requiring it to abandon or terminate the merger agreement with Berkshire Hills Bancorp; (4) make any public statement critical of Berkshire Hills Bancorp, its board of directors, its management or the merger; or (5) join with or assist any person or entity in opposing the merger.  An acquisition proposal includes the following:

•                                          any merger, consolidation, share exchange, business combination, or other similar transaction involving Factory Point Bancorp or its subsidiaries;

•                                          any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Factory Point Bancorp;

•                                          any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Factory Point Bancorp; and

•                                          any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of Factory Point Bancorp not to solicit other acquisition proposals, Factory Point Bancorp may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Factory Point Bancorp board of directors:

•                                          after consultation with and receipt of advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its fiduciary duties to Factory Point Bancorp shareholders under applicable law; and

•                                          (1) after consultation with its outside legal counsel and its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and the prospects and interests of Factory Point Bancorp and its shareholders, is a more favorable transaction than the transactions contemplated by the merger agreement with Berkshire Hills Bancorp; (2) is not conditioned on obtaining financing; (3) is for all of Factory Point Bancorp’s common stock; and (4) is, in the written opinion of Factory Point Bancorp’s financial advisor, more favorable to Factory Point shareholders from a financial point of view than the transactions contemplated by the merger agreement with Berkshire Hills Bancorp (a “superior proposal”).

If Factory Point Bancorp receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Factory Point Bancorp must immediately notify Berkshire Hills Bancorp and provide Berkshire Hills Bancorp with information about the third party and its proposal.

Certain Other Covenants.  The merger agreement also contains other agreements relating to the conduct of Berkshire Hills Bancorp and Factory Point Bancorp before consummation of the merger, including the following:

•                                          each party will give the other party reasonable access during normal business hours to its property, books, records and personnel and furnish all information the other party may reasonably request;

•                                          Factory Point Bancorp will promptly provide Berkshire Hills Bancorp with a copy of all documents filed with its banking regulators, each management report provided to its board of directors and each public press release;

•                                          Berkshire Hills Bancorp will promptly provide Factory Point Bancorp with a copy of each report filed with its banking regulators;

•                                          Factory Point Bancorp will meet with Berkshire Hills Bancorp on a regular basis to discuss and plan for the conversion of Factory Point Bancorp’s data processing and related electronic information systems;

•                                          Factory Point Bancorp will invite a non-voting designee of Berkshire Hills Bancorp to attend all regular and special board of directors or senior management committee meetings of Factory Point Bancorp or Factory Point National Bank except that Berkshire Hills Bancorp’s designee will not attend portions of any meeting during which there is being discussed: (a) matters involving the merger; (b) information or material that Factory Point Bancorp or Factory Point National Bank must keep confidential under applicable laws or regulations or policies or procedures of Factory Point Bancorp or Factory Point National Bank; or (c) pending or threatened litigation or investigations, if in the opinion of counsel to Factory Point Bancorp, the presence of such designee might adversely affect the confidential nature of or any privilege relating to matters being discussed;

•                                          Berkshire Hills Bancorp and Factory Point Bancorp will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions;

•                                          Berkshire Hills Bancorp and Factory Point Bancorp will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger;

•                                          Factory Point Bancorp will take any necessary action to exempt Berkshire Hills Bancorp and this transaction from any anti-takeover provisions contained in Factory Point Bancorp’s certificate of incorporation or bylaws or federal or state law;

•                                          Berkshire Hills Bancorp and Factory Point Bancorp will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

•                                          Berkshire Hills Bancorp will file a registration statement, of which this joint proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of Berkshire Hills Bancorp common stock to be issued in the merger to Factory Point Bancorp shareholders;

•                                          Berkshire Hills Bancorp and Factory Point Bancorp will issue a joint press release announcing the merger and will consult with one another prior to issuing any press release or otherwise making public statements with respect to the merger;

•                                          Factory Point Bancorp and Berkshire Hills Bancorp will each take all actions necessary to convene a meeting of its respective shareholders to vote on the merger agreement.  The Factory Point Bancorp and the Berkshire Hills Bancorp board of directors will each recommend at its respective shareholder meeting that the shareholders vote to approve the merger and will use its reasonable best efforts to solicit shareholder approval.  However, the Factory Point Bancorp board of directors may change or withdrawal its recommendation if: (1) Factory Point Bancorp has properly called its meeting of shareholders; (2) has received a superior proposal; and (3) Factory Point Bancorp’s board of directors, after consultation with and based on the advice of counsel, determines, in good faith, that making such a recommendation would result in a violation of its fiduciary duties under applicable law;

•                                          before completion of the merger, Berkshire Hills Bancorp will notify The NASDAQ Global Market of the additional shares of Berkshire Hills Bancorp common stock that Berkshire Hills Bancorp will issue in exchange for shares of Factory Point Bancorp common stock;

•                                          Factory Point Bancorp will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to Berkshire Hills Bancorp a letter to the effect that such person will comply with Rule 145;

•                                          Berkshire Hills Bancorp and Factory Point Bancorp will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other.  They also will notify each other of any communication from a third party regarding the need to obtain that party’s consent in connection with the merger;

•                                          Berkshire Hills Bancorp will take all steps required to cause any acquisitions of Berkshire Hills Bancorp common stock in the merger by persons subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3; and

•                                          each of Berkshire Hills Bancorp and Factory Point Bancorp will coordinate with each other the payment of dividends to ensure that the holders of Berkshire Hills Bancorp common stock and Factory Point Bancorp common stock will not receive two dividends, or fail to receive one dividend, for any single quarter.

Representations and Warranties Made by Berkshire Hills Bancorp and Factory Point Bancorp in the Merger Agreement

Berkshire Hills Bancorp and Factory Point Bancorp have made certain customary representations and warranties to each other in the merger agreement relating to their businesses.  For information on these representations and warranties, please refer to the merger agreement attached as Annex A.  The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations.  See “—Conditions to Completion of the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties.  These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by Factory Point Bancorp or Berkshire Hills Bancorp shareholders, as follows:

•                                          by the written mutual consent of Berkshire Hills Bancorp and Factory Point Bancorp;

•                                          by either party, if the shareholders of Factory Point Bancorp fail to approve the merger agreement (provided that Factory Point Bancorp will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its shareholder meeting);

•                                          by either party, if the shareholders of Berkshire Hills Bancorp fail to approve the merger agreement (provided that Berkshire Hills Bancorp will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its shareholder meeting);

•                                          by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•                                          by either party, if the merger is not consummated by January 31, 2008, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

•                                          by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default;

•                                          by Berkshire Hills Bancorp, if Factory Point Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals or the submission of the merger agreement to shareholders, or if the board of directors of Factory Point Bancorp does not recommend approval of the merger in the joint proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Berkshire Hills Bancorp; or

•                                          by Berkshire Hills Bancorp, if the both average closing price of Berkshire Hills Bancorp common stock during a measurement period ending ten business days before the closing is less than $28.36 and Berkshire Hills Bancorp common stock underperforms the weighted average price of a predetermined list of 17 thrift and bank holding companies between the date of the merger agreement and the measurement period by 20%, unless Berkshire Hills Bancorp agrees to increase the exchange ratio pursuant to a formula specified in the merger agreement that would increase the value of the stock portion of the merger consideration to $28.36 or eliminate the underperformance in the index, whichever is less.

Termination Fee

The merger agreement requires Factory Point Bancorp to pay Berkshire Hills Bancorp a fee of $3,600,000 if the merger agreement is terminated in certain circumstances that involve a competing offer.

Specifically, Factory Point Bancorp must pay the termination fee if Berkshire Hills Bancorp terminates the merger agreement as a result of a breach by Factory Point Bancorp of its covenant regarding the solicitation of competing offers or its obligation to call a shareholder meeting or if Berkshire Hills Bancorp’s board of directors fails to recommend approval of the merger or upon the withdrawal, qualification or revision of its recommendation to approve the merger.

If either party terminates the Merger Agreement as a result of the failure of Factory Point Bancorp’s shareholders to approve the merger and an acquisition proposal from a third party has been publicly announced, disclosed or communicated before the date of the shareholders meeting, then Factory Point Bancorp must pay 1/3 of the termination fee.  If Berkshire Hills Bancorp terminates the Merger Agreement because of a material breach by Berkshire Hills Bancorp, and an acquisition proposal from a third party has been publicly announced, disclosed or communicated before the date of termination, then Factory Point Bancorp must pay 1/3 of the termination fee. If within 12 months after such termination, Factory Point Bancorp consummates or enters into any agreement with respect to an acquisition proposal, then it must pay the remainder of the fee.

Under no circumstances will Factory Point Bancorp be required to pay more than $3,600,000 in the aggregate under the termination fee provisions.

Expenses

Each of Berkshire Hills Bancorp and Factory Point Bancorp will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Berkshire Hills Bancorp and Factory Point Bancorp may agree to waive, amend or modify any provision of the merger agreement.  However, after the vote by Factory Point Bancorp shareholders, Berkshire Hills Bancorp and Factory Point Bancorp can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Factory Point Bancorp’s shareholders under the terms of the merger.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated condensed combined balance sheet as of March 31, 2007 and the unaudited pro forma consolidated condensed combined statements of income for the three months ended March 31, 2007 and the year ended December 31, 2006 give effect to the pending merger.

The unaudited pro forma consolidated condensed combined financial information is based on the historical consolidated financial statements of Berkshire Hills Bancorp and Factory Point Bancorp under the assumptions and adjustments set forth in the accompanying notes.  The unaudited pro forma consolidated condensed combined balance sheet gives effect to the merger as if the merger had been consummated at March 31, 2007.  The unaudited pro forma consolidated condensed combined statements of income give effect to the merger as if the merger had been completed at the beginning of the periods presented.

You should read the unaudited pro forma consolidated condensed combined financial statements in conjunction with the historical consolidated financial statements of Berkshire Hills Bancorp that are incorporated by reference into this document and of Factory Point Bancorp that appear elsewhere in this document.  The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations that would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

Pro forma per share amounts for the combined company are based on the exchange ratio of 0.5844 set forth in the Agreement and Plan of Merger.

Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet
As of March 31, 2007

	Historical
	Berkshire Hills	Factory Point	Pro Forma		Pro Forma
(in thousands)	Bancorp	Bancorp	Adjustments		Combined

Assets
Cash and securities	$257,173	$99,034	$—		$356,207
Net loans	1,710,408	223,901	(5,300	)(2)	1,929,009
Goodwill	104,923	2,299	56,200	(3)	163,422
Other intangibles	16,142	—	8,400	(4)	24,542
Other assets	85,927	14,144	(1,300	)(5)	98,771
Total assets	$2,174,573	$339,378	$58,000		$2,571,951

Liabilities and stockholders’ equity
Deposits	$1,535,612	$274,567	$—		$1,810,179
Borrowings	351,638	32,552	—		384,190
Subordinated debentures	15,464	—	23,000	(6)	38,464
Other liabilities	8,772	2,705	—		11,477
Total liabilities	1,911,486	309,824	23,000		2,244,310

Common stock	106	4,102	(4,083	)(7)	125
Additional paid-in capital	201,542	18,731	45,804	(7)	266,077
Unearned compensation	(2,724)	—	—	(7)	(2,724)
Retained earnings	109,275	6,986	(6,986	)(7)	109,275
Net accumulated other comprehensive income/(loss)	249	(131)	131	(7)	249
Treasury stock at cost	(45,361)	(134)	134	(7)	(45,361)
Total stockholders’ equity	263,087	29,554	35,000		327,641
Total liabilities and stockholders’ equity	$2,174,573	$339,378	$58,000		$2,571,951

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements

Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Statement of Income
Three Months Ended March 31, 2007

	Historical
(In thousands, except per share data)	Berkshire Hills Bancorp	Factory Point Bancorp	Pro Forma Adjustments		Pro Forma Combined

Interest and dividend income
Loans	$28,522	$4,263	$150	(2)	$32,935
Investments and other	2,948	980	—		3,928
Total interest and dividend income	31,470	5,243	150		36,863
Interest expense
Deposits	11,949	1,540	—		13,489
Borrowings	4,331	511	425	(6)	5,267
Total interest expense	16,280	2,051	425		18,756
Net interest income	15,190	3,192	(275)		18,107
Non-interest income
Fee income	7,733	646	—		8,379
Gain on securities	81	—	—		81
Other non-interest income	423	243	—		666
Total non-interest income	8,237	889	—		9,126
Total net revenue	23,427	4,081	(275)		27,233
Provision for loan losses	750	—	—		750
Non-interest expense
Salaries and employee benefits	8,511	1,390	(400)		9,501
Occupancy and equipment	2,486	474	—		2,960
Non-recurring expense	153	—	—		153
Other non-interest expense	4,259	781	50	(8)	5,090
Total non-interest expense	15,409	2,645	(350)		17,704
Income before income taxes	7,268	1,436	75	(8)	8,779
Income tax expense	2,326	357	25		2,708
Net income	$4,942	$1,079	$50		$6,071
Basic earnings per share	$0.57	$0.26			$0.57
Diluted earnings per share	$0.56	$0.26			$0.56
Weighted average common shares
Basic	8,662	4,077	1,914		10,576
Diluted	8,842	4,140	1,978		10,820

 See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements

Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Statement of Income
Year Ended December 31, 2006

	Historical
	Berkshire Hills	Factory Point	Pro Forma		Pro Forma
(In thousands, except per share data)	Bancorp	Bancorp	Adjustments		Combined

Loans	$100,836	$16,312	$600	(2)	$117,748
Investments and other	17,215	3,889	—		21,104
Total interest and dividend income	118,051	20,201	600		138,852
Interest expense
Deposits	41,044	5,064	—		46,108
Borrowings	16,767	1,943	1,700	(6)	20,410
Total interest expense	57,811	7,007	1,700		66,518
Net interest income	60,240	13,194	(1,100)		72,334
Non-interest income
Fee income	13,539	2,846	—		16,385
Loss on securities	(3,130)	—	—		(3,130)
Other non-interest income	1,639	258	—		1,897
Total non-interest income	12,048	3,104	—		15,152
Total net revenue	72,288	16,298	(1,100)		87,486
Provision for loan losses	7,860	390	—		8,250
Non-interest expense
Salaries and employee benefits	24,708	5,148	(1,600	)(8)	28,256
Occupancy and equipment	7,699	1,733	—		9,432
Non-recurring expense	1,510	—	—		1,510
Other non-interest expense	14,951	3,009	200	(8)	18,160
Total non-interest expense	48,868	9,890	(1,400)		57,358
Income from continuing operations before income taxes	15,560	6,018	300	(8)	21,878
Income tax expense	4,668	1,553	100		6,321
Income from continuing operations	10,892	4,465	200		15,557
Income from discontinued operations before income taxes	606	—	—		606
Income tax expense	235	—	—		235
Net income from discontinued operations	371	—	—		371
Net income	$11,263	$4,465	$200		$15,928
Basic earnings per share
Continuing operations	$1.28	$1.10			$1.49
Discontinued operations	0.04	—			0.03
Total	$1.32	$1.10			$1.52
Diluted earnings per share
Continuing operations	$1.25	$1.08			$1.46
Discontinued operations	0.04	—			0.03
Total	$1.29	$1.08			$1.49
Weighted average common shares
Basic	8,538	4,073	1,914		10,452
Diluted	8,730	4,150	1,978		10,708

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements

Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc.
Notes to Unaudited Pro Forma Consolidated
Condensed Combined Financial Statements

Note 1

The unaudited pro forma consolidated condensed combined (“pro forma combined”) balance sheet of Berkshire Hills Bancorp and Factory Point Bancorp at March 31, 2007 has been prepared as if the merger had been consummated on that date. The pro forma combined statements of income for the three months ended March 31, 2007 and year ended December 31, 2006 have been prepared as if the merger had been consummated at the beginning of the periods presented. The pro forma combined financial statements are based on the historical financial statements of Berkshire Hills Bancorp and Factory Point Bancorp and give effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

Certain reclassifications have been made to Factory Point Bancorp’s financial information to conform to Berkshire Hills Bancorp’s financial information.

Note 2

The only material estimated purchase accounting adjustment to record the existing assets and liabilities of Factory Point Bancorp at fair value is a $5.3 million estimated discount for net loans based on the Factory Point Bancorp financial statements at December 31, 2006.  This estimated fair value and resulting net discount, for purposes of these pro forma combined financial statements, is being accreted to interest income on a straight line basis over approximately nine years.  The actual discount will be accreted to interest income to produce a constant yield to maturity.

Note 3

The components of the purchase price of Factory Point Bancorp are as follows:

(in thousands, except per share data)

Purchase Price of Factory Point Bancorp
Factory Point Bancorp common stock outstanding	4,093	(a)
Exchange ratio (80% stock consideration converted at 0.5844 exchange ratio)	0.4675
Total Berkshire Hills Bancorp common stock to be issued	1,914

Purchase price per Berkshire Hills Bancorp common shares	$61,814	(b)
Estimated value of converted Factory Point stock options	2,740
Cash payment to Factory Point Bancorp shareholders (20% cash consideration at $19.50 per share)	15,964
Estimated transaction costs, net of 33% tax	7,036	(c)
Total purchase price	$87,554

(a)             Based on shares of Factory Point Bancorp common stock outstanding as of March 31, 2007.

(b)            Based on the $32.30 average per share closing price of Berkshire Hills Bancorp common stock from May 11, 2007 through May 17, 2007.

(c)             Estimated transaction costs include severance, contract terminations and professional fees.

Goodwill is calculated as the difference between the total purchase price and the net fair value of assets and liabilities acquired, including the fair value of identified intangible assets and related tax adjustments.

The pro forma combined financial statements do not include indirect merger costs which are estimated in the range of $1.0 to $2.0 million, after tax effects, for systems conversion and integration expenses.  It is anticipated that these expenses will be recorded around the time of the merger date.

Note 4

Other intangibles include an estimated core deposit intangible of $8.0 million, and the value of non-compete agreements and other intangible assets of $0.4 million.  The core deposit intangible is estimated to have an estimated useful life of eight years and is amortized over this estimated useful life on a straight-line basis.  The other intangible assets are amortized on a straight-line basis over a three year period.

Note 5

The adjustment to other assets is the estimated change in the net deferred tax asset based on the other pro forma adjustments.

Note 6

The increase in subordinated debentures is based on a projected issuance of $23.0 million in junior subordinated debentures to finance the $16.0 million cash consideration to shareholders and the $7.0 million in estimated direct costs of the merger, net of taxes.  Interest expense includes the estimated interest cost of this financing.  The actual form of this financing may be different from this assumption, based on capital market conditions.

Note 7

Under the purchase method of accounting, the equity accounts of Factory Point are eliminated.  Common stock is adjusted to include the $19 thousand par value of the 1.9 million common shares to be issued as part of the purchase consideration.  Additional paid-in capital is adjusted for the value of the common stock issued, in excess of the par value, along with the $2.7 million estimated value of Berkshire Hills Bancorp stock options issued in exchange for Factory Point Bancorp options.

Note 8

It is anticipated that there will be operating cost savings approximating $2.5 million, which will be partially offset by $1.1 million in increased amortization related to increased intangible assets.  The allocation of operating cost savings is an estimate subject to further change.  The net tax rate related to merger related changes in net income is estimated at approximately 33%.

DESCRIPTION OF BERKSHIRE HILLS BANCORP CAPITAL STOCK

The following summary describes the material terms of Berkshire Hills Bancorp’s capital stock and is subject to, and qualified by, Berkshire Hills Bancorp’s certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”). See “Where You Can Find More Information” as to how to obtain a copy of Berkshire Hills Bancorp’s certificate of incorporation and bylaws.

General

Berkshire Hills Bancorp is authorized to issue 26,000,000 shares of common stock having a par value of $0.01 per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share. At July 13, 2007, 8,846,323 shares of common stock were outstanding. At that date, no preferred shares were outstanding.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.  However, Berkshire Hills Bancorp’s certificate of incorporation provides that a record owner of Berkshire Hills Bancorp’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire Hills Bancorp’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

No Preemptive or Conversion Rights.  The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire Hills Bancorp before such securities are offered to others. The absence of preemptive rights increases Berkshire Hills Bancorp’s flexibility to issue additional shares of common stock in connection with Berkshire Hills Bancorp’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends.  Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire Hills Bancorp’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.  Under Delaware law, Berkshire Hills Bancorp may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position.  Dividends paid by Berkshire Bank and proceeds received from the offering of trust preferred securities have historically been the primary source of funds available to Berkshire Hills Bancorp.  Berkshire Hills Bancorp expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to its shareholders, the repurchase of its common stock and for other needs.  Berkshire Hills Bancorp’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire Hills Bancorp’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills Bancorp’s board of directors deems relevant.

Berkshire Hills Bancorp’s principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities.

Liquidation.  Upon liquidation, dissolution or the winding up of the affairs of Berkshire Hills Bancorp, holders of common stock are entitled to receive their pro rata portion of the remaining assets of Berkshire Hills Bancorp after the holders of Berkshire Hills Bancorp’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Preferred Stock

Berkshire Hills Bancorp’s certificate of incorporation authorizes its board of directors, without shareholder action, to issue preferred stock in one or more series and to establish the designations, dividend rates and rights, dissolution or liquidation rights, preferences, price and terms and conditions on which shares may be redeemed, terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in Berkshire Hills Bancorp’s control.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock

Berkshire Hills Bancorp’s certificate of incorporation and bylaws contain several provisions that may make Berkshire Hills Bancorp a less attractive target for an acquisition of control by anyone who does not have the support of Berkshire Hills Bancorp’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that shareholder actions may only be taken at a meeting and may not be taken by unanimous written shareholder consent.  The foregoing is qualified in its entirely by reference to Berkshire Hills Bancorp’s certificate of incorporation and bylaws.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association.  An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision.  Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition.  Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Berkshire Hills Bancorp’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of Berkshire Hills Bancorp are currently governed by Berkshire Hills Bancorp’s certificate of incorporation, bylaws and applicable provisions of the DGCL.  The rights of shareholders of Factory Point Bancorp are currently governed by Factory Point Bancorp’s certificate of incorporation, bylaws and applicable provisions of the DGCL.  If the merger is completed, Factory Point Bancorp shareholders who receive Berkshire Hills Bancorp common stock will become Berkshire Hills Bancorp shareholders and their rights will likewise be governed by Berkshire Hills Bancorp’s certificate of incorporation and bylaws and the DGCL.

The following is a summary of the material differences between the rights of a Factory Point Bancorp shareholder and the rights of a Berkshire Hills Bancorp shareholder.  This summary is not a complete statement of the differences between the rights of Factory Point Bancorp shareholders and the rights of Berkshire Hills Bancorp shareholders and is qualified in its entirety by reference to the governing law of each corporation and to the certificate of incorporation and bylaws of each corporation.  Copies of Berkshire Hills Bancorp’s certificate of incorporation and bylaws are on file with the Securities and Exchange Commission.  Copies of Berkshire Hills Bancorp’s certificate of incorporation and bylaws are available upon written request addressed to Gerald A. Denmark, Secretary, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201.

Authorized Stock
Berkshire Hills Bancorp	Factory Point Bancorp

•  The Berkshire Hills Bancorp certificate of incorporation authorizes 27,000,000 shares of capital stock, consisting of 26,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

•  At July 13, 2007, there were 8,846,323 shares of Berkshire Hills Bancorp common stock issued and outstanding.

•  As of July 13, 2007, there were no shares of preferred stock issued or outstanding.

•  The Factory Point Bancorp certificate of incorporation authorizes 6,000,000 shares of common stock, $1.00 par value. No shares of preferred stock are authorized.

•  As of July 13, 2007, there were 4,105,103 shares of Factory Point Bancorp common stock issued and outstanding.

Voting Rights
Berkshire Hills Bancorp	Factory Point Bancorp

•  The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•  Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

•  Holders of common stock may not cumulate their votes for the election of directors.

• The holders of the common stock exclusively possess all voting power. • Holders of common stock may not cumulate their votes for the election of directors.

Required Vote for Authorization of Certain Actions
Berkshire Hills Bancorp	Factory Point Bancorp

•  At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder” or any affiliate of an “interested stockholder.” However, if a majority of directors not affiliated with the interested shareholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

•  At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving any “other corporation” or any affiliate of any “other corporation.” However, if a majority of directors not affiliated with the other corporation approves the business combination, a majority vote of the outstanding shares is sufficient to approve a business combination.

Dividends
Berkshire Hills Bancorp	Factory Point Bancorp
• Holders of common stock are entitled, when declared by the Berkshire Hills Bancorp Board, to receive dividends, subject to the rights of holders of preferred stock.	• Holders of common stock are entitled, when declared by the Factory Point Bancorp Board, to receive dividends.

Shareholders’ Meetings
Berkshire Hills Bancorp	Factory Point Bancorp

•  Berkshire Hills Bancorp must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each shareholder entitled to vote.

•  Special meetings may be called only by the board of directors.

•  For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 days and not more than 60 days before the meeting.

•  The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•  To nominate a director or propose new business, shareholders must give written notice to the Secretary of Berkshire Hills Bancorp not less than 90 days before the meeting. However, if Berkshire Hills Bancorp gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the shareholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to shareholders or public disclosure of the meeting was made. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

•  Factory Point Bancorp must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each shareholder entitled to vote.

•  Special meetings may be called only by the board of directors.

•  For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 days and not more than 60 days before the meeting.

•  The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•  To nominate a director or propose new business, shareholders must give written notice to the Secretary of Factory Point Bancorp not less than 75 days nor more than 100 days before the anniversary date of the immediately preceding annual meeting of shareholders. However, if Factory Point Bancorp holds the annual meeting for a date that is not within 30 days before or after such anniversary date, written notice of the shareholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to shareholders. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

Action by Shareholders Without a Meeting
Berkshire Hills Bancorp	Factory Point Bancorp
• Action taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.	• Action taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.

Board of Directors
Berkshire Hills Bancorp	Factory Point Bancorp

•  The bylaws provide that the number of directors, to be fixed by resolution, shall not exceed 12.

•  The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.

•  Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.

•  Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

•  The bylaws provide that the number of directors shall be set by a resolution of the board of directors.

•  The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.

•  Vacancies on the board of directors will be filled by a majority vote of the remaining directors.

•  Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

Amendment of the Bylaws
Berkshire Hills Bancorp	Factory Point Bancorp
• The bylaws may be amended or repealed either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.	• The bylaws may be amended or repealed either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.

Amendment of the Certificate of Incorporation
Berkshire Hills Bancorp	Factory Point Bancorp

•  The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law.

•  The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the merger, the board of directors of Berkshire Hills Bancorp will consist of all the current directors of Berkshire Hills Bancorp plus Susan M. Hill.  Lawrence A. Bossidy will continue to be Non-Executive Chairman of the Board.  Susan M. Hill also will join the board of directors of Berkshire Bank.  Information regarding the proposed appointee is contained below. The indicated period for service as a director includes service as a director of Factory Point National Bank.

Susan M. Hill is President of Hill & Thompson, P.C., a certified public accounting firm located in Manchester Center, Vermont.  Age 57.  Director since 1992.

Information regarding the current directors and executive officers of Berkshire Hills Bancorp, executive compensation and relationships and related transactions is included in this Berkshire Hills Bancorp’s proxy statement for its 2007 annual meeting of shareholders, which is incorporated by reference in this joint proxy statement/prospectus.

Management

The executive officers of Berkshire Hills Bancorp and Berkshire Bank will not change as a result of the merger.

Operations

While there can be no assurance as to the achievement of business and financial goals, Berkshire Hills Bancorp currently expects to achieve cost savings equal to approximately 25% of Factory Point Bancorp’s current annualized non-interest expenses through the elimination of redundant senior management and back-office staffing and other operating efficiencies (such as the elimination of duplicative data processing services).  Berkshire Hills Bancorp expects to achieve most of these savings in the first full year following the merger. See “A Warning About Forward-Looking Statements.”

INFORMATION ABOUT FACTORY POINT BANCORP

General

Factory Point Bancorp, Inc. is a one bank holding company.  Factory Point National Bank is a community bank headquartered in Manchester Center, Vermont with seven full-service branch offices in Arlington, Dorset, Ludlow, Manchester and Rutland, Vermont.  Factory Point National Bank has been serving customers since it was founded in 1883.  Factory Point National Bank’s deposits are insured to the maximum extent permitted by law by the Federal Deposit Insurance Corporation.  Factory Point National Bank is subject to comprehensive regulation, examination and supervision by the Office of the Comptroller of the Currency.

Factory Point National Bank’s primary business includes residential real estate lending (for portfolio and sale on the secondary market), small business loan and deposit services as well as variety of consumer loan and deposit services.  Factory Point National Bank is chartered with trust powers and offers trust and investment services in the markets it serves.

Management’s Discussion and Analysis of Results of Operations

General

Factory Point Bancorp is a publicly-held, one-bank holding company whose wholly-owned subsidiary, the Factory Point National Bank of Manchester Center, maintains its corporate offices in Manchester Center, Vermont.  The Company is incorporated in the state of Delaware.  Factory Point Bancorp’s activity is currently limited to the holding of Factory Point National Bank outstanding common stock and Factory Point National Bank is Factory

Point Bancorp’s primary investment.  Factory Point Bancorp’s net income is largely derived from the business of Factory Point National Bank.

Factory Point National Bank is an insured bank under the Federal Deposit Insurance Act up to its applicable limits. Factory Point National Bank is a member of the Federal Reserve System.

Factory Point National Bank operates seven full-service community banking offices located in Arlington, Dorset, Ludlow, Manchester, and Rutland, Vermont.

Factory Point National Bank is principally engaged in the business of attracting deposits from the general public and investing those deposits in small business, commercial real estate, residential real estate, and consumer loans.  In connection with both loans and deposits, Factory Point National Bank does a substantial amount of business with individuals as well as customers in commercial and professional businesses.  Factory Point National Bank offers safe deposit boxes at four of its offices, and other community banking services to its customers.  Factory Point National Bank has drive up facilities and automated teller machines which are connected to the NYCE, SUM, and PLUS networks.  Factory Point National Bank is chartered with trust powers and offers advisory and investment services to consumers and businesses on retirement and estate planning, individual investment portfolios, and asset management in the markets it serves.

Neither Factory Point Bancorp nor Factory Point National Bank holds any patents, trademarks, licenses, franchises or concessions materially important to Factory Point National Bank, other than those required or granted by regulatory authorities.

The retail nature of Factory Point National Bank’s operations allows for full diversification of deposits and borrowers.  Most of Factory Point National Bank’s deposits are from individuals and small business related sources.  No material portion of Factory Point National Bank’s loans is concentrated within a single industry or group of related industries.  No loans are made to foreign companies or governments.  Factory Point National Bank generally finances real estate within its market area.

At March 31, 2007, Factory Point National Bank had 100 full time equivalent employees.

Factory Point National Bank’s business is affected not only by competition and general economic conditions, but also by governmental, tax, monetary, and fiscal policies.

Factory Point National Bank’s operations are subject to regulation, examination, and supervision by the Office of the Comptroller of the Currency.

Federal and state banking regulations regulate, among other things, the scope of the business a bank, a bank holding company, or a financial holding company, the investments a bank may make, deposit reserves a bank must maintain, the establishment of branches and the activities of a bank with respect to mergers and acquisitions.  Factory Point National Bank is subject to the federal regulations promulgated pursuant to the Financial Institutions Supervisory Act to prevent banks from engaging in unsafe and unsound practices, as well as various other federal and state laws and consumer protection laws.

The earnings and growth of Factory Point Bancorp, Factory Point National Bank and the banking industry are affected by the monetary and fiscal policies of the United States government and its agencies, particularly the Federal Reserve Board.  The Open Market Committee of the Federal Reserve Board implements national monetary policy to curb inflation and combat recession.  The Federal Reserve Board uses its power to adjust interest rates in United States Government securities, the discount rate and the deposit reserve retention rates.  The actions of the Federal Reserve Board influence growth of bank loans, investment and deposits.  They can also affect interest rates changes on loans and paid on deposits.  The nature and impact of any future changes in monetary policies can not be predicted.

In addition to other laws and regulations, Factory Point National Bank is subject to the Community Reinvestment Act, which requires the Federal bank regulatory agencies, when considering certain applications involving Factory Point Bancorp or Factory Point National Bank, to consider Factory Point National Bank’s record of helping to meet the credit needs of the entire community, including low and moderate income neighborhoods.  The Community Reinvestment Act was originally enacted because of concern over unfair treatment of prospective borrowers by banks and over unwarranted geographic differences in lending patterns.  Existing banks have sought to comply with Community Reinvestment Act in various ways; some banks have made use of more flexible lending criteria for certain types of loans and borrowers (consistent with the requirement to conduct safe and sound operations), while other banks have increased their efforts to make loans to help meet identified credit needs within the consumer community, such as those for home mortgages, home improvements and small business loans.  For example, this may include participation in various government insured lending programs, such as Small Business Administration loans and participation in other types of lending programs such as high loan to vale conventional mortgage loans with private mortgage insurance.  The market area from which Factory Point National Bank draws much of its business is Manchester, Arlington, Dorset, Ludlow, and Rutland, Vermont.  Factory Point Bancorp and Factory Point National Bank have not and will not adopt any policies or practices which discourage credit applications from, or unlawfully discriminate against, individuals or segments of the communities served by Factory Point National Bank.  Factory Point National Bank’s current Community Reinvestment rating is outstanding.

On October 26, 2001, the United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act, was enacted to further strengthen domestic security following the September 11, 2001 attacks.  The USA Patriot Act amends various federal banking laws, particularly the Bank Secrecy Act with the intent to curtail money laundering and other activities that might be undertaken to finance terrorist actions.  The USA Patriot Act also requires that financial institutions in the United States enhance already established anti-money laundering policies, procedures, and audit functions and ensure that controls are reasonably designed to detect instances of money laundering through certain correspondent and private bank accounts.  Verification of customer identification, maintenance of said verification records, and cross checking names of new customers against government lists of known or suspected terrorists is also required.  The Patriot Act was recently re-authorized and modified with the enactment of the USA Patriot Act Improvement and Reauthorization Act of 2005.

Factory Point Bancorp does not anticipate that compliance with applicable federal and state banking laws will have a material adverse effect on its business of the business of Factory Point National Bank.  Compliance by Factory Point Bancorp and Factory Point National Bank with federal, state and local provisions which have been enacted or adopted regulating or otherwise relating to the discharge of material into the environment is not expected to have a material effect upon the capital expenditures, earnings, or competitive position of Factory Point Bancorp.

Comparison of Financial Condition at March 31, 2007 and December 31, 2006

This discussion should be read in conjunction with the unaudited consolidated interim financial statements and related footnotes and the consolidated financial statements and other financial data.

Assets.  Total assets remained steady in 2007 ending the quarter at $339,378,000 compared to $340,499,000 as of December 31, 2006.

Loans.  Total loans were $228,023,000 at March 31, 2007, down slightly from $229,666,000 at December 31, 2006, a decrease of 0.72%.  Average total loans for the first three months of 2007 were $230,125,000 up 5.02% over the first three months of 2006 average balances of $219,123,000.

Loans secured by residential real estate increased slightly from $89,360,000 at December 31, 2006 to $89,832,000 at March 31, 2007 while commercial and commercial real estate loans decreased slightly from $128,427,000 at December 31, 2006 to $128,104,000 at March 31, 2007.

Securities.  Factory Point Bancorp maintains a portfolio of securities available for sale to enhance income, manage liquidity needs, and fulfill pledging requirements for municipal deposits and repurchase agreements.  This investment portfolio is primarily comprised of U.S. Government sponsored enterprise securities, mortgage-backed securities, collateralized mortgage obligations, corporate bonds, and municipal bonds.  Total available for sale securities decreased $3,148,000, from $89,090,000 at December 31, 2006, to $85,942,000 at March 31, 2007.

The net unrealized loss on the portfolio of securities available for sale was $198,000 at March 31, 2007 compared to $444,000 at December 31, 2006.  Management has the ability and intent to hold all securities which are in an unrealized loss position at March 31, 2007 until there is market recovery of the unrealized loss or until maturity.  Management does not consider any securities to be other than temporarily impaired.

Deposits.  Total deposits increased to $274,567,000 as of March 31, 2007 compared to $269,967,000 at December 31, 2006.  Savings, NOW and money market accounts increased a total of $11,118,000 or 8.21% from $135,391,000 at December 31, 2006 to $146,509,000 at March 31, 2007.  Total time deposits decreased $536,000 from $83,944,000 at December 31, 2006 to $83,408,000 at March 31, 2007.  Average deposit balances for the first three months of  2007 were $266,799,000 compared to average deposit levels for the first three months of 2006 of $260,910,000.

Borrowings.  Total short-term borrowings were $27,202,000 and $38,677,000 at March 31, 2007 and December 31, 2006, respectively.  This decrease of 29.67% is due to a decrease in our short term borrowings from the FHLB.  FHLB Borrowings decreased $11,500,000 from $17,500,000 as of December 31, 2006 to $6,000,000 as of March 31, 2007.  Long-term borrowings increased from $353,000 at December 31, 2006 to $5,351,000 at March 31, 2007 due to longer term borrowing agreements from the Federal Home Loan Bank of Boston instead of overnight advances.

Shareholders’ Equity.  Shareholders’ equity at March 31, 2007 was $29,554,000, an increase of $730,000 or 2.53% from the $28,824,000 at December 31, 2006.  The overall increase is primarily due to earnings that were retained to fund future growth.  Shareholders’ equity as a percentage of total assets was 8.71% and 8.43% at March 31, 2007 and December 31, 2006, respectively.  Book value per common share was $7.25 at March 31, 2007, compared to $7.08 at December 31, 2006.

Capital provides the foundation for future growth and profitability for Factory Point Bancorp.  At March 31, 2007, Factory Point Bancorp’s leverage ratio was 8.13% versus 8.18% at December 31, 2006.  The Tier 1 Capital to risk-weighted assets ratio at March 31, 2007 was 12.06% compared to 11.74% at December 31, 2006.  At March 31, 2007 and December 31, 2006, the Total Capital to risk-weighted assets ratio was 13.32% and 12.99%, respectively.  All ratios exceed regulatory minimum levels, and place Factory Point National Bank in the “well-capitalized” category according to regulatory standards.

Asset Quality.  Non-performing loans consist of nonaccrual loans of $1,066,000 at March 31, 2007 and $1,052,000 at December 31, 2006.  This represents an increase of $14,000 or 1.3%.

Non-performing loans to total loans as of March 31, 2007 was 0.47% compared to 0.46% at December 31, 2006.  Non-performing assets as a percentage of total assets at March 31, 2007 was 0.31% compared to 0.31% at December 31, 2006.  There were no impaired loans at March 31, 2007 or December 31, 2006.

Allowance for Loan Losses.  Factory Point Bancorp assumes lending and credit risks as a principal element of business, and anticipates that credit losses will be experienced in the normal course of business.  Accordingly, management makes a quarterly determination as to an appropriate provision from earnings necessary to maintain an allowance for loan losses that is adequate for probable losses.  Management’s evaluation is based upon a continuing review of the loan portfolio, which includes factors such as the risk characteristics of individual loans, net loan charge-off or recovery experience, delinquency rates, the overall size and composition of the loan portfolio and local and general economic conditions. The balance in the allowance for loan losses was $4,122,000, or 1.81% of total loans at March 31, 2007, compared to $4,132,000, or 1.80% of total loans at December 31, 2006.

Credit Risk.  Management reviews the allowance for loan losses monthly and makes provisions for loan losses, when necessary, in order to maintain the adequacy of the allowance. Management believes the allowance for loan losses is adequate to cover risks inherent in Factory Point Bancorp’s loan portfolio at March 31, 2007.  However, there can be no assurance that Factory Point Bancorp will not have to increase its provision for loan losses in the future as a result of changes in economic conditions or for other reasons, which could adversely affect both the estimates made by management and Factory Point Bancorp’s results of operations.

Interest Rate Risk.  Interest rate risk is the risk of loss from adverse changes in market prices and rates.  Factory Point Bancorp utilizes an Asset Liability Committee (ALCO), which meets quarterly, to review Factory Point Bancorp’s interest rate sensitivity on an ongoing basis and prepare strategies to limit exposure to interest rate risk.  The principal objective of the ALCO is to maximize Factory Point Bancorp’s net interest income while maintaining a level of risk appropriate given Factory Point Bancorp’s business focus, operating environment, capital, and liquidity requirements and performance objectives.  The ALCO also reviews Factory Point Bancorp’s liquidity, capital position, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates.   Management meets weekly to make pricing and funding decisions with respect to Factory Point Bancorp’s retail deposits and selected consumer loans.

Factory Point Bancorp’s primary monitoring tool is an asset/liability simulation model, which is prepared quarterly.  Factory Point Bancorp examines changes to net interest income assuming rising or falling interest rate levels.

Liquidity Risk.  Managing liquidity involves meeting the day-to-day needs of depositors and borrowers, taking advantage of investment opportunities, and providing a cushion against unforeseen cash flow needs.

Sources of liquidity for Factory Point Bancorp include short-term investments, securities available-for-sale, maturing and repaying loans, and monthly cash flows from mortgage-backed securities and collateralized mortgage obligations.  The loan portfolio provides an additional source of liquidity due to Factory Point Bancorp’s participation in the secondary mortgage market and the ability to sell loans as necessary.  Factory Point Bancorp also meets its liquidity needs by attracting deposits and utilizing borrowing arrangements with the Federal Home Loan Bank of Boston for both short-term and long-term borrowings.

Factory Point Bancorp has a $2.76 million line of credit available from the Federal Home Loan Bank of Boston with no outstanding balance as of March 31, 2007.

Factory Point Bancorp’s sources of liquidity are deemed by management to be sufficient to fund outstanding loan commitments and meet other obligations.

Comparison of Financial Condition at December 31, 2006 and December 31, 2005

This discussion provides information concerning changes in the consolidated financial condition of Factory Point Bancorp from December 31, 2005 to December 31, 2006.  The comments are intended to supplement and should be reviewed in conjunction with the consolidated financial statements, related notes and selected financial data presented elsewhere herein.

Assets.  Total assets grew 6.58% in 2006 ending the year at $340,499,000 compared to $319,485,000 as of December 31, 2005.

Loans.  Total loans were $229,666,000 at December 31, 2006, up from $210,288,000 at December 31, 2005, an increase of 9.21%.  Average total loans for the three months ended March 31, 2006 were $219,123,000 up 6.40% over the three months ended March 31, 2005 average balance of $205,934,000.  Loans secured by residential real estate increased 24.92% from $71,532,000 at December 31, 2005, to $89,360,000 at December 31, 2006 while commercial and commercial real estate loans increased 3.85% from $123,666,000 at December 31, 2005 to $128,427,000 at December 31, 2006.  In 2006, Factory Point Bancorp decided to hold more residential real estate loans for its own portfolio in order to reduce the bank’s exposure to interest rate risk.  Consumer loans decreased 38.51% from $10,312,000 at December 31, 2005 to $6,341,000 at December 31, 2006 due to the reduction in consumer time notes.  Factory Point Bancorp plans to continue to establish new and expanded commercial banking relationships with customers throughout southern Vermont.  The following table shows the loan portfolio composition as of the respective balance sheet dates.

	At December 31,
	2006		2005		2004		2003		2002

		Percent		Percent		Percent		Percent		Percent
(Dollars In thousands)	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total

Residential real estate	$89,360	38.9%	$71,532	34.0%	$70,996	34.8%	$64,848	33.6%	$58,472	33.7%
Commercial and commercial real estate	128,427	56.0	123,666	58.9	119,854	58.8	115,534	59.8	99,864	57.6
Construction	5,311	2.3	4,581	2.2	3,935	1.9	3,561	1.8	5,347	3.1
Consumer	6,341	2.8	10,312	4.9	9,176	4.5	9,227	4.8	9,640	5.6
Total loans	$229,439	100%	$210,091	100%	$203,961	100%	$193,170	100%	$173,323	100%
Net deferred loan fees/costs	227		197		184		179		153
Allowance for loan losses	(4,132)		(3,618)		(2,910)		(3,385)		(3,239)
Total loans receivable, net	$225,534		$206,670		$201,235		$189,964		$170,237

The following table sets forth certain information at December 31, 2006 regarding the dollar amount of loan principal repayments becoming due during the periods indicated.

December 31, 2006
(in thousands)	One year or Less	More than One Year to Five Years	More than Five Years	Total
Residential real estate	$2,762	$1,107	$85,491	$89,360
Commercial and commercial real estate	26,946	69,242	32,238	128,427
Construction	5,311	—	—	5,311
Consumer	490	3,703	2,148	6,341
Total	$35,509	$74,052	$119,877	$229,439

The following table sets forth the dollar amount of all loans at December 31, 2006 that are due after December 31, 2007 and have either fixed interest rates or floating or adjustable interest rates.  The amounts shown below exclude loan origination fees.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)

Residential real estate	$28,984	$57,614	$86,598
Commercial and commercial real estate	41,802	59,678	101,480
Consumer	4,009	1,842	5,851
Total	$74,795	$119,134	$193,929

Securities.  Factory Point Bancorp maintains a portfolio of securities available for sale to enhance income, manage liquidity needs, and fulfill pledging requirements for municipal deposits and repurchase agreements.  This investment portfolio is primarily comprised of U.S. Government sponsored enterprise securities, mortgage-backed securities, collateralized mortgage obligations, corporate bonds, and municipal bonds.  Total available for sale securities increased $2,659,000, from $86,431,000 at December 31, 2005, to $89,090,000 at December 31, 2006.

The net unrealized loss on the portfolio of securities available for sale was $444,000 at December 31, 2006 compared to $659,000 at December 31, 2005.  Management has the ability and intent to hold all securities that are in an unrealized loss position at December 31, 2006 until there is market recovery of the unrealized loss or until maturity.  Management does not consider any securities to be other than temporarily impaired.

The following table sets forth the amortized cost and fair values of Factory Point Bancorp’s securities portfolio at the dates indicated.

	December 31,
	2006		2005		2004
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Government sponsored enterprises	$11,449	$11,322	$9,456	$9,319	$5,951	$5,921
Corporate bonds	5,902	5,895	2,905	2,899	—	—
Municipal securities	31,798	31,908	30,910	30,981	21,781	22,204
Mortgage-backed securities	32,738	32,367	35,807	35,339	32,394	32,322
Collateralized mortgage obligations	5,727	5,677	5,554	5,439	11,088	11,075
Securities backed by SBA loans	766	767	980	976	1,435	1,426
Nonmarketable equity securities	1,154	1,154	1,478	1,478	1,478	1,478
Total	$89,534	$89,090	$87,090	$86,431	$74,127	$74,426

The following table sets forth information with regard to contractual maturities of securities available for sale as of December 31, 2006 (non-marketable equity securities are reflected in the more than ten years category) (mortgage backed securities and securities backed by SBA loans are included by final maturity).  Actual maturities may differ from contractual maturities because of prepayments on loans underlying asset-backed securities and the right of issuers to call or prepay obligations with or without prepayment penalties.

December 31, 2006	One year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
(in thousands)	Fair value	Weighted Average Yield(1)	Fair value	Weighted Average Yield(1)	Fair value	Weighted Average Yield(1)	Fair value	Weighted Average Yield(1)	Fair value	Weighted Average Yield(1)
U.S. Government sponsored enterprises	$5,977	4.40%	$3,968	4.39%	$1,376	4.28%	$—	—%	$11,322	4.38%
Corporate bonds	—	—	5,895	5.27	—	—	—	—	5,895	5.27
Municipal securities	1,109	5.32	4,152	5.53	9,503	5.81	17,144	5.86	31,908	5.79
Mortgage-backed securities	—	—	953	4.99	335	6.66	31,079	4.74	32,367	4.76
Collateralized mortgage obligations	—	—	687	5.57	—	—	4,991	4.68	5,678	4.79
Securities backed by SBA loans	—	—	122	5.69	25	7.90	620	5.66	767	5.74
Nonmarketable equity securities	—	—	—	—	—	—	1,154	5.77	1,154	5.77
Total	$7,086	4.54%	$15,777	5.12%	$11,239	5.65%	$54,988	5.10%	$89,090	5.13%

(1)             Calculated on a tax-equivalent basis using a tax rate of 34%.

Deposits.  Total deposits remained level throughout 2006 and ended at $269,967,000 as of December 31, 2006 compared to $270,001,000 at December 31, 2005.  While savings, NOW and money markets declined, demand and time deposits grew significantly.  Savings, NOW and money market accounts declined a total of $16,919,000 or 11.11% from $152,310,000 at December 31, 2005 to $135,391,000 at December 31, 2006.  Demand deposits increased $5,126,000 or 11.26% to $50,632,000 at December 31, 2006, from $45,506,000 at December 31, 2005.  Total time deposits increased $11,759,000 from $72,185,000 at December 31, 2005 to $83,944,000 at December 31, 2006.

The following table summarizes the composition of Factory Point Bancorp’s deposit balances:

	At December 31,
	2006		2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$50,632	18.8%	$45,506	16.8%	$45,614	17.2%
NOW	65,236	24.2	64,980	24.1	60,935	23.0
Money Market	52,752	19.5	65,523	24.3	70,274	26.5
Savings	17,403	6.4	21,807	8.1	22,306	8.4
Time Deposits	83,944	31.1	72,185	26.7	66,135	24.9
Total	$269,967	100.0%	$270,001	100.0%	$265,264	100.0%

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of December 31, 2006:

(In thousands)	Time Deposits
Maturity Period
Three months or less	$34,492
Over three through six months	27,559
Over six through twelve months	16,121
Over twelve months	5,772
Total	$83,944

Borrowings.  Total short-term borrowings were $38,677,000 and $19,666,000 at December 31, 2006 and 2005, respectively.  This increase of 96.67% from year to year is due to an increase in our short term borrowings from the FHLB.  Short-term FHLB borrowings increased $16,000,000 in 2006 from $1,500,000 as of December 31, 2005 to $17,500,000 as of December 31, 2006.  Short-term FHLB borrowings were used to fund loan demand due to slow deposit growth in 2006.  Long-term borrowings declined slightly from $364,000 at December 31, 2005 to $353,000 at December 31, 2006 due to the amortizing of the long-term loan from the Federal Home Loan Bank of Boston.

The following indicates information about Factory Point Bancorp’s short-term borrowings at and for the periods indicated:

	At of For the Year Ended December 31,
(Dollars in thousands)	2006	2005	2004
Maximum amount outstanding at any month end during the period advances	$51,707	$19,666	$24,260
Average amount outstanding during the period	39,022	14,503	13,510
Weighted average interest rate during the period	4.96%	3.27%	1.34%
Balance outstanding at end of period	$38,677	$19,666	$11,031
Weighted average interest rate at end of period	4.23%	2.51%	1.65%

Comparison of Operating Results for the Three Months Ended March 31, 2007 and 2006

Factory Point Bancorp earned net income for the quarter ended March 31, 2007 of $1,079,000 or $0.26 per diluted share.  This compares with $1,072,000 or $0.26 per diluted share earned during the quarter ended March 31, 2006.

Return on average assets for the quarter ended March 31, 2007 was 1.29%, compared to 1.35% at March 31, 2006.  Factory Point Bancorp’s return on average equity for the quarter ended March 31, 2007 was 15.08% compared to 16.12% for March 31, 2006.

The following table sets forth certain information relating to Factory Point Bancorp’s average earning assets and average interest-bearing liabilities for the periods indicated.  The yields and rates were derived by dividing tax equivalent interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown.

Statutory tax rates were used to calculate tax-exempt income on a tax equivalent basis.  Average balances were computed based on average daily balances.  Non-accruing loans have been included in loan balances.  The yield on securities available for sale is computed based upon amortized cost.

		Quarter Ended March 31, 2007			Quarter Ended March 31, 2006
		INTEREST	AVERAGE		INTEREST	AVERAGE
	AVERAGE	INCOME /	YIELD /	AVERAGE	INCOME /	YIELD /
	BALANCE	EXPENSE	RATE	BALANCE	EXPENSE	RATE
EARNING ASSETS:
SECURITIES AVAILABLE FOR SALE	$88,218,841	$1,130,657	5.14%	$87,742,737	$1,091,370	4.99%
LOANS	230,124,589	4,290,002	7.48	211,163,475	3,768,594	7.16
OTHER SHORT TERM INVESTMENTS	352,295	4,267	4.86	165,067	1,842	4.48
TOTAL EARNING ASSETS	318,695,725	5,424,926	6.83%	299,071,279	4,861,806	6.52%

CASH & DUE FROM BANKS	8,524,021			11,921,484
ALLOWANCE FOR LOAN LOSSES	(4,127,305)			(3,690,323)
OTHER ASSETS	15,964,011			13,808,174
TOTAL ASSETS	$339,056,452			$321,110,614

INTEREST BEARING LIABILITIES:
NOW ACCOUNTS	$65,465,194	$221,441	1.36%	$64,169,334	$129,163	0.81%
MONEY MARKETS	55,485,267	410,025	2.96	60,969,916	301,207	1.98
REGULAR SAVINGS	17,260,907	30,780	0.72	21,573,704	25,932	0.48
TIME DEPOSITS > $100M	25,770,591	353,269	5.50	19,116,899	227,323	4.77
TIME DEPOSITS < $100M	58,980,020	524,536	3.57	53,471,369	348,665	2.62
LONG TERM BORROWINGS	2,507,890	25,572	4.09	362,851	2,268	2.51
OTHER SHORT TERM BORROWINGS	38,025,693	485,494	5.12	29,809,449	329,416	4.43
TOTAL INTEREST BEARING LIABILITIES	263,495,562	2,051,117	3.12%	249,473,522	1,363,974	2.19%

DEMAND DEPOSITS	43,837,458			42,031,854
OTHER LIABILITIES	2,711,087			2,633,473
EQUITY	29,012,345			26,971,765
TOTAL LIABILITIES & EQUITY	$339,056,452			$321,110,614

NET INTEREST INCOME		$3,373,809			$3,497,832

INTEREST RATE SPREAD			3.71%			4.33%

NET INTEREST MARGIN			4.25%			4.69%

Net Interest Income.  Net interest income is the difference between interest income on earning assets and interest expense on interest-bearing liabilities.  Net interest income on a tax equivalent basis for the quarter ended March 31, 2007 was $3,374,000, a decrease of $124,000, or 5.34%, when compared to the quarter ended March 31, 2006 when net interest income on a tax equivalent basis was $3,498,000.  Average earning assets increased $19,625,000 from the first quarter of 2006 average balance of $299,071,000 to an average balance of $318,696,000 in the first quarter of 2007.

As general interest rate levels continued to climb throughout the last year, the yield on earning assets improved as well from 6.52% in the first quarter of 2006 to 6.83% in the first quarter of 2007.  Offsetting the increase in the yields on earning assets, was the increase in the overall cost of funds in 2007, due primarily to our higher short term borrowing levels, the increased rate environment impacting all deposit categories and the shift in the deposit base to higher cost funds.  Our cost of interest bearing liabilities increased 93 basis points from 2.19% in 2006 to 3.12% in 2007.  As a result, Factory Point Bancorp’s net interest margin ended the quarter at 4.25% compared to 4.69% as of 2006.

Provision for Loan Losses.  Factory Point Bancorp establishes a provision for loan losses, which is charged to earnings, in order to maintain the allowance for loan losses at a level that is adequate based on the estimated inherent risk of loss in the loan portfolio.  In determining an appropriate level of the allowance for loan losses, management considers such factors as the risk characteristics of individual loans, net loan charge-off or recovery experience, delinquency rates, the overall size and composition of the loan portfolio and local and general economic conditions.  The provision for loan losses was $0 for the three months ended March 31, 2007 and $195,000 for the three months ended March 31, 2006.  The reduction in the provision for loan losses from the first quarter of 2006 to the first quarter of 2007 was primarily due to the reduction in the total loan portfolio, the continued changing mix of the loan portfolio with lower credit risk loan types such as residential loans increasing as a percentage of total loans, a reduction in impaired loans from the first quarter of 2006 to the same period in 2007, as well as a continuation of strong credit quality indicators.

Non-Interest Income.  Non-interest income for the quarter ended March 31, 2007 amounted to $889,000, compared to $750,000 for the quarter ended March 31, 2006.  Non-interest income is comprised primarily of trust service fees, service charges on deposit accounts, other service charges, net gains on sales of residential loans, and net gains on sales of investments.

Trust service fees include fees associated with the Trust and Investment Group as well as fees from brokerage services.  Total trust service fees increased 13.06% in the first quarter of 2007 to $329,000 from $291,000 in the first quarter of 2006.  The increase was primarily due to an increase in fees associated with brokerage services.

Service charges on deposit accounts amounted to $317,000 for the quarter ended March 31, 2007 compared to $258,000 in the first quarter of 2006.  The increase was primarily due to an increase in fees charged for certain deposit account services.

Non-Interest Expense.  Total non-interest expenses for the quarter ended March 31, 2007 amounted to $2,645,000, an increase of $235,000 from total non-interest expenses of $2,410,000 for the quarter ended March 31, 2006.

The major components of non-interest expenses are salaries and benefits expense, occupancy & equipment expenses, and other operating expenses.

Salary and benefits expenses were $1,390,000 for the quarter ended March 31, 2007, up 12.80% from $1,232,000 for the quarter ended March 31, 2006.  The increases are primarily attributable to annual salary increases and increased health insurance costs.

Other expenses are comprised primarily of the following: advertising, courier expenses, consulting fees, FDIC insurance assessments, supplies expense, postage and the Vermont franchise tax.  In total, other expenses were $781,000 for the quarter ended March 31, 2007, up $22,000 or 2.90% from $759,000 for the quarter ended March 31, 2006.

Income Tax Expense.  Income tax expense for the quarter ended March 31, 2007 totaled $357,200 compared to $397,300 for the first quarter of 2006.  Factory Point Bancorp’s statutory Federal corporate tax is 34%.  The decrease in income tax expense was primarily due to the decline in income before income taxes as well as an increase in tax exempt income.

Comparison of Operating Results for the Years Ended December 31, 2006, 2005 and 2004

Factory Point Bancorp earned net income for the year ended December 31, 2006 of $4,465,000 or $1.08 per diluted share.  This compares with $4,400,000 or $1.06 per diluted share, earned during the year ended December 31, 2005.  For the year ended December 31, 2004, earnings were $3,758,000 or $0.90 per diluted share.

Return on average assets for the year ended December 31, 2006 was 1.35%, compared to 1.41% for 2005 and 1.23% for 2004.  Factory Point Bancorp’s return on average equity for the year ended December 31, 2006 was 16.29% compared to 16.88% and 15.27% for the years ended December 31, 2005 and 2004, respectively.

The following table sets forth certain information relating to Factory Point Bancorp’s average earning assets and average interest-bearing liabilities for the years indicated.  The yields and rates were derived by dividing tax equivalent interest income or interest expense by the average balance of assets or liabilities, respectively, for the years shown.

Statutory tax rates were used to calculate tax-exempt income on a tax equivalent basis.  Average balances were computed based on average daily balances.  Non-accruing loans have been included in loan balances.  The yield on securities available for sale is computed based upon amortized cost.

	2006			2005			2004
	AVERAGE BALANCE	INTEREST/ INCOME EXPENSE	AVERAGE/ YIELD RATE	AVERAGE BALANCE	INTEREST/ INCOME EXPENSE	AVERAGE/ YIELD RATE	AVERAGE BALANCE	INTEREST/ INCOME EXPENSE	AVERAGE/ YIELD RATE
EARNING ASSETS:
SECURITIES AVAILABLE FOR SALE	$89,840,784	$4,497,290	5.01%	$78,576,848	$3,593,469	4.57%	$81,855,395	$3,356,603	4.10%
LOANS	219,123,226	16,409,360	7.49	205,934,431	13,313,513	6.46	200,816,711	10,828,661	5.39
OTHER SHORT TERM INVESTMENTS	212,777	9,863	4.64	4,086,911	125,794	3.08	2,280,015	38,612	1.69

TOTAL EARNING ASSETS	309,176,787	20,916,513	6.77%	288,598,190	17,032,776	5.90%	284,952,121	14,223,876	4.99%

CASH & DUE FROM BANKS	10,106,493			12,391,049			12,153,176
ALLOWANCE FOR LOAN LOSSES	(3,984,963)			(3,288,882)			(3,608,684)
OTHER ASSETS	14,820,580			13,303,931			13,036,455
TOTAL ASSETS	$330,118,897			$311,004,288			$306,533,068

INTEREST BEARING LIABILITIES:
NOW ACCOUNTS	$64,727,394	$673,427	1.04%	$64,111,655	$393,254	0.61%	$61,310,187	$195,361	0.32%
MONEY MARKETS	55,855,347	1,401,373	2.51	68,154,556	946,834	1.39	72,095,794	658,579	0.91
REGULAR SAVINGS	19,914,530	126,068	0.63	22,023,679	113,236	0.51	21,320,221	75,528	0.35
TIME DEPOSITS > $100M	21,600,292	1,085,696	5.03	17,128,947	470,706	2.75	15,418,542	278,642	1.81
TIME DEPOSITS < $100M	55,566,562	1,777,265	3.20	52,335,716	1,169,999	2.24	53,366,738	889,711	1.67
LONG TERM BORROWINGS	358,834	9,072	2.53	369,158	9,359	2.54	379,142	9,667	2.55
OTHER SHORT TERM BORROWINGS	39,021,852	1,934,120	4.96	14,502,980	473,587	3.27	13,510,235	181,373	1.34

TOTAL INTEREST BEARING LIABILITIES	257,044,811	7,007,021	2.73%	238,626,691	3,576,975	1.50%	237,400,859	2,288,861	0.96%

DEMAND DEPOSITS	43,245,506			44,165,397			42,446,166
OTHER LIABILITIES	2,407,824			2,146,680			2,080,273
EQUITY	27,420,756			26,065,520			24,605,770
TOTAL LIABILITIES & EQUITY	$330,118,897			$311,004,288			$306,533,068

NET INTEREST INCOME		$13,909,492			$13,455,801			$11,935,015

INTEREST RATE SPREAD			4.04%			4.40%			4.03%

NET INTEREST MARGIN			4.50%			4.66%			4.19%

The following tables set forth the effects of changing rates and volumes on Factory Point Bancorp’s net interest income.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  Changes due to both volume and rate have been allocated proportionally to the volume and rate changes. The net column represents the sum of the prior columns.

2006 Compared to 2005 (Dollars in thousands)	Volume	Rate	Net
Interest income:
Loans	$853	$2,243	$3,096
Securities available for sale	515	389	904
Other short term investments	(119)	3	(116)
Total	1,249	2,635	3,884

Interest expense:
Deposits	17	1,953	1,970
Borrowings	1,012	448	1,460
Total	1,029	2,401	3,430
Increase in net interest income	$220	$234	$454

2005 Compared to 2004
(Dollars in thousands)	Volume	Rate	Net
Interest income:
Loans	$276	$2,209	$2,485
Securities available for sale	(134)	371	237
Other short term investments	31	57	87
Total	172	2,637	2,809

Interest expense:
Deposits	(11)	1,007	996
Borrowings	21	271	292
Total	10	1,278	1,288
Increase in net interest income	$162	$1,359	$1,521

Net Interest Income.  Net interest income is the difference between interest income on earning assets and interest expense on interest-bearing liabilities.  Net interest income on a tax equivalent basis for the year ended December 31, 2006 was $13,909,000, an increase of $454,000, or 3.37%, when compared to the year ended December 31, 2005 when net interest income on a tax equivalent basis was $13,456,000.  Average earning assets increased $20,579,000 from the 2005 average balance of $288,598,000 to an average balance of $309,177,000 in 2006.  For the year ended December 31, 2004 net interest income on a tax equivalent basis was $11,935,000.  Comparing 2005 and 2004, net interest income on a tax equivalent basis increased $1,521,000 or 12.74%.

As general interest rate levels continued to climb throughout the last year, the yield on earning assets improved as well from 5.90% in 2005 to 6.77% in 2006.  Offsetting the increase in the yields on earning assets, was the increase in the overall cost of funds in 2006, due primarily to our higher short term borrowing levels, the increased interest rate environment impacting all deposit categories and the shift in the deposit base to higher cost funds.    Our cost of interest bearing liabilities increased 123 basis points from 1.50% in 2005 to 2.73% in 2006.  As a result, Factory Point Bancorp’s net interest margin ended the year at 4.50% compared to 4.66% as of 2005.  From 2004 to 2005, the net interest margin increased 47 basis points.

Provision for Loan Losses.  Factory Point Bancorp establishes a provision for loan losses, which is charged to earnings, to maintain the allowance for loan losses at a level that is adequate given the estimate the inherent risk of loss in the loan portfolio.  The provision for loan losses was $390,000 in 2006, compared to $780,000 in 2005 and $630,000 in 2004.  In 2006, the provision for loan losses declined from 2005 primarily due to the net loan recoveries experienced in 2006 of $124,000 compared to the net loan charge offs experienced in 2005 of $72,000, as well as the continued changing mix of the loan portfolio with lower credit risk loan types such as residential loans increasing as a percentage of total loans, partially offset by an increase in non-performing loans.  In

2005, the provision for loan losses increased from 2004 primarily due to growth in the loan portfolio and an increase in non-performing loans, offset by a decrease in net loan charge offs.

Non-Interest Income.  Non-interest income for the year ended December 31, 2006 amounted to $3,104,000, compared to $3,302,000 and $2,976,000 for the years ended December 31, 2005 and 2004, respectively.  Non-interest income is comprised primarily of trust service fees, service charges on deposit accounts, other service charges, net gains on sales of residential loans, and net gains on sales of investments.  In 2005, Factory Point Bancorp realized a pre-tax gain of $377,000 on life insurance proceeds.  Adjusting for this unusual item as well as net securities gains and losses, non-interest income for 2006, 2005, and 2004 would have been $3,104,000, $2,925,000, and $2,976,000, respectively.

Trust service fees include fees associated with the Trust and Investment Group as well as fees from brokerage services.  Total trust service fees increased 5.87% in 2006 to $1,191,000 from $1,125,000 in 2005.  During 2004, trust service fees totaled $940,000.  Those increases were primarily due to an increase in fees associated with our brokerage services.  In late 2004, the bank began offering brokerage services in partnership with UVEST.

Service charges on deposit accounts amounted to $1,128,000 for the year ended December 31, 2006 compared to $1,001,000 in 2005.  The 2006 increase was primarily due to an increase in fees charged for certain deposit account services.  In 2004, service charges on deposit accounts were $992,000.

Throughout 2006, Factory Point Bancorp continued to originate and sell loans in the secondary market.  Net gains on sales of residential loans amounted to $127,000 in 2006, $242,000 in 2005, and $276,000 in 2004.  As interest rates continued to climb in 2006, Factory Point Bancorp experienced a slow down in mortgage originations and refinancing.  Factory Point Bancorp’s practice is to sell fixed rate residential mortgage loan originations.

In 2006, Factory Point Bancorp did not realize any gains or losses on securities.  Factory Point Bancorp realized losses of $45,000 in 2005 and gains of $167,000 in 2004.

Non-Interest Expense.  Total non-interest expenses for the year 2006 amounted to $9,890,000, an increase of $437,000 from total non-interest expenses of $9,453,000 for 2005.  For the year ended December 31, 2004 total non-interest expenses were $8,704,000.

The major components of non-interest expenses are salaries and benefits expense, occupancy & equipment expenses, and other operating expenses.

Salary and benefits expenses were $5,148,000 for 2006, up 2.73% from $5,011,000 for 2005.  For 2005 salaries and benefits were up 3.19% over the 2004-expense level of $4,856,000.  The increases are primarily attributable to annual salary increases and increased health insurance costs.

Other expenses are comprised primarily of the following: advertising, courier expenses, consulting fees, FDIC insurance assessments, supplies expense, postage and the Vermont franchise tax.  In total, other expenses were $3,009,000 for 2006, up $130,000 or 4.52% from $2,879,000 in 2005.  Other expenses for 2005 were up $385,000 or 15.44% from 2004 at $2,494,000.  The increase from 2004 to 2005 was primarily due to an increase in consulting fees, advertising and contributions.

Income Tax Expense.  For the years ended December 31, 2006, 2005 and 2004, income tax expense amounted to $1,552,600, $1,510,400 and $1,292,100, respectively.  Factory Point Bancorp’s statutory Federal corporate tax is 34%.  The increase in income tax expense from 2005 to 2006, as well as from 2004 to 2005, was primarily due to increased income before income taxes.  The Company’s effective tax rate was consistent each year at 25.8%, 25.6% and 25.6% for 2006, 2005 and 2004, respectively.

Capital Resources

Shareholders’ Equity.  Shareholders’ equity at December 31, 2006 was $28,824,000, an increase of $1,879,000 or 6.97% from the $26,945,000 at December 31, 2005.  The overall increase is primarily due to earnings that were retained to fund future growth.  Shareholders’ equity as a percentage of total assets was 8.47% and 8.43% at December 31, 2006 and 2005, respectively.  Book value per common share was $7.08 at December 31, 2006, compared to $6.61 at December 31, 2005.

Capital provides the foundation for future growth and profitability for Factory Point Bancorp.  At December 31, 2006, Factory Point Bancorp’s leverage ratio was 8.18% versus 8.12% at December 31, 2005.  The Tier 1 Capital to risk-weighted assets ratio at December 31, 2006 was 11.74% compared to 11.92% at December 31, 2005.  At December 31, 2006 and 2005, the total capital to risk-weighted assets ratio was 12.99% and 13.17%, respectively.  All ratios exceed regulatory minimum levels, and place Factory Point National Bank in the “well-capitalized” category according to regulatory standards.

Credit Risk

Management reviews the allowance for loan losses quarterly and makes provisions for loan losses, when necessary, in order to maintain the adequacy of the allowance. Management believes the allowance for loan losses is adequate to cover risks inherent in Factory Point Bancorp’s loan portfolio at December 31, 2006 and 2005.  However, there can be no assurance that Factory Point Bancorp will not have to increase its provision for loan losses in the future as a result of changes in economic conditions or for other reasons, which could adversely affect both the estimates made by management and Factory Point Bancorp’s results of operations.

Asset Quality.  Non-performing loans consist of nonaccrual loans of $1,052,000 at December 31, 2006 and $708,000 at December 31, 2005.  This represents an increase of $344,000.  Increases in nonaccrual loans were evident in the commercial, commercial real-estate, and home equity loan portfolios while consumer and residential real estate non accrual loans declined.

Non-performing loans to total loans as of December 31, 2006 was 0.46% compared to 0.34% at December 31, 2005.  Non-performing assets as a percentage of total assets at December 31, 2006 was 0.31% compared to 0.25% at December 31, 2005.

The table below sets forth the amounts and categories of Factory Point Bancorp’s non-performing assets at the respective balance sheet dates:

	At December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Loans accruing, but past due 90 days or more	$—	$—	$—	$—	$—
Total non accrual loans	1,052	708	448	1,865	1,564
Restructured loans	—	—	—	—	—

Total non-performing loans	1,052	708	448	1,865	1,564
Foreclosed real estate	—	93	57	—	—
Total non-performing assets	$1,052	$801	$505	$1,865	$1,564

Non-performing loans as a percentage of total loans	0.46%	0.34%	0.22%	0.96%	0.90%

Non-performing assets as a percentage of total assets	0.31%	0.25%	0.17%	0.61%	0.54%

Interest income that would have been recorded for the year ended December 31, 2006 had nonaccruing loans been current according to their original terms was $131,000, of which $86,000 was included in interest income.

Allowance for Loan Losses.  Factory Point Bancorp assumes lending and credit risks as a principal element of business, and anticipates that credit losses will be experienced in the normal course of business.

Accordingly, management makes a quarterly determination as to an appropriate provision from earnings necessary to maintain an allowance for loan losses that is adequate given the estimate of the inherent risk of loss in Factory Point Bancorp’s loan portfolio.  Management’s evaluation is based upon a continuing review of the loan portfolio as discussed above.  The balance in the allowance for loan losses was $4,132,000, or 1.80% of total loans at December 31, 2006, compared to $3,618,000, or 1.72% of total loans at December 31, 2005.

The following table summarizes the activity for the past five years in the allowance for loan losses:

	For the years ended December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Balance at beginning of year:	$3,618	$2,910	$3,385	$3,239	$3,035

Loan charge-offs:
Commercial	108	241	1,102	439	312
Real estate-mortgage	—	—	—	15	10
Consumer	44	47	44	54	115

Total charge-offs	152	288	1,146	508	437

Loan recoveries:
Commercial	234	204	8	28	20
Real estate-mortgage	—	—	—	1	—
Consumer	42	12	33	25	21

Total recoveries	276	216	41	54	41
Net (recoveries) charge-offs	(124)	72	1,105	454	396
Provision for loan losses	390	780	630	600	600
Balance at end of year:	$4,132	$3,618	$2,910	$3,385	$3,239

Total loans outstanding	229,666	210,288	204,145	193,348	173,476

As a percent of total loans
Net charge-offs	(0.05%)	0.03%	0.54%	0.23%	0.23%
Provision for loan losses	0.17%	0.37%	0.31%	0.31%	0.35%

Allowance as a percent of each of the following:
Total loans	1.80%	1.72%	1.43%	1.75%	1.87%
Total non-performing loans	392.78%	511.02%	649.55%	181.50%	207.10%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated:

	At December 31,
	2006		2005		2004		2003		2002
	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans

Residential real estate	$813	38.9%	$442	34.0%	$459	34.8%	$597	33.6%	$430	33.7%
Commercial and commercial real estate	2,556	56.0	2,455	58.9	1,753	58.8	2,093	59.8	2,031	57.6
Construction	265	2.3	235	2.2	210	1.9	200	1.8	260	3.1
Consumer	78	2.8	96	4.9	88	4.5	110	4.8	122	5.6
Total	3,712	100.00%	3,228	100.00%	2,510	100.00%	3,000	100.00%	2,843	100.00%
Unallocated	420		390		400		385		396
Total allowance for loan losses	$4,132		$3,618		$2,910		$3,385		$3,239

Interest Rate Risk

Interest rate risk is the risk of loss from adverse changes in market prices and rates.  Factory Point Bancorp utilizes an Asset Liability Committee (the “ALCO”), which meets quarterly, to review Factory Point Bancorp’s interest rate sensitivity on an ongoing basis and prepare strategies to limit exposure to interest rate risk.  The principal objective of the ALCO is to maximize Factory Point Bancorp’s net interest income while maintaining a level of risk appropriate given Factory Point Bancorp’s business focus, operating environment, capital, and liquidity requirements and performance objectives.  The ALCO also reviews Factory Point Bancorp’s liquidity, capital position, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates.   Management meets weekly to make pricing and funding decisions with respect to Factory Point Bancorp’s retail deposits and selected consumer loans.

Factory Point Bancorp’s primary monitoring tool is an asset/liability simulation model, which is prepared quarterly.  Factory Point Bancorp examines changes to net interest income assuming rising or falling interest rate levels.

Liquidity Risk

Managing liquidity involves meeting the day-to-day needs of depositors and borrowers, taking advantage of investment opportunities, and providing a cushion against unforeseen cash flow needs.

Sources of liquidity for Factory Point Bancorp include short-term investments, securities available-for-sale, maturing and repaying loans, and monthly cash flows from mortgage-backed securities and collateralized mortgage obligations.  The loan portfolio provides an additional source of liquidity due to Factory Point Bancorp’s participation in the secondary mortgage market and the ability to sell loans as necessary.  Factory Point Bancorp also meets its liquidity needs by attracting deposits and utilizing borrowing arrangements with the Federal Home Loan Bank (the “FHLB”) of Boston for both short-term and long-term borrowings.

Factory Point Bancorp has a $2.76 million line of credit available from the Federal Home Loan Bank of Boston with no outstanding balance as of December 31, 2006.

Factory Point Bancorp’s sources of liquidity are deemed by management to be sufficient to fund outstanding loan commitments and meet other obligations.

Stock Ownership

The table below provides certain information about beneficial ownership of Factory Point Bancorp common stock as of July 13, 2007.  The table shows information for:

•                 Each person, or group of affiliated person, who is known to Factory Point Bancorp to beneficially own more than 5% of Factory Point Bancorp’s common stock;

•                  Each of Factory Point Bancorp’s directors;

•                  Each of Factory Point Bancorp’s executive officers; and

•                  All of Factory Point Bancorp’s directors and executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable.  The address of each person is care of Factory Point Bancorp at Factory Point Bancorp’s principal executive office.

Name	Number of Shares Owned (Excluding Options)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Total Common Stock Outstanding(1)

Paul J. Beaulieu	48,226	49,489	2.35%
Guy H. Boyer	63,653	96,947	3.82
Robert E. Buzzell, Jr.	14,377	8,582	*
Edgar T. Campbell	22,974	10,013	*
Tyler Dann	369,279	8,582	9.19
John R. Hand	26,361	7,151	*
Tamara E. Heaton	6,214	4,484	*
Susan M. Hill	29,597	—	*
Timothy J. Kononan	3,249	2,183	*
Katherine P. Mosenthal	2,365	6,471	*
Michael A. Powers	55,977	10,013	1.60
Sheri A. Savage	3,175	8,177	*
Daniel X. Stannard, Jr.	19,532	21,215	*
David S. Wolk	3,612	5,720	*
Total directors and executive officers as a group (14 persons)	668,591	239,027	20.89

*                less than 1%

(1)         Based on 4,105,103 shares of Factory Point Bancorp common stock outstanding on July 13, 2007 plus, for each person, the number of shares that such person may acquire within 60 days of such date by exercising stock options.

ADJOURNMENT OF THE SPECIAL MEETINGS

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the Factory Point Bancorp special meeting, the merger agreement cannot be approved unless the Factory Point Bancorp special meeting is adjourned to a later date or dates to permit further solicitation of proxies.  To allow proxies that have been received by Factory Point Bancorp at the time of the special meeting to be voted for an adjournment, if deemed necessary, Factory Point Bancorp has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Factory Point Bancorp unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the Berkshire Hills Bancorp special meeting, the merger agreement cannot be approved unless the Berkshire Hills Bancorp special meeting is adjourned to a later date or dates to permit further solicitation of proxies.  To allow proxies that have been received by Berkshire Hills Bancorp at the time of the special meeting to be voted for an adjournment, if deemed necessary, Berkshire Hills Bancorp has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Berkshire Hills Bancorp unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

LEGAL MATTERS

The validity of the Berkshire Hills Bancorp common stock to be issued in the proposed merger has been passed upon for Berkshire Hills Bancorp by Muldoon Murphy & Aguggia LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Berkshire Hills Bancorp as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 have been incorporated by reference to this joint proxy statement/prospectus in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, as stated in their report appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Factory Point Bancorp as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 have been included in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent auditors, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Factory Point Bancorp will hold its 2008 annual meeting only if the merger is not completed.  Factory Point Bancorp’s bylaws provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary of Factory Point Bancorp at least 75 but no more than 100 days before the anniversary date of the immediately preceding annual meeting.  Factory Point Bancorp’s last annual meeting was held on May 15, 2007.

WHERE YOU CAN FIND MORE INFORMATION

Berkshire Hills Bancorp filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of Berkshire Hills Bancorp common stock to be issued to Factory Point Bancorp shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Berkshire Hills Bancorp, a proxy statement of Berkshire Hills Bancorp for its special meeting and a proxy statement of Factory Point Bancorp for its special meeting. As permitted by the

Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement.  The additional information may be inspected and copied as set forth above.

Berkshire Hills Bancorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document Berkshire Hills Bancorp files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows Berkshire Hills Bancorp to “incorporate by reference” information into this joint proxy statement/prospectus.  This means that Berkshire Hills Bancorp can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission.  The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.  This document incorporates by reference the other documents that are listed below that Berkshire Hills Bancorp has previously filed with the Securities and Exchange Commission and additional documents that Berkshire Hills Bancorp files with the Securities and Exchange Commission between the date of this joint proxy statement/prospectus and the date of the Berkshire Hills Bancorp shareholder meeting.  These documents contain important information about Berkshire Hills Bancorp’s financial condition.

BERKSHIRE HILLS BANCORP FILINGS (FILE NO. 000-51584)

Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2006

• Quarterly Report Form 10-Q	Quarter ended March 31, 2007

• Current Reports on Form 8-K	March 16, 2007, April 11, 2007, April 25, 2007, May 4, 2007, May 15, 2007 and July 3, 2007 (other than information furnished under Regulation FD)

•                 The description of Berkshire common stock set forth in the Registration Statement on Form 8-A filed October 25, 2005, which incorporates by reference the portion of the “Description of Berkshire Hills Stock” contained in Berkshire Hills Bancorp’s prospectus filed pursuant to Rule 424(b)(3) on May 26, 2000.

Documents incorporated by reference are available from Berkshire Hills Bancorp without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference).  You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Berkshire Hills Bancorp at the following address:

Berkshire Hills Bancorp, Inc.

24 North Street

Pittsfield, Massachusetts 01201

Attention: Ann-Marie Racine, Investor Relations

Telephone: (413) 236-3239

If you would like to request documents from Berkshire Hills Bancorp, please do so by August 21, 2007 to receive them before each company’s meeting of shareholders.  If you request any incorporated documents, Berkshire Hills Bancorp will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Berkshire Hills Bancorp incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings.  These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

Berkshire Hills Bancorp has supplied all information contained in this joint proxy statement/prospectus relating to Berkshire Hills Bancorp, and Factory Point Bancorp has supplied all information relating to Factory Point Bancorp.

You should rely only on the information contained in this joint proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.  This joint proxy statement/prospectus is dated July 17, 2007.  You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders of Factory Point Bancorp or Berkshire Hills Bancorp nor the issuance of shares of Berkshire Hills Bancorp common stock as contemplated by the merger agreement shall create any implication to the contrary.

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

March 31, 2007 and December 31, 2006

(unaudited)

Assets	3/31/2007	12/31/2006
Cash and due from banks	$7,727,690	$9,143,850
Other short-term investments	5,364,033	194,862
Cash and cash equivalents	13,091,723	9,338,712
Loans held for sale	650,492	601,987
Securities available for sale, at fair value	85,941,731	89,090,111
Net loans receivable	223,901,467	225,533,774
Bank premises and equipment, net	5,462,661	5,561,245
Accrued interest receivable	1,947,961	1,912,376
Goodwill	2,298,707	2,298,707
Bank owned life insurance	3,784,588	3,708,996
Other assets	2,298,822	2,453,205
Total assets	$339,378,152	$340,499,113
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand deposits	$44,649,962	$50,631,815
Savings, N.O.W., and money market	146,509,344	135,391,290
Time deposits under $100,000	57,703,955	58,458,891
Time deposits $100,000 and greater	25,704,011	25,484,924
Total deposits	274,567,272	269,966,920
Short-term borrowings:
Securities sold under agreements to repurchase	20,348,845	19,872,086
Borrowings from FHLB Boston	6,000,000	17,500,000
Borrowings from U.S. Treasury	852,927	1,305,078
Total short-term borrowings	27,201,772	38,677,164
Accrued expenses and other liabilities	2,704,431	2,677,828
Long-term borrowings:
Borrowings from FHLB Boston	5,350,595	353,286
Total liabilities	309,824,070	311,675,198

Shareholders’ equity:
Common stock, $1.00 par value; 6,000,000 shares authorized at March 31, 2007 and December 31, 2006, respectively; 4,102,610 shares issued at March 31, 2007 and December 31, 2006, respectively	4,102,610	4,102,610
Paid-in capital	18,730,731	18,734,232
Retained earnings	6,985,729	6,698,736
Accumulated other comprehensive loss	(130,504)	(292,387)
Treasury stock, at cost (9,199 and 28,698 shares at March 31, 2007 and December 31, 2006, respectively)	(134,483)	(419,276)
Total shareholders’ equity	29,554,083	28,823,915
Total liabilities and shareholders’ equity	$339,378,152	$340,499,113

See accompanying notes to unaudited consolidated interim financial statements.

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Statements of Income

Quarters ended March 31, 2007 and 2006

(unaudited)

	2007	2006
Interest and dividend income:
Interest and fees on loans	$4,263,078	$3,747,901
Securities available for sale	975,686	939,112
Other short-term investments	4,267	1,842
Total interest and dividend income	5,243,031	4,688,855
Interest expense:
Savings, NOW, and money market accounts	662,247	456,301
Time deposits $100 thousand and greater	353,269	227,323
Other time deposits	524,535	348,666
Short-term borrowings	485,494	329,416
Long-term debt	25,572	2,268
Total interest expense	2,051,117	1,363,974
Net interest income	3,191,914	3,324,881
Provision for loan losses	—	195,000
Net interest income after provision for loan losses	3,191,914	3,129,881
Noninterest income:
Trust service fees	328,575	290,643
Service charges on deposit accounts	317,165	257,914
Other service charges	137,602	131,679
Net gain on sale of loans	28,438	21,857
Other	77,264	48,060
Total noninterest income	889,044	750,171
Noninterest expenses:
Salaries and wages	982,926	901,437
Employee benefits	406,799	330,923
Occupancy expenses	189,176	159,289
Equipment expenses	284,796	259,512
Other	781,224	759,208
Total noninterest expenses	2,644,921	2,410,369
Income before income taxes	1,436,037	1,469,683
Income tax expense	357,200	397,300
Net income	$1,078,837	$1,072,383
Basic earnings per share	$0.26	$0.26
Diluted earnings per share	$0.26	$0.26

See accompanying notes to unaudited consolidated interim financial statements.

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Quarters ended March 31, 2007, and 2006

(unaudited)

	2007	2006
Increase in cash and cash equivalents:
Cash flows from operating activities:
Net income	$1,078,837	$1,072,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	204,978	172,128
Stock option compensation expense	51,786	8,100
Amortization of restricted stock	10,701	18,046
Provision for loan losses	—	195,000
Net amortization of premiums and on securities	34,566	52,214
Net gain on sale of loans	(28,438)	(21,857)
Loans originated for sale	(1,853,417)	(2,339,336)
Proceeds from sale of loans held for sale	1,833,349	2,387,237
Net gain on sale of other real estate owned	—	(59,020)
Net (increase) decrease in cash surrender value of bank- owned life insurance	(75,592)	36,742
Net increase in accrued interest receivable	(35,585)	(175,179)
Net decrease in other assets	70,989	40,499
Net increase (decrease) in accrued expenses and other liabilities	26,603	(128,303)
Net cash provided by operating activities	1,318,777	1,258,654
Cash flows from investing activities:
Proceeds from maturity and paydowns of securities available for sale	3,424,991	2,164,558
Proceeds from sales of securities available for sale	175,100	—
Purchases of securities available for sale	(241,000)	(8,353,970)
Net loans repaid by (made to) customers	1,632,307	(2,553,195)
Capital expenditures	(106,394)	(667,575)
Proceeds from sale on other real estate owned	—	151,954
Net cash provided by (used in) investing activities	4,885,004	(9,258,228)

continued

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Quarters ended March 31, 2007, and 2006 (continued)

(unaudited)

	2007	2006
Cash flows from financing activities:
Net increase (decrease) in deposits	$4,600,352	$(5,876,054)
Net (decrease) increase in short-term borrowings from FHLB Boston	(11,500,000)	15,000,000
Repayments of long-term borrowings from FHLB Boston	(2,691)	(2,626)
Proceeds from long-term borrowings from FHLB Boston	5,000,000	—
Net increase in securities sold under agreements to repurchase	476,759	364,873
Net decrease in borrowings from U.S. Treasury	(452,151)	(517,970)
Dividends	(692,566)	(611,134)
Purchase of treasury stock	—	(208,078)
Issuance of treasury stock related to exercise of stock options	119,527	113,991
Net cash (used in) provided by financing activities	(2,450,770)	8,263,002
Net increase in cash and cash equivalents	3,753,011	263,428
Cash and cash equivalents at beginning of period	9,338,712	12,635,890
Cash and cash equivalents at end of period	$13,091,723	$12,899,318
Additional disclosures relative to cash flows:
Interest paid	$1,972,596	$1,326,504
Taxes paid	—	85,000
Supplemental schedule of noncash investing and financing activities:
Adjustment of securities available for sale to fair value, net of tax	161,883	(455,072)

See accompanying notes to unaudited consolidated interim financial statements.

Factory Point Bancorp, Inc.

Notes to Consolidated Interim Financial Statements

(Unaudited)

Note 1 — Organization

Factory Point Bancorp, Inc. is a publicly-held, one-bank holding company whose wholly-owned subsidiary, The Factory Point National Bank of Manchester Center (“Factory Point National Bank”), maintains its corporate offices in Manchester Center, Vermont.   Factory Point Bancorp, Inc. is incorporated in the state of Delaware.  Its subsidiary, Factory Point National Bank, is regulated by the Office of the Comptroller of the Currency.  Factory Point National Bank operates seven full-service community banking offices in Arlington, Dorset, Ludlow, Manchester, and Rutland, Vermont.  Factory Point Bancorp, Inc.’s primary product lines include residential real estate lending (for portfolio and sale in the secondary market), small business loan and deposit services as well as a variety of consumer loan and deposit services.  Factory Point National Bank is chartered with trust powers and offers trust and investment services in the markets it serves.

Note 2 — Basis of Presentation

The accompanying unaudited consolidated interim financial statements of Factory Point Bancorp, Inc. and subsidiary (the “Company”) conform to accounting principles generally accepted in the United States of America and general practices within the banking industry. The Company utilizes the accrual method of accounting for financial reporting purposes.  The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

The preparation of the unaudited consolidated interim financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

The unaudited consolidated interim financial statements include the accounts of Factory Point Bancorp, Inc. and Factory Point National Bank, its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.  All adjustments are of a normal recurring nature.  Prior period amounts are reclassified whenever necessary to conform to the current period presentation.

Note 3 - Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as the Company’s stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

	Quarter Ended
	31-Mar-07	31-Mar-06
Net income	$1,078,837	1,072,383
Weighted average common shares outstanding	4,077,448	4,075,922
Dilutive effect of potential common shares related to stock based compensation plans	62,420	81,564
Weighted average common shares including potential dilution	4,139,868	4,157,486

Basic earnings per share	$0.26	0.26
Diluted earnings per share	0.26	0.26

There were 8,045 and 183 anti-dilutive stock options outstanding at March 31, 2007 and 2006, respectively.

Note 4 — Accumulated Other Comprehensive Loss (In thousands)

Comprehensive (loss) income represents the sum of net income and items of “other comprehensive (loss) income” which are reported directly in shareholders’ equity, such as the net unrealized gain or loss on securities available for sale.

The Company’s accumulated other comprehensive gain (loss), which is included in shareholders’ equity, represents the after-tax net unrealized (loss) gain on securities available for sale at the consolidated balance sheet date. The Company’s other comprehensive (loss) income, which is attributable to unrealized gains and losses on securities available for sale during the respective periods, consisted of the following amounts for the three months ended March 31, 2007 and 2006:

	2007	2006

Net unrealized holding gains (losses) arising during the period, net of taxes of $83,394 in 2007 and ($234,431) in 2006	$161,883	$(455,072)

Total comprehensive income for the quarters ended March 31, 2007 and 2006 was $1,240,720 and $617,311, respectively.

Note 5 - Guarantees

Factory Point National Bank does not issue any guarantees that would require liability-recognition or disclosure, other than its standby letters of credit.  Standby and other letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public or private borrowing arrangements, including bond financing and similar transactions.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Typically, these instruments have terms of twelve months or less.  Some expire unused, and therefore, the total amounts do not necessarily represent future cash requirements.

For letters of credit, the amount of the collateral obtained, if any, is based on management’s credit evaluation of the counter-party.   Factory Point National Bank had approximately $888,000 of standby letters of credit on March 31, 2007 and $557,000 on December 31, 2006, most of which will expire within one year.  All the letters of credit were for private borrowing arrangements.  The fair value of standby letters of credit at March 31, 2007 and December 31, 2006 was not significant.

Note 6 — Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (FIN 48).  The adoption of FIN 48 did not result in an increase or decrease to the Company’s income tax liability.  The Company’s accounting policy calls for any interest expense and/or penalties related to any underpayment of income taxes to be recorded as a component of the provision for income taxes.  There was no accrual for interest expense or penalties at December 31, 2006 or at March 31, 2007.

Note 7 - Recent Accounting Pronouncements

FASB Statement No. 157, “Fair Value Measurements” (FAS No. 157) issued in September 2006, defines fair value, establishes a framework for measuring fair value in United States generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  FAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  The provisions of FAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS No. 159) issued in February 2007, permits entities to choose to measure eligible items at fair value at specified election dates.  A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date.  The fair value option may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method.  The election is irrevocable (unless a new election date occurs) and is applied only to entire instruments and not to portions of instruments.  FAS No. 159 is effective for fiscal years beginning after November 15, 2007.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Note 8 — Definitive Merger Agreement

On May 15, 2007, the Company entered into a definitive merger agreement in which the Company will be acquired by Berkshire Hills Bancorp, Inc. (Berkshire Hills) in exchange for cash and common stock of Berkshire Hills.  Berkshire Hills is a corporation based in Pittsfield, Massachusetts and is the holding company for Berkshire Bank in Pittsfield, Massachusetts.  At the effective time of the merger, the separate corporate existence of the Company shall cease, and Factory Point National Bank will be merged into Berkshire Bank.  The transaction is subject to the approval of the shareholders of both companies, as well as state and federal regulatory agencies.

Independent Auditors’ Report

The Shareholders
Factory Point Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Factory Point Bancorp, Inc. and subsidiary (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Factory Point Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

March 23, 2007, except as to note 19, which is as of June 20, 2007

Albany, NY

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2006 and 2005

Assets	2006	2005
Cash and due from banks	$9,143,850	$12,463,673
Other short-term investments	194,862	172,217
Cash and cash equivalents	9,338,712	12,635,890
Loans held for sale	601,987	342,080
Securities available for sale, at fair value	89,090,111	86,430,928
Net loans receivable	225,533,774	206,669,841
Bank premises and equipment, net	5,561,245	3,932,082
Accrued interest receivable	1,912,376	1,677,382
Goodwill	2,298,707	2,298,707
Bank owned life insurance	3,708,996	3,051,768
Other assets	2,453,205	2,446,687
Total assets	$340,499,113	$319,485,365
Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Demand deposits	$50,631,815	$45,506,106
Savings, N.O.W., and money market	135,391,290	152,310,298
Time deposits under $100,000	58,458,891	53,249,608
Time deposits $100,000 and greater	25,484,924	18,935,291
Total deposits	269,966,920	270,001,303
Short-term borrowings:
Securities sold under agreements to repurchase	19,872,086	16,878,978
Borrowings from FHLB Boston	17,500,000	1,500,000
Borrowings from U.S. Treasury	1,305,078	1,287,261
Total short-term borrowings	38,677,164	19,666,239
Accrued expenses and other liabilities	2,677,828	2,509,312
Long-term borrowings:
Borrowings from FHLB Boston	353,286	363,788
Total liabilities	311,675,198	292,540,642
Commitments and contingent liabilities (note 17)
Shareholders’ equity:
Common stock, $1.00 par value; 6,000,000 shares authorized at December 31, 2006 and 2005, respectively; 4,102,610 shares issued at December 31, 2006 and 2005, respectively	4,102,610	4,102,610
Paid-in capital	18,734,232	18,899,106
Retained earnings	6,698,736	4,806,242
Accumulated other comprehensive loss	(292,387)	(434,872)
Unvested Restricted stock	—	(153,932)
Treasury stock, at cost (28,692 and 24,333 shares at December 31, 2006 and 2005, respectively)	(419,276)	(274,431)
Total shareholders’ equity	28,823,915	26,944,723
Total liabilities and shareholders’ equity	$340,499,113	$319,485,365

See accompanying notes to consolidated financial statements.

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Statements of Income

Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest and dividend income:
Interest and fees on loans	$16,312,291	$13,226,779	$10,753,588
Securities available for sale	3,878,622	3,065,717	2,903,851
Other short-term investments	9,863	125,794	38,612
Total interest and dividend income	20,200,776	16,418,290	13,696,051
Interest expense:
Savings, NOW, and money market accounts	2,201,078	1,453,324	929,468
Time deposits $100 thousand and greater	1,085,697	470,706	278,642
Other time deposits	1,777,055	1,169,999	889,711
Short-term borrowings	1,934,119	473,588	181,373
Long-term debt	9,072	9,358	9,667
Total interest expense	7,007,021	3,576,975	2,288,861
Net interest income	13,193,755	12,841,315	11,407,190
Provision for loan losses	390,000	780,000	630,000
Net interest income after provision for loan losses	12,803,755	12,061,315	10,777,190
Noninterest income:
Trust service fees	1,191,262	1,125,472	940,020
Service charges on deposit accounts	1,128,360	1,000,781	991,905
Other service charges	526,008	507,011	491,534
Net gain on life insurance proceeds	—	376,578	—
Net gain on sale of loans	127,130	241,756	275,778
Net gain (loss) on sale of securities available for sale	—	(44,794)	166,543
Other	131,190	95,314	110,407
Total noninterest income	3,103,950	3,302,118	2,976,187
Noninterest expenses:
Salaries and wages	3,884,089	3,851,467	3,730,479
Employee benefits	1,264,210	1,159,295	1,125,528
Occupancy expenses	687,249	624,832	610,296
Equipment expenses	1,045,275	938,418	743,726
Other	3,008,811	2,878,908	2,493,662
Total noninterest expenses	9,889,634	9,452,920	8,703,691
Income before income taxes	6,018,071	5,910,513	5,049,686
Income tax expense	1,552,600	1,510,400	1,292,100
Net income	$4,465,471	$4,400,113	$3,757,586
Basic earnings per share	$1.10	1.08	$0.93
Diluted earnings per share	1.08	1.06	0.90

See accompanying notes to consolidated financial statements.

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2006, 2005 and 2004

				Retained	Accumulated
				earnings	other	Unvested		Total
	Comprehensive	Common	Paid-in	(accumulated	comprehensive	Restricted	Treasury	shareholders’
	income	stock	capital	deficit)	(Loss) Income	Stock	stock	equity
Balance as of December 31, 2003		2,625,851	20,271,340	837,596	570,483	—	(217,573)	24,087,697
5 for 4 stock split (effected in the form of a dividend)		656,339	(656,339)					—
Fractional shares in stock split (495 shares) paid in cash				(3,081)				(3,081)
Net income	$3,757,586			3,757,586				3,757,586
Cash dividends ($0.49 per share)				(1,973,030)				(1,973,030)
Purchase of 770 shares of treasury stock							(17,625)	(17,625)
Net Issuance of 6,554 shares of treasury stock related to exercises of stock options			53,316				1,749	55,065
Issuance of 3,750 shares of restricted stock			69,375			(92,250)	22,875	—
Amortization of Restricted Stock						3,675		3,675
Other comprehensive loss	(372,931)				(372,931)			(372,931)
Total comprehensive income	$3,384,655
Balance as of December 31, 2004		3,282,190	19,737,692	2,619,071	197,552	(88,575)	(210,574)	25,537,356
5 for 4 stock split (effected in the form of a dividend)		820,420	(820,420)					—
Fractional shares in stock split 510 shares) paid in cash				(2,519)				(2,519)
Net income	$4,400,113			4,400,113				4,400,113
Cash dividends ($0.54 per share)				(2,210,423)				(2,210,423)
Purchase of 15,287 shares of treasury stock							(333,347)	(333,347)
Net issuance of 22,655 shares of treasury stock related to exercises of stock options			(32,962)				214,981	182,019
Issuance of 4,700 shares of restricted stock			17,108			(72,380)	55,272	—
Cancellation of Restricted Stock Option Grant			(2,312)			3,075	(763)	—
Amortization of Restricted Stock						3,948		3,948
Other comprehensive loss	(632,424)				(632,424)			(632,424)
Total comprehensive income	$3,767,689
Balance as of December 31, 2005		4,102,610	18,899,106	4,806,242	(434,872)	(153,932)	(274,431)	26,944,723
Cash dividends ($0.60 per share)				(2,443,173)				(2,443,173)
Net income	$4,465,471			4,465,471				4,465,471
Purchase of 28,000 shares of treasury stock							(438,457)	(438,457)
Net issuance of 19,041 shares of treasury stock primarily related to exercises of stock options			(20,354)	(129,804)			230,696	80,538
Vested value of stock option grants			32,400					32,400
Reclassification Adjustment from the adoption of SFAS 123R			(153,932)			153,932		—
Issuance of 4,700 shares of restricted stock			(64,092)				64,092	—
Cancelation of Restricted Stock Option Grant			1,176				(1,176)	—
Amortization of Restricted Stock			39,928					39,928
Other comprehensive gain	142,485				142,485			142,485
Total comprehensive income	$4,607,956
Balance as of December 31, 2006		$4,102,610	18,734,232	6,698,736	(292,387)	—	(419,276)	28,823,915

See accompanying notes to consolidated financial statements.

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
(Decrease) increase in cash and cash equivalents:
Cash flows from operating activities:
Net income	$4,465,471	$4,400,113	$3,757,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of bank premises and equipment	728,299	694,164	554,694
Stock option compensation expense	32,400	—	—
Amortization of restricted stock	39,928	3,948	3,675
Provision for loan losses	390,000	780,000	630,000
Net amortization of premiums and on securities	188,826	299,680	603,378
Net loss (gain) on sale of securities available for sale	—	44,794	(166,543)
Net gain on sale of loans	(127,130)	(241,756)	(275,778)
Net gain on life insurance proceeds	—	(376,578)	—
Loans originated for sale	(9,461,119)	(20,312,930)	(22,301,453)
Proceeds from sale of loans held for sale	9,328,342	20,693,550	22,715,346
Deferred income tax expense (benefit)	(192,080)	(169,828)	336,235
Net gain on sale of other real estate owned	(59,020)	(30,181)	—
Net increase in cash surrender value of bank- owned life insurance	(33,228)	(50,295)	(107,223)
Net decrease (increase) in accrued interest receivable	(234,994)	(415,908)	26,881
Net decrease (increase) in other assets	19,227	132,349	(353,381)
Net (decrease) increase in accrued expenses and other liabilities	168,516	801,163	(313,589)
Net cash provided by operating activities	5,253,438	6,252,285	5,109,828
Cash flows from investing activities:
Proceeds from maturity and paydowns of securities available for sale	9,833,768	16,070,653	26,970,553
Proceeds from sales of securities available for sale	887,400	2,940,910	4,417,548
Purchases of securities available for sale	(13,353,291)	(32,319,303)	(18,210,930)
Net loans made to customers	(19,253,933)	(6,307,695)	(11,901,517)
Capital expenditures	(2,357,462)	(795,086)	(898,779)
Investments in or proceeds from life insurance policy	(624,000)	585,264	—
Proceeds from sale on other real estate owned	151,954	87,202	—
Net cash provided by (used in) investing activities	(24,715,564)	(19,738,055)	376,875

continued

FACTORY POINT BANCORP, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2006, 2005 and 2004 (continued)

	2006	2005	2004
Cash flows from financing activities:
Net increase (decrease) in deposits	$(34,383)	$4,737,255	$6,079,040
Net increase (decrease) in short-term borrowings from FHLB Boston	16,000,000	1,500,000	(9,500,000)
Repayments of long-term borrowings from FHLB Boston	(10,502)	(10,216)	(9,907)
Net increase (decrease) in securities sold under agreements to repurchase	2,993,108	7,082,011	2,964,770
Net increase (decrease) in borrowings from U.S. Treasury	17,817	53,350	(272,688)
Dividends and fractional shares paid in cash	(2,443,173)	(2,212,942)	(1,976,111)
Purchase of treasury stock	(438,457)	(333,347)	(17,625)
Issuance of treasury stock related to exercise of stock options	80,538	182,019	55,065
Net cash provided by (used in) financing activities	16,164,948	10,998,130	(2,677,456)
Net (decrease) increase in cash and cash equivalents	(3,297,178)	(2,487,640)	2,809,247
Cash and cash equivalents at beginning of year	12,635,890	15,123,530	12,314,283
Cash and cash equivalents at end of year	$9,338,712	$12,635,890	$15,123,530
Additional disclosures relative to cash flows:
Interest paid	$6,777,812	$3,528,308	$2,282,761
Taxes paid	1,891,665	1,175,000	1,355,000
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$—	$92,934	$57,021
Adjustment of securities available for sale to fair value, net of tax	142,485	(632,424)	(372,930)

See accompanying notes to consolidated financial statements.

Factory Point Bancorp, Inc.

Notes to Consolidated Financial Statements

(1)                     Summary of Significant Accounting Policies

(a)                      Financial Statement Presentation

The accompanying consolidated financial statements of Factory Point Bancorp, Inc. and subsidiary (the Company) conform to accounting principles generally accepted in the United States of America and general practices within the banking industry. The Company utilizes the accrual method of accounting for financial reporting purposes.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(b)                      Basis of Consolidation

The consolidated financial statements include the accounts of Factory Point Bancorp, Inc. and The Factory Point National Bank of Manchester Center (“Factory Point National Bank”), its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

(c)                       Securities Available for Sale and Investment Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and the Company has the ability to hold debt securities to maturity, they are classified as investment securities and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of shareholders’ equity. Nonmarketable equity securities (principally Federal Home Loan Bank stock and Federal Reserve Bank stock) are included in securities available for sale at cost since there is no readily available market value.

Realized gains and losses on the sale of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The cost of securities is adjusted for the amortization of premium and the accretion of discount, which is calculated using the effective yield method. Unrealized losses on securities reflecting a decline in value which is other than temporary, if any, are charged to income.

(d)                      Loans Receivable

Loans receivable are reported at the principal amount outstanding, net of deferred loan origination fees and costs and the allowance for loan losses.

The Company identifies and measures impaired loans in accordance with SFAS No. 114 Accounting by Creditors for Impairment of a Loan (SFAS No. 114). Impaired loans consist of loans, (generally related to commercial type loans), for which it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement, and all loans restructured in a troubled debt restructuring subsequent to the adoption of SFAS No. 114.

Nonperforming loans include nonaccrual loans, restructured loans, and loans which are 90 days or more past due and still accruing interest. Generally, loans are placed on nonaccrual, due to the delinquency status of principal and/or interest payments, or a judgment by management that, although payments of principal and/or interest are current, such action is prudent. Except in the case of consumer loans, which are generally charged-off when loan principal and/or interest payments are 120 days overdue, loans are generally placed on nonaccrual status when principal and/or interest is 90 days overdue. When a loan is placed on nonaccrual status, all interest previously accrued in the current year but not collected is reversed against current year interest income. Thereafter, any payment received on a nonaccrual loan is applied to principal or to interest on a cash basis, after assessing the likelihood of further repayment. Loans are removed from nonaccrual status when they become current as to principal and interest or when, in the opinion of management, the loans are likely to be fully collectible as to principal and interest.

In accordance with SFAS No. 114, the allowance for loan losses related to impaired loans is determined based on a discounted cash flow analysis using the loan’s initial effective rate or the fair value of the collateral for loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company’s impaired loans are generally collateral dependent. The Company considers estimated costs to sell, on a discounted basis, when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

Fees received from loan originations and origination costs are deferred and amortized so as to provide for a level-yield of interest on the underlying loans.

(e)                       Allowance for Loan Losses

The allowance for loan losses is maintained through a provision for loan losses charged to operations. Loans are charged-off against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes is adequate to absorb losses on existing loans. Management’s evaluation of the adequacy of the allowance for loan losses is performed on a monthly basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect borrowers’ ability to pay.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

(f)                         Loans Held for Sale

If management has the intent and the Company has the ability to hold the loans for the foreseeable future, they are classified as loans and carried at the amount of unpaid principal, net of deferred origination fees and costs, reduced by the allowance for loan losses. Loans not intended to be held for the foreseeable future are classified as “held for sale” and carried at the lower of aggregate cost or fair value as determined by current market prices for loans with no commitments. Based upon management’s analysis, a valuation allowance was not necessary for the Company’s portfolio of loans held for sale. The Company generally sells all newly originated fixed rate residential mortgages on a servicing released basis. The Company’s practice is to enter into a forward sale commitment with a third party when the Company agrees to a fixed rate lock with a potential borrower.

(g)                      Bank Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the assets’ estimated useful lives.

Maintenance and repairs are charged to current expenses as incurred and the cost of renewals and improvements are capitalized.

The estimated useful lives are 30 years for bank buildings, 5 to 15 years for building improvements and 3 to 7 years for furniture and equipment.

(h)                      Investments in Real Estate Limited Partnerships

Factory Point Bancorp has investments in various real estate limited partnerships that acquire, develop, own and operate low and moderate-income housing. The Company accounts for its investments in limited partnerships, where the Company neither actively participates nor has a controlling interest, under the equity method of accounting.

Management periodically reviews the results of operations of the various real estate limited partnerships to determine if the partnerships generate sufficient operating cash flow to fund their current obligations. In addition, management reviews the current value of the underlying property compared to the outstanding debt obligations. If it is determined that the investment suffers from an impairment, the carrying value is written down to the estimated realizable value. The maximum exposure on these investments is the current carrying amount plus amounts obligated to be funded in the future.

(i)                         Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes required under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If it is more likely than not that all, or a portion of the Company’s deferred tax assets will not be realized, a valuation allowance must be established. In assessing the realizability of deferred tax assets, management considers historical and expected future taxable income, as well as the expected reversal of temporary differences. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

(j)                         Other Real Estate Owned

Other real estate is recorded at the lower of cost or the fair value of the asset acquired less an estimate of the costs to sell the asset. Fair value of other real estate owned is generally determined through independent appraisals. At the time of foreclosure, any excess of the loan value over the fair value of the asset received less costs to sell is charged to the allowance for loan losses. Subsequent declines in the fair value of such assets, or increases in the estimated costs to sell the properties and net operating expenses of such assets are charged directly to other non-interest expense.

(k)                      Stock-Based Compensation

The primary objective of the Company’s Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and as an incentive to encourage such persons to remain with the Company. Under the Company’s Stock Option Plan, an additional 288,768 shares of authorized but unissued stock are reserved for issuance.  Options under the plan may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant and has a ten-year term. Certain options vest immediately on the grant date and others vest at a rate of 50% on the grant date and 50% one year following the grant date.

Effective January 1, 2006, the Company adopted the SFAS No. 123 (Revised 2004), “Share-Based Payment,” using a modified prospective application. As a result of adoption of SFAS No.123, the company recognized an expense of $32,400 in 2006.

(l)                         Earnings Per Share

Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as the Company’s stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

(m)                   Cash and Cash Equivalents

Cash and cash equivalents consists of cash, due from banks, overnight deposits with the Federal Home Loan Bank, and other short-term investments.

(n)                      Trust Department Assets

Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated balance sheets since these items are not assets of the Company.

(o)                      Financial Instruments

In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit, unused lines of credit, letters of credit, and standby letters of credit. The Company’s policy is to record such instruments when funded.

(p)                      Goodwill and Intangible Assets

Under SFAS No. 142, goodwill and other intangible assets are required to be tested for impairment on an annual basis.  Intangible assets with definite useful lives are amortized over their respective estimated useful lives to the estimated residual values. As of December 31, 2006, the Company completed its goodwill impairment evaluation and has concluded there is no impairment.

(q)                      Recent Accounting Pronouncements

SFAS No. 157, “Fair Value Measurements” issued in September 2006, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of this standard is not expected to have a material effect on the Companys results of operations or financial position.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), issued in June 2006, clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.”  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this interpretation is not expected to have a material effect on the Company’s results of operations or financial position for the fiscal year ending December 31, 2007.

(r)                        Stock Splits

For each of the fiscal years ended 2005 and 2004, the Company declared a 5 for 4 stock split.  These stock splits have been effected in the form of a dividend.  Certain share and all per share data have been restated in these consolidated financial statements to reflect the stock split.

(s)                        Reclassifications

Amounts in the prior years’ consolidated financial statements are reclassified whenever necessary to conform with the current years’ presentation.

(2)                     Earnings Per Share

The following sets forth certain information regarding the calculation of basic and diluted earnings per share (EPS) for the years ended December 31:

	2006	2005	2004
Net income	$4,465,471	4,400,113	3,757,586
Weighted average common shares outstanding	4,073,122	4,063,138	4,057,135
Dilutive effect of potential common shares related to stock based compensation plans	76,642	99,709	99,963
Weighted average common shares including potential dilution	4,149,764	4,162,847	4,157,098

Basic earnings per share	$1.10	1.08	0.93
Diluted earnings per share	1.08	1.06	0.90

There were 894 antidilutive stock options outstanding at December 31, 2006 and none in 2005 and 2004.

(3)                     Cash Reserve Requirements

The Company’s Bank subsidiary is required to maintain certain cash reserves and other deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $376,000 and $7,356,000 at December 31, 2006 and 2005, respectively.

(4)                     Securities Available for Sale

The amortized cost of securities available for sale and their estimated fair values at December 31, 2006 and 2005 were as follows:

	December 31, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
U.S. Government sponsored enterprises	$11,448,551	—	(126,597)	11,321,954
Mortgage-backed securities	32,737,911	104,411	(475,246)	32,367,076
Collateralized mortgage obligations	5,726,739	19,166	(68,566)	5,677,339
Municipal securities	31,798,091	249,070	(139,302)	31,907,859
Corporate Bonds	5,902,114	14,959	(22,433)	5,894,640
Securities backed by SBA loans	765,682	1,952	(441)	767,193
Total debt securities	88,379,088	389,558	(832,585)	87,936,061
Nonmarketable equity securities	1,154,050	—	—	1,154,050
Total securities available for sale	$89,533,138	389,558	(832,585)	89,090,111

	December 31, 2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
U.S. Government sponsored enterprises	$9,456,574	—	(137,587)	9,318,987
Mortgage-backed securities	35,807,003	170,713	(638,690)	35,339,026
Collateralized mortgage obligations	5,554,221	6,798	(121,856)	5,439,163
Municipal securities	30,908,921	289,815	(217,701)	30,981,035
Corporate Bonds	2,905,091	—	(5,897)	2,899,194
Securities backed by SBA loans	980,481	576	(5,084)	975,973
Total debt securities	85,612,291	467,902	(1,126,815)	84,953,378
Nonmarketable equity securities	1,477,550	—	—	1,477,550
Total securities available for sale	$87,089,841	467,902	(1,126,815)	86,430,928

Nonmarketable equity securities consist of investments in the Federal Home Loan Bank of $1,066,200 and $1,389,700 at December 31, 2006 and 2005 respectively, and investments in the Federal Reserve Bank of $87,850 at December 31, 2006 and 2005. Both investments are required for membership.

The following provides information on temporarily-impaired securities at December 31, 2006 and December 31, 2005, segregated according to the length of time the securities had been in a continuous unrealized loss position:

	12/31/2006
	Less than 12 months		12 months or longer		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
U.S. Government sponsored enterprises	$1,998,125	1,875	9,323,829	124,722	11,321,954	126,597
Mortgage-backed securities	1,594,745	7,391	22,906,103	467,855	24,500,848	475,246
Collateralized mortgage obligations	—	—	3,104,488	68,566	3,104,488	68,566
Municipal securities	9,205,963	45,591	8,881,246	93,711	18,087,209	139,302
Corporate Bonds	1,008,083	1,329	2,916,677	21,104	3,924,760	22,433
Securities backed by SBA loans	—	—	122,274	441	122,274	441

Total debt securities	$13,806,916	56,186	47,254,617	776,399	61,061,533	832,584

	12/31/2005
	Less than 12 months		12 months or longer		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
U.S. Government sponsored enterprises	$9,318,987	137,587	—	—	9,318,987	137,587
Mortgage-backed securities	13,101,231	122,134	16,482,534	516,556	29,583,765	638,690
Collateralized mortgage obligations	531,145	2,080	4,028,484	119,776	4,559,629	121,856
Municipal securities	14,244,757	146,927	3,651,671	70,774	17,896,428	217,701
Corporate Bonds	2,899,194	5,897	—	—	2,899,194	5,897
Securities backed by SBA loans	630,663	3,017	317,973	2,067	948,636	5,084

Total debt securities	$40,725,977	417,642	24,480,662	709,173	65,206,639	1,126,815

The unrealized losses on available for sale securities represent 0.94% and 1.32% of the securities’ total amortized cost at December 31, 2006 and December 31, 2005, respectively. These unrealized losses on investments were caused by changes in market interest rates.  Because the decline in fair value is attributable to changes in interest rates, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Securities available for sale carried at $34,275,839 and $28,186,458 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes as required by law. Included in these pledged securities were $21,115,911 and $17,929,833 of securities pledged for repurchase agreements.

The following sets forth information with regard to contractual maturities of debt securities available for sale as of December 31, 2006 (mortgage-backed securities and securities backed by SBA loans are included by final contractual maturity):

	U.S. Government		Mortgage-backed		Securities backed
	sponsored enterprises		securities		by SBA loans
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
Within one year	$6,000,000	5,977,373	—	—	—	—
From one to five years	4,024,455	3,968,206	962,382	952,863	122,715	122,274
From five to ten years	1,424,096	1,376,375	324,633	335,033	24,251	24,792
After ten years	—	—	31,450,896	31,079,180	618,716	620,127
	$11,448,551	11,321,954	32,737,911	32,367,076	765,682	767,193

	Municipal		Collateralized mortgage		Corporate		Total debt
	securities		obligations		Bonds		securities
	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
Within one year	$1,109,772	1,108,751	—	—	—	—	7,109,772	7,086,124
From one to five years	4,150,615	4,152,614	686,298	686,797	5,902,114	5,894,640	15,848,579	15,777,394
From five to ten years	9,408,645	9,502,428	—	—	—	—	11,181,625	11,238,628
After ten years	17,129,059	17,144,066	5,040,441	4,990,542	—	—	54,239,112	53,833,915
	$31,798,091	31,907,859	5,726,739	5,677,339	5,902,114	5,894,640	88,379,088	87,936,061

Actual maturities may differ from contractual maturities, because of prepayments on loans underlying asset-backed securities and the right of issuers to call or prepay obligations with or without prepayment penalties.

Proceeds from sales of securities available for sale during 2006, 2005, and 2004 were $887,400, $2,940,910, and $4,417,548, respectively.  Gross gains realized on sales in 2004 were $166,543.  There were no gains realized on sales in 2005 and 2006.  Gross losses realized on sales in 2005 were $44,794.  There were no losses realized on sales in 2004 and 2006.

(5)                     Net Loans Receivable

A summary of net loans receivable as of December 31, 2006 and 2005 is as follows:

	2006	2005
Residential real estate	$89,359,801	71,532,264
Commercial and commercial real estate	128,426,680	123,665,435
Construction	5,310,824	4,580,959
Consumer	6,341,324	10,311,984

Total loans	229,438,629	210,090,642

Net deferred loan origination costs	226,997	197,561
Allowance for loan losses	(4,131,852)	(3,618,362)

Net loans receivable	$225,533,774	206,669,841

Changes in the allowance for loan losses are summarized as follows for the years ended December 31:

	2006	2005	2004
Allowance for loan losses at beginning of year	$3,618,362	2,909,615	3,384,723
Provisions charged to operations	390,000	780,000	630,000
Loans charged-off	(151,630)	(287,476)	(1,145,782)
Recoveries on loans charged-off	275,120	216,223	40,674

Allowance for loan losses at end of year	$4,131,852	3,618,362	2,909,615

Nonperforming loans consist of nonaccrual loans of $1,052,214 and $707,633 at December 31, 2006 and 2005, respectively.  Had nonaccrual loans been on accrual status and performing in accordance with their original terms, interest income totaling approximately $131,000, $102,000, and $67,000, would have been recorded in 2006, 2005, and 2004, respectively.  Interest income on nonaccrual loans recognized on the cash basis was approximately $86,000, $25,000, and $11,000, for 2006, 2005, and 2004, respectively. There are no commitments to extend further credit on nonperforming loans.

At December 31, 2006 and 2005, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled approximately $0 and $201,000, respectively. The allowance for loan losses related to these impaired loans totaled $0 in both years.  The average recorded investment in impaired loans during the years ended December 31, 2006, 2005 and 2004 was approximately $37,000, $410,000, and $1,380,000, respectively. Interest income on impaired loans recognized on the cash basis during the period of impairment was approximately $4,000, $6,000, and $70,000, for 2006, 2005, and 2004, respectively.

(6)                     Bank Premises and Equipment

Bank premises and equipment at December 31, 2006 and 2005 were as follows:

	2006	2005
Land	$650,905	484,062
Bank buildings and improvements	5,230,546	3,257,882
Furniture and equipment	3,449,401	2,740,256
Construction in Process	12,563	503,753
	9,343,415	6,985,953
Less accumulated depreciation	(3,782,170)	(3,053,871)
	$5,561,245	3,932,082

Depreciation expense amounted to $728,299, $694,164, and $554,694 for 2006, 2005, and 2004, respectively.

(7)                     Time Deposits

The amount of contractual maturities of time deposits for the years subsequent to December 31, 2006 are as follows:

2007	$78,171,364
2008	3,527,849
2009	1,137,725
2010	845,706
2011	260,579
Thereafter	592
$83,943,815

(8)                     Securities Sold Under Agreements to Repurchase and Short-Term Borrowings

During 2006 and 2005, the average balance of securities sold under agreements to repurchase was approximately $20,000,000 and $13,000,000, respectively with a weighted average rate of 4.72% and 3.13%, respectively. The maximum month-end balance for these overnight agreements during 2006 and 2005 was approximately $24,400,000, and $17,100,000, respectively. The underlying securities associated with these repurchase agreements are under the control of the Company.  Securities sold under agreement to repurchase generally mature overnight.

During 2006 and 2005, the average balance of other short-term borrowings, consisting of advances from the Federal Home Loan Bank of Boston and advances from the U.S. Treasury, was approximately $19,300,000 and $1,500,000, respectively with an average rate of 5.17% and 3.39%, respectively.  The maximum month-end balance of these advances was approximately $31,400,000 and $5,800,000 during 2006 and 2005, respectively.  Collateral for these advances consists of mortgage loans and securities.

(9)                     Long-Term Borrowings

At December 31, 2006, long-term borrowings consisted of a $353,286 amortizing loan from the Federal Home Loan Bank of Boston. At December 31, 2005, this loan balance was $363,788. The loan bears interest at a fixed rate of 2.50% and matures in March 2021. All borrowings are secured by mortgage loans and securities.

(10)              Employee Benefit Plans

The Company sponsors a defined contribution pension plan that covers substantially all of the Company’s employees. The amount of pension expense was $181,500, $176,200, and $146,100, for 2006, 2005, and 2004, respectively. The Company also sponsors a 401(k) plan that covers substantially all of the Company’s employees. The Company matches 50% of employee contributions up to 5% of an employee’s salary. The amount of 401(k) plan contribution expense was $72,995, $69,350, and $67,245, for 2006, 2005, and 2004, respectively.

The Company also has an annual incentive plan covering substantially all full and part-time employees. The incentive targets and the awards paid under the plan are determined by the Board of Directors on an annual basis. The total amount of expense relating to this plan was $238,000, $290,000, and $220,000, for 2006, 2005, and 2004, respectively. Awards under the plan are based upon salary-based formulas.

Under the Directors’ Deferred Compensation Agreement, the Company’s directors can elect to defer fees for services that are otherwise currently payable. The fees that are deferred earn interest at a rate equal to the twenty year corporate bond rate, adjusted quarterly. Deferred fees are payable, upon attaining the age of 60  in a lump sum or equal installments, depending on the participant’s election at the time of entrance to the plan. In the event of death before retirement, a director’s beneficiary is entitled to receive the balance in the deferral account on the date of the participant’s death. In the event of death after retirement, a director’s beneficiary is entitled to receive the remaining amount in the deferral account as of the date of the participant’s death.  Deferred director fees and accumulated interest amounted to $1,177,820, and $1,032,045 at December 31, 2006, and 2005, respectively, and are included in accrued expenses and other liabilities in the consolidated balance sheets. The Company has purchased life insurance contracts for certain participating directors in order to fund these benefits. The Company is entitled to receive any excess of insurance benefits over the amount due to the beneficiaries. The cash surrender value of the life insurance contracts was $3,708,996 and $3,051,768 at December 31, 2006 and 2005, respectively.

(11)         Stock Option Plan

As discussed in note (1), effective Effective January 1, 2006, the Company adopted the SFAS No. 123 (Revised 2004), “Share-Based Payment,” using a modified prospective application. As a result of adoption of SFAS No.123, the company recognized an expense of $32,400 in 2006.

Had the Company determined compensation cost based on the estimated fair value at the grant date for its stock options under SFAS No. 123 in 2005 & 2004, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2005	2004
Net income:
As reported	$4,400,113	3,757,586
Add: Stock-based compensation expense included in reported net income, net of related tax effects	2,606	2,426
Deduct: Total stock-based compensation expense determined under fair value based methods for all awards, net of related tax effects	(85,566)	(74,169)
Pro forma	4,317,153	3,685,843
Basic earnings per share:
As reported	$1.08	0.93
Pro forma	1.06	0.91
Diluted earnings per share:
As reported	$1.06	0.90
Pro forma	1.03	0.88

The fair value of each award is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

	2006	2005	2004

Per share fair value of stock options	$1.93	2.16	4.26

Weighted average assumptions
Dividend Yield	3.93%	3.26%	3.23%
Expected Volatility	16.46%	15.72%	29.44%
Expected Life in years	5	5	5
Risk free interest rate	4.69%	4.39%	3.36%

The following is a summary of the Company’s Stock Option Plan as of December 31, 2006:

	Shares	Weighted average exercise price	Weighted average remaining contractual life (in years)
Options:
Outstanding at beginning of year	287,213	$10.56
Granted	42,290	14.50
Exercised	33,371	8.04
Canceled	306	15.44

Outstanding at year end	295,826	$11.25	$4.65

Exercisable at year end	280,401	$11.07	$4.90

Expected to Vest	15,425	$14.50	$9.83

Unrecognized compensation expense related to stock options totals $21,000 at December 31, 2006 and will be recognized over the next year.

Cash proceeds and intrinsic value related to total stock options exercised is as follows:

	Years ended
	December 31,	December 31,	December 31,
	2006	2005	2004

Proceeds from stock options exercised	$80,538	$182,019	$55,065
Intrinsic value of stock options exercised	212,558	220,409	86,325

Additionally the Company issued 4,700, 4,700 and 4,653 shares of restricted stock in 2006, 2005 and 2004, respectively to certain employees. Each option entitles the holder to receive the awarded shares 5 years after the grant date.  The Grantee is entitled to vote such shares and receive dividends and other distributions payable with respect to such shares since the date of the award. Unrecognized compensation expense related to restricted stock awards totaled $166,479 at December 31, 2006 and will be recognized over 4.1 years on a weighted average basis.  Shares issued are funded from the Company’s treasury stock.  The following table summarizes information for unvested restricted stock awards outstanding as of December 31, 2006.

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested Restricted Stock Awards
Unvested at January 1, 2006	9,228	$15.48
Forfeited	(100)	15.40
Vested	—
Granted	4,700	14.50
Unvested at December 31, 2006	13,828	15.15

(12)              Income Taxes

The components of income tax expense (benefit) were as follows for the years ended December 31:

	2006
	Operations	Equity	Total
Current tax expense	$1,744,680	$—	$1,744,680
Deferred tax expense (benefit)	(192,080)	73,401	(118,679)

Total	$1,552,600	$73,401	$1,626,001

	2005
	Operations	Equity	Total
Current tax expense	$1,680,228	$—	$1,680,228
Deferred tax expense (benefit)	(169,828)	(325,794)	(495,622)

Total	$1,510,400	$(325,794)	$1,184,606

	2004
	Operations	Equity	Total
Current tax expense	$955,865	$—	$955,865
Deferred tax expense (benefit)	336,235	(192,116)	144,119

Total	$1,292,100	$(192,116)	$1,099,984

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,248,878	$1,056,947
Deferred compensation	421,878	373,931
Net unrealized loss on securities available for sale	150,629	224,030
Other	12,186	17,854
Total gross deferred tax assets	1,833,571	1,672,762

Deferred tax liabilities:
Depreciation	80,825	119,058
Net deferred loan origination costs	107,937	96,802
Goodwill	309,192	248,714
Other	144,205	135,455
Total gross deferred tax liabilities	642,159	600,029

Net deferred tax asset at end of year	1,191,412	1,072,733

Net deferred tax asset at beginning of year	1,072,733	577,111

Deferred tax (benefit) expense	$(118,679)	$(495,622)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon management’s consideration of the historical and expected future level of taxable income, as well as the time period that the items giving rise to the deferred tax assets will turn around, no valuation allowance is considered necessary as of December 31, 2006 and 2005.

The differences between income tax expense and income taxes computed using a federal statutory rate of 34% for the years ended December 31, 2006, 2005, and 2004, were as follows:

	Year Ended December 31,
	2006	2005	2004
Federal income tax at statutory rate	$2,070,736	$2,010,917	$1,716,895
Increase (reduction) in taxes resulting from:
Tax-free interest income	(472,386)	(405,561)	(348,365)
CSV life insurance	(11,336)	(19,751)	(37,932)
Disallowed interest expense	51,078	24,576	13,537
Low income housing credits	(90,000)	(82,000)	(60,000)
Life Insurance Proceeds	—	(21,099)	—
Other, net	4,508	3,318	7,965
Income tax expense	$1,552,600	$1,510,400	$1,292,100

(13)              Comprehensive (Loss) Income

Comprehensive (loss) income represents the sum of net income and items of “other comprehensive (loss) income” which are reported directly in shareholders’ equity, such as the net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive (loss) income for 2006, 2005, and 2004 in the consolidated statements of changes in shareholders’ equity.

The Company’s accumulated other comprehensive income, which is included in shareholders’ equity, represents the after-tax net unrealized (loss) gain on securities available for sale at the consolidated balance sheet date. The Company’s other comprehensive (loss) income, which is attributable to unrealized gains and losses on securities available for sale, consisted of the following components for the years ended December 31:

	2006	2005	2004
Net unrealized holding (losses) gains arising during the year, net of taxes of $73,401 in 2006, ($341,024) in 2005, and ($135,491) in 2004.	$142,485	(661,988)	(263,013)
Reclassification adjustment for net realized (gains) losses included in income, net of taxes of $0 in 2006, ($15,230) in 2005, and $56,625 in 2004.	—	29,564	(109,918)
Other comprehensive (loss) income	$142,485	(632,424)	(372,931)

(14)             Transactions with Related Parties

In the ordinary course of business, the Company has loan, deposit, and other transactions with its executive officers and directors and organizations with which such persons are associated. Lending-related transactions are on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with others. Loans to the parties mentioned above, and the activity with respect to these loans, are as follows as of and for the years ended December 31, 2006 and 2005:

	2006	2005
Balance at beginning of year	$2,620,268	1,839,572
New loans	260,769	1,292,617
Repayments and other	(406,063)	(511,921)
Balance at end of year	$2,474,974	2,620,268

The Company purchases insurance coverage in the normal course of business from an insurance agency owned by a Director of the Company. The Company expensed premiums for insurance coverage purchased through this insurance agency of approximately $115,000, $90,000, and $151,000, in 2006, 2005, and 2004, respectively.

(15)             Regulatory Matters

Income earned by the subsidiary bank, Factory Point National Bank, is the primary source of funds available to the Company for payment of dividends to its shareholders. Under the National Bank Act, the approval of the Office of the Comptroller of the Currency (OCC) is required if dividends declared in any one year exceed the net profits for that year, as defined, combined with the retained net profit, as defined, for the preceding two years. The subsidiary bank’s retained net profits (after dividend payments to the Company) for 2006 and 2005 totaled approximately $4.2 million. However, the Company’s ability to pay dividends to its shareholders is dependent upon its future levels of earnings.

Regulatory capital regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2006 and 2005, the Company’s subsidiary bank was required to maintain a minimum leverage ratio of Tier I capital to total adjusted average assets of 4.00%; and minimum ratios of Tier I capital and total capital to risk weighted assets of 4.00% and 8.00%, respectively. The Federal Reserve Board (FRB) has adopted similar requirements for the consolidated capital of bank holding companies.

Under the prompt corrective action regulations, regulators are required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution’s financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. Generally an institution is considered well capitalized if it has a Tier I (leverage) capital ratio of at least 5.0% (based on total adjusted average assets), a Tier I risk based capital ratio of at least 6.0%, and a total risk based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weighting and other factors.

Management believes that, as of December 31, 2006 and 2005, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OCC notification categorized the Bank as well capitalized under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank’s capital classification.

The following is a summary of the Bank’s and the Company’s (on a consolidated basis) actual capital amounts and ratios as of December 31, 2006 and 2005, compared to the requirements for minimum capital adequacy and for classification as well capitalized:

				Minimum
				ratios to be
				well
			Minimum	capitalized
			ratios for	under
	2006		capital	prompt
	Actual		adequacy	corrective
	Amount	Ratio	purposes	provisions
Tier I capital (to total adjusted average assets):
Factory Point National Bank	$26,722,406	8.15%	4.00%	5.00%
Factory Point Bancorp, Inc. and Subsidiary	26,817,595	8.18%

Tier I capital (to risk average assets):
Factory Point National Bank	$26,722,406	11.69%	4.00%	6.00%
Factory Point Bancorp, Inc. and Subsidiary	26,817,595	11.74%

Total capital (to risk weighted assets):
Factory Point National Bank	$29,594,754	12.95%	8.00%	10.00%
Factory Point Bancorp, Inc. and Subsidiary	$29,689,944	12.99%

				Minimum
				ratios to be
				well
			Minimum	capitalized
			ratios for	under
	2005		capital	prompt
	Actual		adequacy	corrective
	Amount	Ratio	purposes	provisions
Tier I capital (to total adjusted average assets):
Factory Point National Bank	$24,877,780	8.06%	4.00%	5.00%
Factory Point Bancorp, Inc. and Subsidiary	25,080,887	8.12%

Tier I capital (to risk average assets):
Factory Point National Bank	$24,877,780	11.82%	4.00%	6.00%
Factory Point Bancorp, Inc. and Subsidiary	25,080,887	11.92%

Total capital (to risk weighted assets):
Factory Point National Bank	$27,521,265	13.07%	8.00%	10.00%
Factory Point Bancorp, Inc. and Subsidiary	27,724,372	13.17%

(16)             Other Noninterest Expenses

The components of other noninterest expenses are as follows for the years ended December 31:

	2006	2005	2004
Consulting fees	$313,270	213,760	171,926
Office supplies	164,875	165,509	192,338
Vermont franchise tax	305,930	302,125	311,587
Telephone	124,080	121,108	130,722
Courier	155,120	151,419	127,595
FDIC Assessment	126,422	131,396	124,543
Postage	175,085	163,804	175,302
Other	1,644,029	1,629,787	1,259,649
	$3,008,811	2,878,908	2,493,662

(17)             Commitments and Contingent Liabilities

(a)                     Off-Balance Sheet Financing and Concentrations

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, lines of credit, and standby letters of credit. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, lines of credit, letters of credit, and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

Contract amounts of financial instruments that represent credit risk as of December 31, 2006 and 2005, the majority of which are at variable rates, are as follows:

	Contract Amount
	2006	2005
Commitments to extend credit	$5,648,800	$4,666,600
Unused secured lines of credit	30,758,020	32,561,819
Unused unsecured lines of credit	22,768,770	21,663,660
Standby letters of credit	557,123	485,500
	$59,732,713	$59,337,579

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral, if any, required by the Company upon the extension of credit is based on management’s credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate.

Commitments to extend credit may be written on a fixed rate basis thus exposing the Company to interest rate risk, given the possibility that market rates may change between commitment and actual extension of credit.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN No. 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others; an Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN No. 45 requires certain new disclosures and potential liability-recognition for the fair value at issuance of guarantees that fall within its scope. Under FIN No. 45, the Company does not issue any guarantees that would require liability-recognition or disclosure, other than its standby letters of credit.

The Company has issued conditional commitments in the form of standby letters of credit to guarantee payment on behalf of a customer and guarantee the performance of a customer to a third party. Standby letters of credit generally arise in connection with lending relationships. The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers. Contingent obligations under standby letters of credit totaled $557,123 at December 31, 2006 and represent the maximum potential future payments the Company could be required to make. Typically, these instruments have terms of twelve months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements. Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments. Company policies governing loan collateral apply to standby letters of credit at the time of credit extension. Loan-to-value ratios are generally consistent with loan-to-value requirements for other commercial loans secured by similar types of collateral. The fair value of the Company’s standby letters of credit at December 31, 2006 and 2005 was insignificant.

Certain mortgage loans are written on an adjustable basis and include interest rate caps which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable rate mortgages have an annual rate increase cap of 2.5% and lifetime rate increase cap of 6%. These caps expose the Company to interest rate risk should market rates increase above these limits. As of December 31, 2006, approximately $38.9 million of mortgage loans had interest rate caps.

The Company enters into agreements to sell loans in the secondary market to unrelated investors on a loan by loan basis. At December 31, 2006, the Company had $601,987 of commitments to sell mortgage loans to unrelated investors on a loan by loan basis.

(b)                     Concentrations of Credit

Factory Point Bancorp, Inc. is a one bank holding company located in Manchester Center, Vermont. Its wholly owned subsidiary, Factory Point National Bank, is a commercial bank which grants commercial, residential, and consumer loans primarily to customers in southern Vermont. Although the Company has a diversified loan portfolio, a substantial portion of its loans are secured by real estate.

(c)                      Leases

The Company leases certain of its branches under various noncancelable operating leases. The future minimum payments in the aggregate total $4,742 in 2007, under all significant noncancelable operating leases with initial or remaining terms of one year or more.  No such lease payments are due beyond January 2007.

Total lease expense incurred amounted to approximately $56,000, $56,000, and $51,000, for 2006, 2005, and 2004, respectively.

(d)                     Borrowing Arrangements

The Company has a line of credit available from the Federal Home Loan Bank of Boston. The total amount available under this line was $2.76 million at December 31, 2006. There were no amounts outstanding under this line of credit at December 31, 2006.

(e)                      Litigation

In the ordinary course of business there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management has determined that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company’s consolidated financial position.

(18)             Disclosures About the Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS No. 107), requires that the Company disclose estimated fair values for its financial instruments.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets and liabilities and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

In addition, there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of “core deposits,” the subsidiary bank’s branch network, and trust relationships.

(a)                     Short-Term Financial Instruments

The fair value of certain financial instruments is estimated to approximate their carrying values because the remaining term to maturity of the financial instrument is less than 90 days or the financial instrument reprices in 90 days or less. Such financial instruments include cash and cash equivalents (cash and due from banks, federal funds sold and other short-term investments), accrued interest receivable, short-term borrowings (borrowings from the Federal Home Loan Bank, securities sold under agreements to repurchase, and borrowings from U.S. Treasury), and accrued interest payable.

(b)                     Securities Available for Sale

Securities available for sale are financial instruments which are usually traded in broad markets. Fair values are based upon quoted market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics. The estimated fair value of nonmarketable stock in the Federal Home Loan Bank and the Federal Reserve Bank is assumed to be cost, given the ability to historically redeem these shares at cost.

(c)                      Loans Held for Sale

The estimated fair value of loans held for sale is calculated by either using quoted market prices or in the case where a firm commitment has been made to sell the loan, the firm committed price is used.

(d)                     Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, including residential real estate, commercial real estate, construction, other commercial loans, and consumer loans.

The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio.

Estimated fair value for nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

(e)                      Deposit Liabilities

The estimated fair value of deposits with no stated maturity, such as non-interest bearing commercial demand deposits, savings, NOW and money market accounts, is regarded to be the amount payable on demand. The estimated fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates for deposits do not include the value of “core deposits” resulting from the low-cost funding provided by deposit liabilities as compared to the cost of borrowing funds in the market.

(f)                        Table of Financial Instruments

The carrying values and estimated fair values of financial instruments as of December 31, 2006 and 2005 were as follows (in thousands):

	2006		2005
	Carry Value	Estimated Fair Value	Carry Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$9,339	$9,339	$12,636	$12,636
Securities available for sale	89,090	89,090	86,431	86,431
Loans held for sale	602	602	342	342
Net loans receivable	225,534	220,233	206,670	202,571
Accrued interest receivable	1,912	1,912	1,677	1,677

Financial liabilities:
Demand, savings, NOW, and money market accounts	$186,023	$186,023	$197,816	$197,816
Time deposits	83,944	83,944	72,185	72,185
Short-term borrowings	38,677	38,677	19,666	19,666
Long-term borrowings	353	353	364	364
Accrued interest payable	325	325	96	96

(g)                     Commitments to Extend Credit, Unused Lines of Credit, Rate Lock Agreements, and Standby Letters of Credit

The fair values of commitments to extend credit, unused lines of credit, rate lock agreements, and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments to extend credit, unused lines of credit and rate lock agreements, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. Based upon the estimated fair values, there are no significant unrealized gains or losses associated with these financial instruments.

(19)             Parent Company Only Financial Information

Financial information pertaining only to the parent company, Factory Point Bancorp, Inc., is as follows:

Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash and due from banks	$95,332	$203,171
Investments in subsidiary	28,728,726	26,741,615
Total assets	$28,824,058	$26,944,786

Liabilities and Shareholders’ Equity
Liabilities:
Other liabilities	$143	$63
Total liabilities	143	63
Shareholders’ equity:
Total shareholders’ equity	28,823,915	26,944,723
Total liabilities and shareholders’ equity	$28,824,058	$26,944,786

Statements of Income

Years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Income
Dividends from bank subsidiary	$2,693,173	$2,312,943	$1,976,110
Undistributed income	1,844,626	2,091,118	1,785,151
Total income	4,537,799	4,404,061	3,761,261
Expense:
Salaries, benefits and other	72,328	3,948	3,675
Total expenses	72,328	3,948	3,675
Net income	$4,465,471	$4,400,113	$3,757,586

Statements of Cash Flows

Years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
(Decrease) increase in cash and cash equivalents:
Cash flows from operating activities:
Net income	$4,465,471	$4,400,113	$3,757,586
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income	(1,844,626)	(2,091,118)	(1,785,151)
Stock option compensation expense	32,400	—	—
Amortization of restricted stock	39,928	3,948	3,675
Net increase in other liabilities	80	32	1
Net cash provided by operating activities	2,693,253	2,312,975	1,976,111
Cash flows from investing activities:
Net cash provided by investing activities	—	—	—

Cash flows from financing activities:
Dividends and fractional shares paid in cash	(2,443,173)	(2,212,942)	(1,976,111)
Purchase of treasury stock	(438,457)	(333,347)	(17,625)
Issuance of treasury stock related to exercise of stock options	80,538	182,019	55,065
Net cash used in financing activities	(2,801,092)	(2,364,270)	(1,938,671)
Net (decrease) increase in cash and cash equivalents	(107,839)	(51,295)	37,440
Cash and cash equivalents at beginning of year	203,171	254,466	217,026
Cash and cash equivalents at end of year	$95,332	$203,171	$254,466

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 14, 2007

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.

AND

FACTORY POINT BANCORP, INC.

i

5.14	Board of Directors	A-55
5.15	Section 16 Matters	A-55
5.16	Dividends	A-55

ARTICLE VI - CONDITIONS TO CONSUMMATION		A-55
6.1	Conditions to Each Party’s Obligations	A-55
6.2	Conditions to the Obligations of Berkshire Hills Bancorp	A-57
6.3	Conditions to the Obligations of Factory Point Bancorp	A-57

ARTICLE VII - TERMINATION		A-58
7.1	Termination	A-58
7.2	Termination Fee	A-60
7.3	Effect of Termination	A-61

ARTICLE VIII - CERTAIN OTHER MATTERS		A-61
8.1	Interpretation	A-61
8.2	Survival	A-62
8.3	Waiver; Amendment	A-62
8.4	Counterparts	A-62
8.5	Governing Law	A-62
8.6	Expenses	A-62
8.7	Notices	A-62
8.8	Entire Agreement; etc.	A-63
8.9	Successors and Assigns; Assignment	A-63
8.10	Specific Performance	A-63

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger
Exhibit C	Form of Consulting and Non-Competition Agreement
Exhibit D	Form of Retention Agreement
Exhibit E	Form of Affiliate Letter

ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 14th day of May, 2007 (“Agreement”), by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire Hills Bancorp”), and Factory Point Bancorp, Inc., a Delaware corporation (“Factory Point Bancorp”).

Introductory Statement

The Board of Directors of each of Berkshire Hills Bancorp and Factory Point Bancorp has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Berkshire Hills Bancorp or Factory Point Bancorp, as the case may be, and in the best long-term interests of the shareholders of Berkshire Hills Bancorp or Factory Point Bancorp, as the case may be.

The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

Berkshire Hills Bancorp and Factory Point Bancorp each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Berkshire Hills Bancorp’s willingness to enter into this Agreement, certain of the members of the Board of Directors of Factory Point Bancorp have entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his shares of Factory Point Bancorp Common Stock in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Articles of Merger	Section 2.3
Average Index Price	Section 7.1(h)
Bank Merger	Section 2.13
Berkshire Hills Bancorp	Section 3.3(q)
Berkshire Hills Bancorp Employee Plan	Section 3.3(q)
Berkshire Hills Bancorp Pension Plan	preamble

Berkshire Hills Bancorp Qualified Plan	Section 3.3(q)
Berkshire Hills Bancorp Ratio	Section 7.1(h)
Berkshire Hills Bancorp’s Reports	Section 3.3(g)
Cash Consideration	Section 2.5(a)
Cash Election	Section 2.6(b)
Cash Election Shares	Section 2.6(b)
Certificate(s)	Section 2.6(c)
Change in Recommendation	Section 5.8
Closing	Section 2.2
Closing Date	Section 2.2
Continuing Employee	Section 5.11(a)
Converted Options	Section 2.11
Disclosure Letter	Section 3.1
Dissenters’ Shares	Section 2.12
Effective Time	Section 2.3
Election Deadline	Section 2.6(c)
Election Form	Section 2.6(a)
Exchange Agent	Section 2.6(c)
Exchange Ratio	Section 2.5(a)
Factory Point Bancorp	preamble
Factory Point Bancorp Employee Plans	Section 3.2(r)(i)
Factory Point Bancorp Option	Section 2.11
Factory Point Bancorp Pension Plan	Section 3.2(r)(iii)
Factory Point Bancorp Qualified Plan	Section 3.2(r)(iv)
Factory Point Bancorp’s Reports	Section 3.2(g)
Factory Point National	Section 2.13
Fee	Section 7.2(a)
Indemnified Party	Section 5.12(a)
Index Group	Section 7.1(h)
Index Ratio	Section 7.1(h)
Intellectual Property	Section 3.2(p)
Letter of Transmittal	Section 2.7(a)
Mailing Date	Section 2.6(a)
Maximum Insurance Amount	Section 5.12(c)
Measurement Period	Article I
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Mixed Election	Section 2.6(b)
Non-Election	Section 2.6(b)
Non-Election Shares	Section 2.6(b)
Proxy Statement-Prospectus	Section 5.9(a)
Registration Statement	Section 5.9(a)
Representative	Section 2.6(b)
Shareholder Meeting	Section 5.8
Shortfall Number	Section 2.6(e)(ii)
Starting Index Price	Section 7.1(h)

Stock Consideration	Section 2.5(a)
Stock Conversion Number	Section 2.6(d)
Stock Election	Section 2.6(b)
Stock Election Number	Section 2.6(b)
Stock Election Shares	Section 2.6(b)
Surviving Corporation	Section 2.1

In addition, for purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Factory Point Bancorp or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Factory Point Bancorp’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of Factory Point Bancorp’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“Berkshire Hills Bancorp Common Stock” means the common stock, par value $0.01 per share, of Berkshire Hills Bancorp.

“Berkshire Hills Bancorp Price” means the average of the closing sales price of Berkshire Hills Bancorp Common Stock, as reported on The Nasdaq Stock Market, for the ten consecutive trading days ending on the date that is ten business days prior to the Closing Date (the “Measurement Period”); provided, however, that any date on which fewer than 100 shares of Berkshire Hills Bancorp Common Stock trades shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales price and number of days on which 100 or more shares of Berkshire Hills Bancorp Common Stock traded during the ten consecutive trading days ending on a date that is ten business days prior to the Closing Date.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“CRA” means the Community Reinvestment Act.

“DGCL” means the Delaware General Corporation Law.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect.  The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Factory Point Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” shall consist of (i) Dissenters’ Shares and (ii) shares held directly or indirectly by Berkshire Hills Bancorp (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

“Factory Point Bancorp Common Stock” means the common stock, par value $1.00 per share, of Factory Point Bancorp.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Federal Reserve Board.

“GAAP” means generally accepted accounting principles.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRC” means the Internal Revenue Code of 1986, as amended.

“knowledge” means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect which is material and adverse to the business, financial condition or results of operations of Factory Point Bancorp or Berkshire Hills Bancorp, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Berkshire Hills Bancorp and Factory Point Bancorp, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Berkshire Hills Bancorp or Factory Point Bancorp taken with the prior written consent of the other or (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred.

“OCC” means the Office of the Comptroller of the Currency.

“OTS” means the Office of Thrift Supervision.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which Factory Point Bancorp or Berkshire Hills Bancorp, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) Factory Point Bancorp’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of Factory Point Bancorp than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which Berkshire Hills Bancorp has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for 100% of the outstanding shares of Factory Point Bancorp Common Stock and (iv) is, in the written opinion of Factory Point Bancorp’s financial advisor, more favorable to the shareholders of Factory Point Bancorp from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by Berkshire Hills Bancorp in response to such Acquisition Proposal).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II

THE MERGER

2.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Factory Point Bancorp will merge with and into Berkshire Hills Bancorp (the “Merger”) at the Effective Time.  At the Effective Time, the separate corporate existence of Factory Point Bancorp shall cease.  Berkshire Hills Bancorp shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the DGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2          Closing.  The closing of the Merger (the “Closing”) will take place in the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, Washington, D.C., or at such other location as is agreed to by the parties hereto, at 10:00 a.m. on the date designated by Berkshire Hills Bancorp within thirty days following satisfaction or waiver of the conditions to

Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3          Effective Time.  In connection with the Closing, Berkshire Hills Bancorp shall duly execute and deliver articles of merger (the “Articles of Merger”) to the Delaware Secretary of State for filing pursuant to the DGCL.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Delaware Secretary of State or at such later date or time as Berkshire Hills Bancorp and Factory Point Bancorp agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4          Effects of the Merger.  The Merger will have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Berkshire Hills Bancorp shall possess all of the properties, rights, privileges, powers and franchises of Factory Point Bancorp and be subject to all of the debts, liabilities and obligations of Factory Point Bancorp.

2.5          Effect on Outstanding Shares of Factory Point Bancorp Common Stock.

(a)           Subject to the provisions of Section 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Factory Point Bancorp Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either the right to receive (i) $19.50 in cash, without interest (the “Cash Consideration”) or (ii) 0.5844 shares (the ‘Exchange Ratio”) of Berkshire Hills Bancorp Common Stock (the “Stock Consideration”).  The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b)           Notwithstanding any other provision of this Agreement, no fraction of a share of Berkshire Hills Bancorp Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Berkshire Hills Bancorp shall pay to each holder of Factory Point Bancorp Common Stock who would otherwise be entitled to a fraction of a share of Berkshire Hills Bancorp Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Berkshire Hills Bancorp Price.

(c)           If, between the date of this Agreement and the Effective Time, the outstanding shares of Berkshire Hills Bancorp Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Factory Point Bancorp Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d)           As of the Effective Time, each Excluded Share, other than Dissenters’ Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.  All shares of Berkshire Hills Bancorp Common Stock that are held by Factory Point Bancorp, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters’ Shares shall be converted into shares of Berkshire Hills Bancorp Common Stock pursuant to this Section 2.5 but instead shall be treated in accordance with the provisions set forth in Section 2.12 of this Agreement.

2.6          Election and Proration Procedures.

(a)           An election form in such form as Factory Point Bancorp and Berkshire Hills Bancorp shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Factory Point Bancorp Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger.  The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Factory Point Bancorp Common Stock. Berkshire Hills Bancorp shall make available Election Forms as may be reasonably requested by all persons who become holders of Factory Point Bancorp Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Factory Point Bancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b)           Each Election Form shall entitle the holder of shares of Factory Point Bancorp Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares and the Stock Consideration with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”).  Holders of record of shares of Factory Point Bancorp Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Factory Point Bancorp Common Stock held by that Representative for a particular beneficial owner.  Shares of Factory Point Bancorp Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Factory Point Bancorp Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Factory Point Bancorp Common Stock as to which no election has been made are referred to as “Non-Election Shares.” The aggregate number of shares of Factory Point Bancorp Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(c)           To be effective, a properly completed Election Form must be received by Registrar and Transfer Company (the “Exchange Agent”) on or before 5:00 p.m., New York City time, on the fifth business day subsequent to Factory Point Bancorp’s Shareholder Meeting (or such other time and date as Factory Point Bancorp and Berkshire Hills Bancorp may mutually agree) (the “Election Deadline”).  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the

Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing Factory Point Bancorp Common Stock (“Certificate(s)”) (or customary affidavits and, if required by Berkshire Hills Bancorp pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Factory Point Bancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Any Factory Point Bancorp shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Factory Point Bancorp shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by Berkshire Hills Bancorp and Factory Point Bancorp that this Agreement has been terminated.  If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Factory Point Bancorp Common Stock held by such shareholder shall be designated Non-Election Shares.  Berkshire Hills Bancorp shall cause the Certificates representing Factory Point Bancorp Common Stock described in clause (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)           Notwithstanding any other provision contained in this Agreement, 80% of the total number of shares of Factory Point Bancorp Common Stock outstanding at the Effective Time (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining outstanding shares of Factory Point Bancorp Common Stock (excluding shares of Factory Point Bancorp Common Stock to be canceled as provided in Section 2.5(d) and Dissenters’ Shares) shall be converted into the Cash Consideration; provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, Berkshire Hills Bancorp shall increase the number of shares of Factory Point Bancorp Common Stock that will be converted into the Stock Consideration and reduce the number of shares of Factory Point Bancorp Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent at least 40% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

(e)           Within five business days after the later to occur of the Election Deadline or the Effective Time, Berkshire Hills Bancorp shall cause the Exchange Agent to effect the allocation among holders of Factory Point Bancorp Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)            If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder’s Stock Election Shares;

(ii)           If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)          if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Non-Election Shares; or

(B)           if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of  the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Cash Election Shares.

For purposes of the foregoing calculations, Excluded Shares shall be deemed Cash Election Shares. For purposes of this Section 2.6(e), if Berkshire Hills Bancorp is obligated to increase the number of shares of Factory Point Bancorp Common Stock to be converted into shares of Berkshire Hills Bancorp Common Stock as a result of the application of the last clause of Section 2.6(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.6(e).

2.7          Exchange Procedures.

(a)           Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Berkshire Hills Bancorp and Factory Point Bancorp shall be mailed as soon as practicable after the Effective Time to each holder of record of Factory Point Bancorp Common Stock as of the Effective Time who did not previously submit a completed Election Form.  A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Factory Point Bancorp Common Stock to be converted thereby.

(b)           At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.5) shall represent only the right to receive the Merger Consideration.

(c)           Prior to the Effective Time, Berkshire Hills Bancorp shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of Berkshire Hills Bancorp Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Factory Point Bancorp Common Stock, for exchange in accordance with this Section 2.7, an amount of cash sufficient to pay the aggregate Cash Consideration and cash in lieu of fractional shares pursuant to Section 2.5(b).

(d)           The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Berkshire Hills Bancorp may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Berkshire Hills Bancorp Common Stock that such holder has the right to receive pursuant to Section 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.5, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5).  Certificates so surrendered shall forthwith be canceled.  As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Berkshire Hills Bancorp Common Stock and cash as provided herein.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Berkshire Hills Bancorp Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.  If there is a transfer of ownership of any shares of Factory Point Bancorp Common Stock not registered in the transfer records of Factory Point Bancorp, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Factory Point Bancorp Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Berkshire Hills Bancorp and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)           No dividends or other distributions declared or made after the Effective Time with respect to Berkshire Hills Bancorp Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Berkshire Hills Bancorp Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.7.  Upon the surrender of such person’s Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Berkshire Hills Bancorp Common Stock represented by such person’s Certificates.

(f)            The stock transfer books of Factory Point Bancorp shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Factory Point Bancorp of any shares of Factory Point Bancorp Common Stock.  If, after the Effective Time, Certificates are presented to Berkshire Hills Bancorp, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(g)           Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the shareholders of Factory Point Bancorp for six months after the Effective Time shall be repaid by the Exchange Agent to Berkshire Hills Bancorp upon the written request of Berkshire Hills Bancorp.  After such request is made, any shareholders of Factory Point Bancorp who have not theretofore complied with this Section 2.7 shall look only to Berkshire Hills Bancorp for the Merger Consideration deliverable in respect of each share of Factory Point Bancorp Common Stock such shareholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon.  If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Berkshire Hills Bancorp (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims.  Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Factory Point Bancorp Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           Berkshire Hills Bancorp and the Exchange Agent shall be entitled to rely upon Factory Point Bancorp’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Berkshire Hills Bancorp and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Berkshire Hills Bancorp, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8          Effect on Outstanding Shares of Berkshire Hills Bancorp Common Stock.  At the Effective Time, each share of common stock of Berkshire Hills Bancorp issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9          Directors of Surviving Corporation After Effective Time.  Subject to Section 5.14, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Berkshire Hills Bancorp serving immediately prior to the Effective Time.

2.10        Certificate of Incorporation and Bylaws.  The certificate of incorporation of Berkshire Hills Bancorp, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.  The bylaws of Berkshire Hills Bancorp, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.11        Treatment of Stock Options and Restricted Stock.

(a)           Each option to purchase shares of Factory Point Bancorp Common Stock issued by Factory Point Bancorp and outstanding at the Effective Time (a “Factory Point Bancorp Option”) pursuant to the Factory Point Bancorp, Inc. 1999 Stock Option Plan for Non-Employee Directors, the Factory Point Bancorp, Inc. 1999 Stock Incentive Plan and the Factory Point Bancorp, Inc. 2004 Stock Incentive Plan shall be converted into an option to purchase shares of Berkshire Hills Bancorp Common Stock as follows:

(i)            The aggregate number of shares of Berkshire Hills Common Stock issuable upon the exercise of the converted Factory Point Bancorp Option after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of Factory Point Bancorp Common Stock issuable upon exercise of the Factory Point Bancorp Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of Berkshire Hills Common Stock; and

(ii)           the exercise price per share of each converted Factory Point Bancorp Option shall be equal to the quotient of the exercise price of such Factory Point Bancorp Option immediately prior to the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent; provided, however, that, in the case of any Factory Point Bancorp Option that is intended to qualify as an incentive stock option under Section 422 of the IRC, the number of shares of Berkshire Hills Bancorp Common Stock issuable upon exercise of and the exercise price per share for such converted Factory Point Bancorp Option determined in the manner provided above shall be further adjusted in such manner as may be necessary to conform to the requirements of Section 424(b) of the IRC.

Options to purchase shares of Berkshire Hills Common Stock that arise from the operation of this Section 2.11 shall be referred to as “Converted Options.”  All Converted Options shall be exercisable for the same period and shall otherwise have the same terms and conditions applicable to the Factory Point Bancorp Options that they replace.

(b)           Before the Effective Time, Berkshire Hills Bancorp will take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Berkshire Hills Bancorp Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options.  Berkshire Hills Bancorp agrees to file, as soon as practicable after the Effective Time, a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the Berkshire Hills Bancorp Common Stock issuable upon exercise of the Converted Options.

(c)           At the Effective Time, each share of restricted stock outstanding as of the Effective Time, to the extent not already vested, shall vest and shall represent a right to receive the same rights provided to other holders of Factory Point Bancorp Common Stock pursuant to Section 2.5 above.

2.12        Dissenters’ Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of Factory Point Bancorp Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7 of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. Factory Point Bancorp shall give Berkshire Hills Bancorp (i) prompt notice of any written demands for payment of fair value of any shares of Factory Point Bancorp Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Factory Point Bancorp relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of Factory Point Bancorp thereunder.  Factory Point Bancorp shall not, except with the prior written consent of Berkshire Hills Bancorp, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the DGCL.

2.13        Bank Merger.  Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Berkshire Bank, a wholly owned subsidiary of Berkshire Hills Bancorp, and The Factory Point National Bank of Manchester Center (“Factory Point National”), a wholly owned subsidiary of Factory Point Bancorp, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which Factory Point National will merge with and into Berkshire Bank (the “Bank Merger”).  The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

2.14        Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Berkshire Hills Bancorp may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Berkshire Hills Bancorp may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement.  In the event that Berkshire Hills Bancorp elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.15        Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that Berkshire Hills Bancorp by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Factory Point Bancorp or to exercise, directly or indirectly, a controlling influence over the management or policies of Factory Point Bancorp.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1          Disclosure Letters.  Prior to the execution and delivery of this Agreement, Berkshire Hills Bancorp and Factory Point Bancorp have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate).

3.2          Representations and Warranties of Factory Point Bancorp.  Factory Point Bancorp represents and warrants to Berkshire Hills Bancorp that, except as disclosed in Factory Point Bancorp’s Disclosure Letter:

(a)           Organization and Qualification.  Factory Point Bancorp is a corporation duly organized and validly existing under the laws of the State of Delaware and is registered with the FRB as a bank holding company.  Factory Point Bancorp has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Factory Point Bancorp is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Factory Point Bancorp.  Factory Point Bancorp engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHCA and the rules and regulations of the FRB promulgated thereunder.

(b)           Subsidiaries.

(i)            Factory Point Bancorp’s Disclosure Letter sets forth with respect to each of Factory Point Bancorp’s Subsidiaries its name, its jurisdiction of incorporation, Factory Point Bancorp’s percentage ownership, the number of shares of stock owned or controlled by Factory Point Bancorp and the name and number of shares held by any other person who owns any stock of the Subsidiary. Factory Point Bancorp owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Factory Point Bancorp’s right to vote or dispose of any equity securities of its Subsidiaries.  Factory Point Bancorp’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or national banking associations.

(ii)           Each of Factory Point Bancorp’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii)          The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable.  No shares of capital stock of any Subsidiary of Factory Point Bancorp are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)          No Subsidiary of Factory Point Bancorp other than Factory Point National is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.  Factory Point National’s deposits are insured by the FDIC to the fullest extent permitted by law.  Factory Point National is a member in good standing of the Federal Home Loan Bank of Boston.  Factory Point National engages only in activities (and holds properties only of the types) permitted by the National Bank Act and the rules and regulations of the OCC promulgated thereunder.

(c)           Capital Structure.

(i)            The authorized capital stock of Factory Point Bancorp consists of 6,000,000 shares of Factory Point Bancorp Common Stock.

                (ii)           As of April 30, 2007: (A) 4,096,273 shares of Factory Point Bancorp Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable federal and state securities laws, and no shares of preferred stock are outstanding; and (B) 318,909 shares of Factory Point Bancorp Common Stock are reserved for issuance pursuant to outstanding Factory Point Bancorp Options.

(iii)          Set forth in Factory Point Bancorp’s Disclosure Letter is a complete and accurate list of all outstanding Factory Point Bancorp Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

(iv)          No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Factory Point Bancorp may vote are issued or outstanding.

(v)           Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Factory Point Bancorp are issued, reserved for issuance or outstanding and (B) neither Factory Point Bancorp nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Factory Point Bancorp or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Factory Point Bancorp or obligating Factory Point Bancorp or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.  As of the date hereof, there are no outstanding contractual obligations of Factory Point Bancorp or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Factory Point Bancorp or any of its Subsidiaries.

(d)           Authority.  Factory Point Bancorp has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Factory Point Bancorp’s Board of Directors, and no other corporate proceedings on the part of Factory Point Bancorp are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Factory Point Bancorp Common Stock.  This Agreement has been duly and validly executed and delivered by Factory Point Bancorp and constitutes a valid and binding obligation of Factory Point Bancorp, enforceable against Factory Point

Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)           No Violations.  The execution, delivery and performance of this Agreement by Factory Point Bancorp do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Factory Point Bancorp or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of Factory Point Bancorp or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Factory Point Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Factory Point Bancorp or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Factory Point Bancorp.

(f)            Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Factory Point Bancorp of this Agreement or the consummation by Factory Point Bancorp of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities.  As of the date hereof, Factory Point Bancorp has no knowledge of any reason pertaining to Factory Point Bancorp why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)           Governmental Filings.  Factory Point Bancorp and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since December 31, 2003 with the OCC, the FRB, the FDIC or any other Governmental Regulator (collectively, “Factory Point Bancorp’s Reports”).   No administrative actions have been taken or threatened or orders issued in connection with any of Factory Point Bancorp’s Reports.  As of their respective dates, each of Factory Point Bancorp’s Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).  Any financial statement contained in any of Factory Point Bancorp’s Reports fairly presented in all material respects the financial position of Factory Point Bancorp on a consolidated basis, Factory Point Bancorp alone or each of Factory Point Bancorp’s Subsidiaries alone, as the case may be, and was prepared in accordance with GAAP or applicable regulations.

(h)           Financial Statements.  Factory Point Bancorp’s Disclosure Letter contains copies of (i) the consolidated balance sheets of Factory Point Bancorp and its Subsidiaries as of December 31, 2006 and 2005 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2006, together with the notes thereto, accompanied by the audit report of Factory Point Bancorp’s independent public auditors and (ii) the unaudited consolidated balance sheet of Factory Point Bancorp and its Subsidiaries as of March 31, 2007 and the related consolidated statements of income and changes in stockholders’ equity for the three months ended March 31, 2007.  Such financial statements were prepared from the books and records of Factory Point Bancorp and its Subsidiaries, fairly present the consolidated financial position of Factory Point Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Factory Point Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash-flows and footnotes.  The books and records of Factory Point Bancorp and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)            Undisclosed Liabilities.  Neither Factory Point Bancorp nor any of its Subsidiaries has incurred any material debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Factory Point Bancorp as of December 31, 2006, except for (i) liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Factory Point Bancorp and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)            Absence of Certain Changes or Events.  Since December 31, 2006:

(i)            Factory Point Bancorp and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

(ii)           there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Factory Point Bancorp;

(iii)          Factory Point Bancorp has not declared, paid or set aside any dividends or distributions with respect to the Factory Point Bancorp Common Stock;

(iv)          except for supplies or equipment purchased in the ordinary course of business, neither Factory Point Bancorp nor any of its Subsidiaries have made any capital expenditures exceeding individually or in the aggregate $20,000;

(v)           there has not been any write-down by Factory Point National in excess of $25,000 with respect to any of its Loans or other real estate owned;

(vi)          there has not been any sale, assignment or transfer of any assets by Factory Point Bancorp or any of its Subsidiaries in excess of $20,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed in Factory Point Bancorp’s Disclosure Letter;

(vii)         there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Factory Point Bancorp or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;

(viii)        neither Factory Point Bancorp nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees; and

(ix)           there has been no change in any accounting principles, practices or methods of Factory Point Bancorp or any of its Subsidiaries other than as required by GAAP.

(k)           Litigation.  Other than for matters incidental to the business of Factory Point Bancorp, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Factory Point Bancorp, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Factory Point Bancorp, threatened against or affecting Factory Point Bancorp or any of its Subsidiaries or any property or asset of Factory Point Bancorp or any of its Subsidiaries.  To the knowledge of Factory Point Bancorp, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Factory Point Bancorp or any of its Subsidiaries.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Factory Point Bancorp or any of its Subsidiaries that have not been satisfied or that enjoin Factory Point Bancorp or any of its Subsidiaries from taking any action.

(l)            Absence of Regulatory Actions.  Since December 31, 2003, neither Factory Point Bancorp nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of Factory Point Bancorp or its Subsidiaries.

(m)          Compliance with Laws.  Factory Point Bancorp and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it.  Factory Point Bancorp and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.  Neither Factory Point Bancorp nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Factory Point Bancorp.

(n)           Taxes.  All federal, state, local and foreign Tax returns required to be filed by or on behalf of Factory Point Bancorp or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects.  All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Factory Point Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Factory Point Bancorp’s balance sheet (in accordance with GAAP).  There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Factory Point Bancorp or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Factory Point Bancorp or any of its Subsidiaries do not file Tax returns that Factory Point Bancorp or any such Subsidiary is subject to taxation in that jurisdiction.  All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Factory Point Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Factory Point Bancorp’s balance sheet (in accordance with GAAP).  Factory Point Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  Factory Point Bancorp and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Factory Point Bancorp and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.  Neither Factory Point Bancorp nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC.

(o)           Agreements.

(i)            Factory Point Bancorp’s Disclosure Letter lists, and Factory Point Bancorp has previously delivered or made available to Berkshire Hills Bancorp a complete and correct copy of, any contract, arrangement, commitment or understanding (whether written or oral) to which Factory Point Bancorp or any of its Subsidiaries is a party or is bound:

(A)          with any executive officer or other key employee of Factory Point Bancorp or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Factory Point Bancorp or any of its Subsidiaries of the nature contemplated by this Agreement;

(B)           with respect to the employment of any directors, officers, employees or consultants;

(C)           any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(D)          containing covenants that limit the ability of Factory Point Bancorp or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Factory Point Bancorp (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(E)           pursuant to which Factory Point Bancorp or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(F)           that relates to borrowings of money (or guarantees thereof) by Factory Point Bancorp or any of its Subsidiaries in excess of $50,000, other than advances from the Federal Home Loan Bank of Boston or securities sold under agreements to repurchase with a maturity of thirty-one days or less and entered into in the ordinary course of business; or

(G)           which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

(ii)           Neither Factory Point Bancorp nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Factory Point Bancorp, no other party to any such agreement (excluding any loan or extension of credit made by Factory Point Bancorp or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Factory Point Bancorp.

(p)           Intellectual Property.  Factory Point Bancorp and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Factory Point Bancorp’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to Factory Point Bancorp or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Factory Point Bancorp or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Intellectual Property”).  With respect to each item of Intellectual Property owned by Factory Point Bancorp or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien.  With respect to each item of Intellectual Property that Factory Point Bancorp or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect.  Neither Factory Point Bancorp nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Factory Point Bancorp or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party).  To the knowledge of Factory Point Bancorp, neither Factory Point Bancorp nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Factory Point Bancorp or any of its Subsidiaries.

(q)           Labor Matters.  Factory Point Bancorp and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours.  Neither Factory Point Bancorp nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Factory Point Bancorp or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Factory Point Bancorp or any of its Subsidiaries pending or, to the knowledge of Factory Point Bancorp, threatened.

(r)            Employee Benefit Plans.

(i)            Factory Point Bancorp’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Factory Point Bancorp or any of its Subsidiaries (hereinafter referred to collectively as the “Factory Point Bancorp Employee Plans”).  Factory Point Bancorp has previously delivered or made available to Berkshire Hills Bancorp true and complete copies of each agreement, plan and other documents referenced in Factory Point Bancorp’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 or 5500-C for the most recently completed year.  There has been no announcement or commitment by Factory Point Bancorp or any of its Subsidiaries to create an additional Factory Point Bancorp Employee Plan, or to amend any Factory Point Bancorp Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Factory Point Bancorp Employee Plan.

(ii)           There is no pending or threatened litigation, administrative action or proceeding relating to any Factory Point Bancorp Employee Plan.  All of the Factory Point Bancorp Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Factory Point Bancorp Employee Plans which is likely to result in the imposition of any penalties or taxes upon Factory Point Bancorp or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)          No liability to the Pension Benefit Guarantee Corporation has been or is expected by Factory Point Bancorp or any of its Subsidiaries to be incurred with respect to any Factory Point Bancorp Employee Plan which is subject to Title IV of ERISA (“Factory Point Bancorp Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Factory Point Bancorp or any ERISA Affiliate.  No Factory Point Bancorp Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Factory Point Bancorp Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Factory Point Bancorp Pension Plan as of the end of the most recent plan year with respect to the respective Factory Point Bancorp Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Factory Point Bancorp Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Factory Point Bancorp Pension Plan within the 12-month period ending on the date hereof.  Neither Factory Point Bancorp nor any of its Subsidiaries has provided, or is required to provide, security to any Factory Point Bancorp Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.  Neither Factory Point Bancorp, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv)          Each Factory Point Bancorp Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Factory Point Bancorp Qualified Plan”) has received a favorable determination letter from the IRS, and Factory Point Bancorp and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter.  Each Factory Point Bancorp Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Factory Point Bancorp Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)           With respect to each Factory Point Bancorp Employee Plan that is a “multiple employer plan” (as defined in Section 4063 of ERISA): (A) none of Factory Point Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any actual knowledge, that if Factory Point Bancorp or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on Factory Point Bancorp; and (B) none of Factory Point Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any Factory Point Bancorp Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

(vi)          Neither Factory Point Bancorp nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Factory Point Bancorp Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vii)         All contributions required to be made with respect to any Factory Point Bancorp Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Factory Point Bancorp Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Factory Point Bancorp.  Each Factory Point Bancorp Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(s)           Properties.

(i)            A list and description of all real property owned or leased by Factory Point Bancorp or a Subsidiary of Factory Point Bancorp is set forth in Factory Point Bancorp’s Disclosure Letter.  Factory Point Bancorp and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.   Each lease pursuant to which Factory Point Bancorp or any of its Subsidiaries is lessee, leases real or personal property is valid and in full force and effect and neither Factory Point Bancorp nor any of its Subsidiaries, nor, to Factory Point Bancorp’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.  A complete and correct copy of each such lease has been provided or made available to Berkshire Hills Bancorp.  All real property owned or leased by Factory Point Bancorp or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Factory Point Bancorp to be adequate for the current business of Factory Point Bancorp and its Subsidiaries.  To the knowledge of Factory Point Bancorp, none of the buildings, structures or other improvements located on any real property owned or leased by Factory Point Bancorp or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)           Factory Point Bancorp and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  With respect to personal property used in the business of Factory Point Bancorp and its Subsidiaries that is leased rather than owned, neither Factory Point Bancorp nor any of its Subsidiaries is in default under the terms of any such lease.

(t)            Fairness Opinion.  Factory Point Bancorp has received the opinion of McConnell, Budd & Romano, Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Factory Point Bancorp’s shareholders.

(u)           Fees.  Other than for financial advisory services performed for Factory Point Bancorp by McConnell, Budd & Romano, Inc. pursuant to an agreement dated April 11, 2007, a true and complete copy of which has been previously delivered or made available to Berkshire Hills Bancorp, neither Factory Point Bancorp nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Factory Point Bancorp or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v)           Environmental Matters.

(i)            Each of Factory Point Bancorp and its Subsidiaries, the Participation Facilities, and, to the knowledge of Factory Point Bancorp, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Factory Point Bancorp, threatened, before any court, governmental agency or board or other forum against Factory Point Bancorp or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Factory Point Bancorp or any of its Subsidiaries or any Participation Facility.

(iii)          To the knowledge of Factory Point Bancorp, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Factory Point Bancorp or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)          Neither Factory Point Bancorp nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)           There are no underground storage tanks at any properties owned or operated by Factory Point Bancorp or any of its Subsidiaries or any Participation Facility.  Neither Factory Point Bancorp nor any of its Subsidiaries nor, to the knowledge of Factory Point Bancorp, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Factory Point Bancorp or any of its Subsidiaries or any Participation Facility.

(vi)          During the period of (A) Factory Point Bancorp’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Factory Point Bancorp’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties.  To the knowledge of Factory Point Bancorp, prior to the period of (A) Factory Point Bancorp’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Factory Point Bancorp’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(w)          Loan Portfolio; Allowance for Loan Losses.

(i)            With respect to each Loan owned by Factory Point Bancorp or its Subsidiaries in whole or in part:

(A)          The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(B)           neither Factory Point Bancorp nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C)           Factory Point Bancorp or a Subsidiary of Factory Point Bancorp is the sole holder of legal and beneficial title to each Loan (or Factory Point Bancorp’s or its Subsidiary’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Factory Point Bancorp or a Subsidiary of Factory Point Bancorp;

(D)          the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

(E)           with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)           Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor Factory Point Bancorp’s practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)          The allowance for loan losses reflected in Factory Point Bancorp’s audited balance sheet at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in Factory Point Bancorp’s Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(x)            Anti-takeover Provisions Inapplicable.  Factory Point Bancorp and its Subsidiaries have taken all actions required to exempt Berkshire Hills Bancorp, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-

takeover nature contained in Factory Point Bancorp and its Subsidiaries organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations applicable to Factory Point Bancorp and its Subsidiaries.

(y)           Material Interests of Certain Persons.  No current or former officer or director of Factory Point Bancorp, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Factory Point Bancorp or any of its Subsidiaries.

(z)            Insurance.  In the opinion of management, Factory Point Bancorp and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  Factory Point Bancorp’s Disclosure Letter contains a list of all policies of insurance carried and owned by Factory Point Bancorp or any of Factory Point Bancorp’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date.  All of the insurance policies and bonds maintained by Factory Point Bancorp and its Subsidiaries are in full force and effect, Factory Point Bancorp and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(aa)         Investment Securities; Derivatives.

(i)            Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Factory Point Bancorp or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)           Neither Factory Point Bancorp nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(bb)         Indemnification.  Except as provided in the certificate of incorporation or bylaws of Factory Point Bancorp and the similar organizational documents of its Subsidiaries, neither Factory Point Bancorp nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Factory Point Bancorp and, to the knowledge of Factory Point Bancorp, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Factory Point Bancorp or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(cc)         Corporate Documents and Records.  Factory Point Bancorp has previously delivered or made available to Berkshire Hills Bancorp a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of Factory Point Bancorp and each of Factory Point Bancorp’s Subsidiaries, as in effect as of the date of this Agreement.  Neither Factory Point Bancorp nor any of Factory Point Bancorp’s Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents.  The minute books of Factory Point Bancorp and each of Factory Point Bancorp’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.  Factory Point Bancorp and each of its Subsidiaries maintains accounting records that fairly and accurately reflect, in all material respects, its transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

(dd)         Factory Point Bancorp Information.  The information regarding Factory Point Bancorp and its Subsidiaries to be supplied by Factory Point Bancorp for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ee)         CRA, Anti-Money Laundering, OFAC and Customer Information Security.  Factory Point National has received a rating of “Outstanding” in its most recent examination or interim review with respect to the CRA.  Factory Point Bancorp is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Factory Point National or any other Subsidiary of Factory Point Bancorp: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Factory Point National.  Factory Point Bancorp is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Factory Point Bancorp or of its Subsidiaries to undertake any remedial action.  The board of directors of Factory Point National (or where appropriate of any other Subsidiary of Factory Point Bancorp) has adopted, and Factory Point National (or such other Subsidiary of Factory Point Bancorp) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Factory Point National (or such other Subsidiary of Factory Point Bancorp) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(ff)           Tax Treatment of the Merger.  Factory Point Bancorp has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

3.3          Representations and Warranties of Berkshire Hills Bancorp.  Berkshire Hills Bancorp represents and warrants to Factory Point Bancorp that, except as set forth in Berkshire Hills Bancorp’s Disclosure Letter:

(a)           Organization and Qualification.  Berkshire Hills Bancorp is a corporation duly organized and validly existing under the laws of the State of Delaware and is registered with the OTS as a savings and loan holding company.  Berkshire Hills Bancorp has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Berkshire Hills Bancorp is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Berkshire Hills Bancorp.

(b)           Subsidiaries.

(i)            Berkshire Hills Bancorp owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Berkshire Hills Bancorp’s right to vote or dispose of any equity securities of its Subsidiaries.  Berkshire Hills Bancorp’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or national banking associations.

(ii)           Each of Berkshire Hills Bancorp’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii)          The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable.  No shares of capital stock of any Subsidiary of Berkshire Hills Bancorp are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)          No Subsidiary of Berkshire Hills Bancorp other than Berkshire Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.  Berkshire Bank’s deposits are insured by the FDIC to the fullest extent permitted by law.  Berkshire Bank is a member in good standing of the Federal Home Loan Bank of Boston.  Berkshire Bank engages only in activities (and holds properties only of the types) permitted by the General Laws of Massachusetts and the rules and regulations of the Massachusetts Division of Banks promulgated thereunder.

(c)           Capital Structure.

(i)            The authorized capital stock of Berkshire Hills Bancorp consists of:  (A) 26,000,000 shares of Berkshire Hills Bancorp Common Stock; and (B) 1,000,000 shares of preferred stock, par value $.01 per share.

(ii)           As of April 30, 2007, (A) 8,828,406 shares of Berkshire Hills Bancorp Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of Berkshire Hills Bancorp preferred stock are issued and outstanding; and (C) 208,731 shares of Berkshire Hills Bancorp Common Stock were reserved for issuance pursuant to outstanding grants or awards under Berkshire Hills Bancorp’s stock-based benefit plans.

(iii)          The shares of Berkshire Hills Bancorp Common Stock to be issued in exchange for shares of Factory Point Bancorp Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(d)           Authority.  Berkshire Hills Bancorp has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of Berkshire Hills Bancorp, and no other corporate proceedings on the part of Berkshire Hills Bancorp are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Berkshire Hills Bancorp Common Stock.  This Agreement has been duly and validly executed and delivered by Berkshire Hills Bancorp and constitutes a valid and binding obligation of Berkshire Hills Bancorp, enforceable against Berkshire Hills Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)           No Violations.  The execution, delivery and performance of this Agreement by Berkshire Hills Bancorp do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Berkshire Hills Bancorp or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of Berkshire Hills Bancorp or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Berkshire Hills Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Berkshire Hills Bancorp or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Berkshire Hills Bancorp.

(f)            Consents and Approvals.   No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Berkshire Hills Bancorp of this Agreement or the consummation by Berkshire Hills Bancorp of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the registration or qualification of the shares of Berkshire Hills Bancorp Common Stock to be issued in exchange for shares of Factory Point Bancorp Common Stock under state securities or “blue sky” laws and (iv) the listing of the shares of Berkshire Hills Bancorp Common Stock to be issued in exchange for shares of Factory Point Bancorp Common Stock on the Nasdaq Stock Market.  As of the date hereof, Berkshire Hills Bancorp knows of no reason pertaining to Berkshire Hills Bancorp why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)           Securities Filings.  Berkshire Hills Bancorp has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2003 (collectively, “Berkshire Hills Bancorp’s Reports”).   None of Berkshire Hills Bancorp’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, all of Berkshire Hills Bancorp’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.  Each of the financial statements (including, in each case, any notes thereto) of Berkshire Hills Bancorp included in Berkshire Hills Bancorp’s Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(h)           Financial Statements.  Berkshire Hills Bancorp has previously made available to Factory Point Bancorp copies of (i) the consolidated balance sheets of Berkshire Hills Bancorp and its Subsidiaries as of December 31, 2006 and 2005 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006, together with the notes thereto, accompanied by the audit report of Berkshire Hills Bancorp’s independent public auditors, as reported in Berkshire Hills Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC and (ii) the unaudited consolidated balance sheet of Berkshire Hills Bancorp and its Subsidiaries as of March 31, 2007 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the three months ended March 31, 2007.  Such financial statements were prepared from the books and records of Berkshire Hills Bancorp and its Subsidiaries, fairly present the consolidated financial position of Berkshire Hills Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Berkshire Hills Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.  The books and records of Berkshire Hills Bancorp and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)            Undisclosed Liabilities.  Neither Berkshire Hills Bancorp nor any of its Subsidiaries has incurred any material debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Berkshire Hills Bancorp as of  December 31, 2006 as included in Berkshire Hills Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, except for (i) liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Berkshire Hills Bancorp and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)            Absence of Certain Changes or Events.  Except as disclosed in Berkshire Hills Bancorp’s Reports filed with the SEC prior to the date of this Agreement, since December

31, 2006, (i) Berkshire Hills Bancorp and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Berkshire Hills Bancorp.

(k)           Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Berkshire Hills Bancorp, threatened against or affecting Berkshire Hills Bancorp or any of its Subsidiaries or any property or asset of Berkshire Hills Bancorp or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Berkshire Hills Bancorp or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Berkshire Hills Bancorp or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Berkshire Hills Bancorp.

(l)            Absence of Regulatory Actions.  Since December 31, 2003, neither Berkshire Hills Bancorp nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of Berkshire Hills Bancorp or its Subsidiaries.

(m)          Compliance with Laws.  Berkshire Hills Bancorp and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it.  Berkshire Hills Bancorp and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.  Neither Berkshire Hills Bancorp nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Berkshire Hills Bancorp.

(n)           Taxes.  All federal, state, local and foreign Tax returns required to be filed by or on behalf of Berkshire Hills Bancorp or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects.  All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Berkshire Hills Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Berkshire Hills Bancorp’s balance sheet (in accordance with GAAP).  There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Berkshire Hills Bancorp or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Berkshire Hills Bancorp or any of its Subsidiaries do not file Tax returns that Berkshire Hills Bancorp or any such Subsidiary is subject to taxation in that jurisdiction.  All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Berkshire Hills Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Berkshire Hills Bancorp’s balance sheet (in accordance with GAAP).  Berkshire Hills Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  Berkshire Hills Bancorp and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Berkshire Hills Bancorp and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(o)           Intellectual Property.  Berkshire Hills Bancorp and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business.  With respect to each item of Intellectual Property owned by Berkshire Hills Bancorp or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien.  With respect to each item of Intellectual Property that Berkshire Hills Bancorp or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect.  Neither Berkshire Hills Bancorp nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Berkshire Hills Bancorp or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party).  To the knowledge of Berkshire Hills Bancorp, neither Berkshire Hills Bancorp nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Berkshire Hills Bancorp or any of its Subsidiaries.

(p)           Labor Matters.  Berkshire Hills Bancorp and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours.  Neither Berkshire Hills Bancorp nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Berkshire Hills Bancorp or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Berkshire Hills Bancorp or any of its Subsidiaries pending or, to the knowledge of Berkshire Hills Bancorp, threatened.

(q)           Employee Benefit Plans.

(i)            For purposes of this Section 3.3(q), “Berkshire Hills Bancorp Employee Plans” shall mean all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Berkshire Hills Bancorp or any of its Subsidiaries.  There has been no announcement or commitment by Berkshire Hills Bancorp or any of its Subsidiaries to create an additional Berkshire Hills Bancorp Employee Plan, or to amend any Berkshire Hills Bancorp Employee Plan, except for amendments required by applicable law.

(ii)           There is no pending or threatened litigation, administrative action or proceeding relating to any Berkshire Hills Bancorp Employee Plan.  All of the Berkshire Hills Bancorp Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Berkshire Hills Bancorp Employee Plans which is likely to result in the imposition of any penalties or taxes upon Berkshire Hills Bancorp or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)          No liability to the Pension Benefit Guarantee Corporation has been or is expected by Berkshire Hills Bancorp or any of its Subsidiaries to be incurred with respect to any Berkshire Hills Bancorp Employee Plan which is subject to Title IV of ERISA (“Berkshire Hills Bancorp Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Berkshire Hills Bancorp or any ERISA Affiliate.  No Berkshire Hills Bancorp Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Berkshire Hills Bancorp Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Berkshire Hills Bancorp Pension Plan as of the end of the most recent plan year with respect to the respective Berkshire Hills Bancorp Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Berkshire Hills Bancorp Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Berkshire Hills Bancorp Pension Plan within the 12-month period ending on the date hereof.  Neither Berkshire Hills Bancorp nor any of its Subsidiaries has

provided, or is required to provide, security to any Berkshire Hills Bancorp Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.  Neither Berkshire Hills Bancorp, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv)          Each Berkshire Hills Bancorp Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Berkshire Hills Bancorp Qualified Plan”) has received a favorable determination letter from the IRS, and Berkshire Hills Bancorp and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter.  Each Berkshire Hills Bancorp Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Berkshire Hills Bancorp Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)           With respect to each Berkshire Hills Bancorp Employee Plan that is a “multiple employer plan” (as defined in Section 4063 of ERISA): (A) none of Berkshire Hills Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any actual knowledge, that if Berkshire Hills Bancorp or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on Berkshire Hills Bancorp; and (B) none of Berkshire Hills Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any Berkshire Hills Bancorp Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

(vi)          All contributions required to be made with respect to any Berkshire Hills Bancorp Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Berkshire Hills Bancorp Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Berkshire Hills Bancorp.  Each Berkshire Hills Bancorp Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(r)            Properties.

(i)            Berkshire Hills Bancorp and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.   Each lease pursuant to which Berkshire Hills Bancorp or any of its Subsidiaries is lessee, leases real or personal property is valid and in full force and effect and neither Berkshire Hills Bancorp nor any of its Subsidiaries, nor, to Berkshire Hills Bancorp’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.  All real property owned or leased by Berkshire Hills Bancorp or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Berkshire Hills Bancorp to be adequate for the current business of Berkshire Hills Bancorp and its Subsidiaries.  To the knowledge of Berkshire Hills Bancorp, none of the buildings, structures or other improvements located on any real property owned or leased by Berkshire Hills Bancorp or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)           Berkshire Hills Bancorp and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  With respect to personal property used in the business of Berkshire Hills Bancorp and its Subsidiaries that is leased rather than owned, neither Berkshire Hills Bancorp nor any of its Subsidiaries is in default under the terms of any such lease.

(s)           Fairness Opinion.  Berkshire Hills Bancorp has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Berkshire Hills Bancorp’s shareholders.

(t)            Environmental Matters.

(i)            Each of Berkshire Hills Bancorp and its Subsidiaries, the Participation Facilities, and, to the knowledge of Berkshire Hills Bancorp, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Berkshire Hills Bancorp, threatened, before any court, governmental agency or board or other forum against Berkshire Hills Bancorp or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Berkshire Hills Bancorp or any of its Subsidiaries or any Participation Facility.

(iii)          Neither Berkshire Hills Bancorp nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(iv)          During the period of (A) Berkshire Hills Bancorp’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Berkshire Hills Bancorp’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties.  To the knowledge of Berkshire Hills Bancorp, prior to the period of (A) Berkshire Hills Bancorp’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Berkshire Hills Bancorp’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(u)           Material Interests of Certain Persons.  No current or former officer or director of Berkshire Hills Bancorp, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Berkshire Hills Bancorp or any of its Subsidiaries.

(v)           Insurance.  In the opinion of management, Berkshire Hills Bancorp and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  Berkshire Hills Bancorp’s Disclosure Letter contains a list of all policies of insurance carried and owned by Berkshire Hills Bancorp or any of Berkshire Hills Bancorp’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date.  All of the insurance policies and bonds maintained by Berkshire Hills Bancorp and its Subsidiaries are in full force and effect, Berkshire Hills Bancorp and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(w)          Indemnification.  Except as provided in the certificate of incorporation or bylaws of Berkshire Hills Bancorp and the similar organizational documents of its Subsidiaries, neither Berkshire Hills Bancorp nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Berkshire Hills Bancorp and, to the knowledge of Berkshire Hills Bancorp, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Berkshire Hills Bancorp or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(x)            Corporate Documents and Records.  Berkshire Hills Bancorp has previously delivered or made available to Factory Point Bancorp a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of Berkshire Hills Bancorp and each of Berkshire Hills Bancorp’s Subsidiaries, as in effect as of the date of this Agreement.  Neither Berkshire Hills Bancorp nor any of Berkshire Hills Bancorp’s Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents.  The minute books of Berkshire Hills Bancorp and each of Berkshire Hills Bancorp’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.  Berkshire Hills Bancorp and each of its Subsidiaries maintains accounting records that fairly and accurately reflect, in all material respects, its transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

(y)           CRA, Anti-Money Laundering, OFAC and Customer Information Security.  Berkshire Hills National has received a rating of “Outstanding” in its most recent examination or interim review with respect to the CRA.  Berkshire Hills Bancorp is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Berkshire Hills National or any other Subsidiary of Berkshire Hills Bancorp: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Berkshire Hills National.  Berkshire Hills Bancorp is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Berkshire Hills Bancorp or of its Subsidiaries to undertake any remedial action.  The board of directors of Berkshire Hills National (or where appropriate of any other Subsidiary of Berkshire Hills Bancorp) has adopted, and Berkshire Hills National (or such other Subsidiary of Berkshire Hills Bancorp) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Berkshire Hills National (or such other Subsidiary of Factory Point Bancorp) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(z)            Berkshire Hills Bancorp Information.  The information regarding Berkshire Hills Bancorp and its Subsidiaries to be supplied by Berkshire Hills Bancorp for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement-Prospectus (except for such portions thereof that relate only to Factory Point Bancorp or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(aa)         Tax Treatment of the Merger.  Berkshire Hills Bancorp has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(bb)         Availability of Funds.  Berkshire Hills Bancorp has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

(cc)         Allowance for Loan Losses.  The allowance for loan losses reflected in Berkshire Hills Bancorp’s audited balance sheet at December 31, 2006 was, and the allowance for loan losses shown on the balance sheets in Berkshire Hills Bancorp’s Reports for periods after such date, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1          Forbearances by Factory Point Bancorp.  Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Factory Point Bancorp shall not, nor shall Factory Point Bancorp permit any of its Subsidiaries to, without the prior written consent of Berkshire Hills Bancorp, which consent shall not be unreasonably withheld:

(a)           conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           (i)            incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year;

(ii)           prepay any indebtedness or other similar arrangements so as to cause Factory Point Bancorp to incur any prepayment penalty thereunder;

(c)                                (i)            adjust, split, combine or reclassify any capital stock;

(ii)           make, declare or pay any dividend or any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not in excess of $0.17 per share of Factory Point Bancorp Common Stock and dividends paid by any of Factory Point Bancorp’s Subsidiaries for the purpose of enabling Factory Point Bancorp to pay such dividends;

(iii)          grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv)          issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof; or

(v)           except in connection with the exercise of outstanding stock options or withholdings for taxes related thereto under any of the Factory Point Bancorp stock-based incentive plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

(d)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e)           except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(f)            enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum and other than contracts or agreements covered by Section 4.1(g);

(g)           make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $500,000 with respect to any individual borrower, or (ii) loans or advances as to which Factory Point Bancorp has a binding obligation to make such loans or advances as of the date hereof;

(h)           except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Factory Point Bancorp or Factory Point National, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(i)            (i)            increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors; provided, however, that Factory Point Bancorp may make payouts to employees under its incentive compensation plan and discretionary bonus fund before the Effective time consistent with its 2007 budget in an amount not to exceed $284,000;

(ii)           become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

(iii)          voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

(iv)          elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $30,000;

(j)            settle any claim, action or proceeding involving payment by it of money damages in excess of $20,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)           amend its certificate of incorporation or bylaws, or similar governing documents;

(l)            restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

(m)          make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(n)           other than for capital expenditures described in Section 3.2(j) of the Factory Point Bancorp Disclosure Letter, make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(o)           establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(q)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(r)            knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(s)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by Factory Point Bancorp or response thereto by Berkshire Hills Bancorp shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2          Forbearances by Berkshire Hills Bancorp.  Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Berkshire Hills Bancorp shall not, nor shall Berkshire Hills Bancorp permit any of its Subsidiaries to, without the prior written consent of Factory Point Bancorp, which shall not unreasonably be withheld (except as specified in Sections 4.2(e) and (f) below):

(a)           take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(c)           knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(d)           agree to take, make any commitment to take, or adopt any resolutions of  its Board of Directors in support of, any of the actions prohibited by this Section 4.2;

(e)           enter into any definitive merger agreement, purchase and assumption agreement or similar document involving Berkshire Hills Bancorp or any of its Subsidiaries without the prior notification by written, oral or electronic means to the Board of Directors or Chief Executive Officer of Factory Point Bancorp; or

(f)            issue or agree to issue any additional shares of Berkshire Hills Bancorp Common Stock or any securities convertible into Berkshire Hills Bancorp common stock, except for existing and future grants under Berkshire Hills Bancorp’s stock-based benefit plans, without the prior notification by written, oral or electronic means to the Board of Directors or Chief Executive Officer of Factory Point Bancorp.

ARTICLE V

COVENANTS

5.1          Acquisition Proposals.

(a)           Except as permitted by this Agreement, Factory Point Bancorp shall not, and shall cause its Subsidiaries and any of its Subsidiaries’ officers, directors or employees and any investment banker, financial advisor, attorney, accountant or other representative retained by Factory Point Bancorp or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Berkshire Hills Bancorp), regarding an Acquisition Proposal, (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby, (iv) make any public statement critical of Berkshire Hills Bancorp or any of its Subsidiaries, its board of directors, its management or the Merger or (v) join with or assist any person or entity, directly or indirectly, in opposing or making any statement in opposition to, the Merger.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Factory Point Bancorp or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Factory Point Bancorp or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by Factory Point Bancorp.  Notwithstanding the foregoing, Factory Point Bancorp may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to Factory Point Bancorp to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Factory Point Bancorp and Berkshire Hills Bancorp dated February 17, 2007 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as Factory Point Bancorp’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

(b)           Factory Point Bancorp will notify Berkshire Hills Bancorp immediately orally (within one day) and in writing (within three days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Berkshire Hills Bancorp any written materials received by Factory Point Bancorp or any of its Subsidiaries in connection therewith. Factory Point Bancorp will keep Berkshire Hills Bancorp informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)           Factory Point Bancorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Factory Point Bancorp will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. Factory Point Bancorp will promptly request each person (other than Berkshire Hills Bancorp) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with Factory Point Bancorp or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Factory Point Bancorp or any of its Subsidiaries. Factory Point Bancorp shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2          Advice of Changes.  Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3          Access and Information.

(a)           Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford the other party and its representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by it) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information as may reasonably be requested; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by either party in this Agreement.

(b)           From the date hereof until the Effective Time, Factory Point Bancorp shall, and shall cause Factory Point Bancorp’s Subsidiaries to, promptly provide Berkshire Hills Bancorp with (i) a copy of each report filed with federal or state banking regulators, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as Berkshire Hills Bancorp may reasonably request and Berkshire Hills Bancorp shall, and shall cause Berkshire Hills Bancorp’s Subsidiaries to, promptly provide Factory Point Bancorp with a copy of each report filed with federal or state regulators.  Notwithstanding the foregoing, neither

Factory Point Bancorp nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c)           Berkshire Hills Bancorp will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of applicable law, Berkshire Hills Bancorp will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to Berkshire Hills Bancorp or an affiliate of Berkshire Hills Bancorp, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Berkshire Hills Bancorp or an affiliate of Berkshire Hills Bancorp from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Factory Point Bancorp or (iv) is or becomes readily ascertainable from published information or trade sources.

(d)           From and after the date hereof, representatives of Berkshire Hills Bancorp and Factory Point Bancorp shall meet on a regular basis to discuss and plan for the conversion of Factory Point Bancorp’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Berkshire Hills Bancorp and its Subsidiaries with the goal of conducting such conversion as soon as is practicable following the consummation of the Bank Merger.  In connection therewith, the parties hereto shall cooperate with each other and use their reasonable best efforts to provide customers with any communications and/or notices that are necessary or advisable.

(e)           Factory Point Bancorp shall give notice, and shall cause Factory Point National to give notice, to a designee of Berkshire Hills Bancorp, and shall invite such person to attend all regular and special meetings of the Board of Directors of Factory Point Bancorp and Factory Point National and all regular and special meetings of any senior management committee (including but not limited to the executive committee and the loan and discount committee of Factory Point National) of Factory Point Bancorp or Factory Point National.  Such designees shall have no right to vote and shall not attend sessions of board and committees during which there is being discussed (i) matters involving this Agreement, (ii) information or material that Factory Point Bancorp or Factory Point National is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of Factory Point Bancorp or Factory Point National, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to Factory Point Bancorp, the presence of such designees would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed.

5.4          Applications; Consents.

(a)           The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement.  Factory Point Bancorp and Berkshire Hills Bancorp shall furnish each other with all information concerning themselves, their respective subsidiaries, and their and their respective subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Berkshire Hills Bancorp, Factory Point Bancorp or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.  Berkshire Hills Bancorp and Factory Point Bancorp shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Berkshire Hills Bancorp and Factory Point Bancorp, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)           As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

5.5          Anti-takeover Provisions.  Factory Point Bancorp and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Berkshire Hills Bancorp, Berkshire Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an anti-takeover nature in Factory Point Bancorp’s or its Subsidiaries’ certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6          Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7          Publicity.  The initial press release announcing this Agreement shall be a joint press release and thereafter Factory Point Bancorp and Berkshire Hills Bancorp shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8          Shareholder Meetings.  Berkshire Hills Bancorp and Factory Point Bancorp will each submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Berkshire Hills Bancorp and Factory Point Bancorp will each take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.  Berkshire Hills Bancorp’s and Factory Point Bancorp’s Board of Directors will each use all reasonable best efforts to obtain from its respective shareholders a vote approving this Agreement.  Except as provided in this Agreement, (i) Berkshire Hills Bancorp’s and Factory Point Bancorp’s Board of Directors shall each recommend to its respective shareholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that Berkshire Hills Bancorp and Factory Point Bancorp’s Board of Directors have recommended that its respective shareholders vote in favor of the approval of this Agreement and (iii) neither Berkshire Hills Bancorp’s nor Factory Point Bancorp’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of Berkshire Hills Bancorp’s and Factory Point Bancorp’s Board of Directors that its respective shareholders vote in favor of approval of this Agreement or make any statement in connection with the Shareholder Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”).  Notwithstanding the foregoing, if (x) Factory Point Bancorp has complied in all material respects with its obligations under Section 5.1, (y) Factory Point Bancorp (1) has received an unsolicited bona fide written Acquisition Proposal from a third party that Factory Point Bancorp’s Board of Directors concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by Berkshire Hills Bancorp pursuant to clause (3) below, (2) has notified Berkshire Hills Bancorp, at least five business days in advance, of it is intention to effect a Change in Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to Berkshire Hills Bancorp a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following Factory Point Bancorp’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with Berkshire Hills Bancorp in good faith (to the extent that Berkshire Hills Bancorp desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (z) Factory Point Bancorp’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to shareholders at the Shareholder Meeting it may submit the Agreement without recommendation, or following submission of the Agreement to shareholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

5.9          Registration of Berkshire Hills Bancorp Common Stock.

(a)           As promptly as reasonably practicable following the date hereof, Berkshire Hills Bancorp shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Berkshire Hills Bancorp Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Berkshire Hills Bancorp and Factory Point Bancorp shareholders at the Shareholder Meetings, which shall also constitute the prospectus relating to the shares of Berkshire Hills Bancorp Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”).  Factory Point Bancorp will furnish to Berkshire Hills Bancorp the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Berkshire Hills Bancorp and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC.  Berkshire Hills Bancorp shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Berkshire Hills Bancorp and Factory Point Bancorp will each use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to its respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Berkshire Hills Bancorp will advise Factory Point Bancorp, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Berkshire Hills Bancorp Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement.  If at any time prior to the Effective Time any information relating to Berkshire Hills Bancorp or Factory Point Bancorp, or any of their respective affiliates, officers or directors, should be discovered by Berkshire Hills Bancorp or Factory Point Bancorp which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Berkshire Hills Bancorp with the SEC and disseminated by Factory Point Bancorp to the shareholders of Factory Point Bancorp.

(b)           Berkshire Hills Bancorp shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Factory Point Bancorp and Berkshire Hills Bancorp shall furnish all information concerning it and the holders of Factory Point Bancorp Common Stock as may be reasonably requested in connection with any such action.

(c)           Prior to the Effective Time, Berkshire Hills Bancorp shall notify The Nasdaq Stock Market of the additional shares of Berkshire Hills Bancorp Common Stock to be issued by Berkshire Hills Bancorp in exchange for the shares of Factory Point Bancorp Common Stock.

5.10        Notification of Certain Matters.  Each party shall give prompt notice to the other of:  (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect.  Each of Factory Point Bancorp and Berkshire Hills Bancorp shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11        Employee Benefit Matters.

(a)           All persons who are employees of Factory Point National immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of Berkshire Bank; provided, however, that in no event shall any of Factory Point National’s employees be officers of Berkshire Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Berkshire Bank.  Except for those persons who enter into an employment agreement with Berkshire Bank, all of the Continuing Employees shall be employed at the will of Berkshire Bank and no contractual right to employment shall inure to such employees because of this Agreement.

(b)           Each Continuing Employee shall be treated as a new employee of Berkshire Hills Bancorp for purposes of Berkshire Hills Bancorp’s 401(k) plan; provided, however, that with respect to such plans Continuing Employees will receive credit for service with Factory Point Bancorp for purposes of vesting and determination of eligibility to participate, but not for accrual of benefits.  Each Continuing Employee with sufficient Factory Point Bancorp service credit to satisfy the Berkshire Hills Bancorp 401(k) eligibility service requirement who has also attained the requisite plan participation age shall be eligible to participate in the Berkshire Hills Bancorp 401(k) on the Effective Time.  On or prior to the date immediately prior to the Effective Time, Factory Point National shall make its 2007 budgeted discretionary contribution to the Factory Point National Bank 401(k) Profit Sharing Plan.  The Factory Point National Bank 401(k) Profit Sharing Plan may be amended, if necessary, if the Effective Time is before January 1, 2008, in order to establish participant eligibility for the 2007 budgeted discretionary profit sharing contribution.  As of the Effective Time, Berkshire Hills Bancorp shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to Berkshire Hills Bancorp employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar Factory Point Bancorp plan at the Effective Time of the Merger.

(c)           Berkshire Hills Bancorp shall pay each employee of Factory Point Bancorp who is not otherwise covered by a specific change in control agreement whose employment is terminated on or within one year after the Closing Date (other than for cause) a lump sum cash payment equal to two weeks of such employee’s then current base salary for each full year of service with Factory Point Bancorp, Factory Point Bancorp’s Subsidiaries, Berkshire Hills Bancorp and/or Berkshire Hills Bancorp’s Subsidiaries, with a minimum of four weeks base pay and a maximum of 52 weeks base pay.

(d)           Berkshire Hills Bancorp shall honor all obligations under the change-in-control agreements as set forth in Factory Point Bancorp’s Disclosure Letter, in each case except to the extent superseded by agreements entered into in connection with entering into this Agreement.

(e)           Berkshire Hills Bancorp shall provide customary outplacement services to all employees of Factory Point Bancorp and Factory Point Bancorp Subsidiaries, including executive officers, whose employment is terminated in connection with the Merger.

(f)            Employees of Factory Point Bancorp or a Factory Point Bancorp Subsidiary shall be eligible to receive a “retention” bonus from Factory Point Bancorp (or the applicable Factory Point Subsidiary) as determined by the President of Factory Point Bancorp (with the approval of the President of Berkshire Hills Bancorp) in the event that such employee remains an employee of Factory Point Bancorp (or the applicable Factory Point Bancorp Subsidiary), until the date the systems conversion occurs (or such other date established or adjusted by Berkshire Hills Bancorp not to exceed forty-five 45 days following the date the system conversion occurs) or is terminated prior to the date of the systems conversion, but after the Effective Time, and satisfactorily fulfills the duties and responsibilities of the position of such employee of Factory Point Bancorp (or the applicable Factory Point Bancorp Subsidiary) through the employee’s termination date.

(g)           Berkshire Hills Bancorp will offer consulting and non-competition agreements to Guy H. Boyer and Paul Beaulieu in substantially the form attached hereto as Exhibit C.

(h)           Berkshire Bank will offer a retention agreement to Daniel Stannard in substantially the form attached hereto as Exhibit D.

5.12        Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, Berkshire Hills Bancorp agrees to indemnify and hold harmless each present and former director and officer of Factory Point Bancorp and its Subsidiaries and each officer or employee of Factory Point Bancorp and its Subsidiaries that is serving or has served as a director or officer of another entity expressly at Factory Point Bancorp’s request or direction (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Factory Point Bancorp’s certificate of incorporation and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

(b)           Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Berkshire Hills Bancorp thereof, but the failure to so notify shall not relieve Berkshire Hills Bancorp of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Berkshire Hills Bancorp.

(c)           Berkshire Hills Bancorp shall use its reasonable best efforts to maintain Factory Point Bancorp’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Factory Point Bancorp’s existing policy, including Berkshire Hills Bancorp’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Time; provided, however, that in no event shall Berkshire Hills Bancorp be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.12(c), an amount per annum in excess of 200% of the amount of the annual premiums paid by Factory Point Bancorp as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Berkshire Hills Bancorp shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d)           In the event Berkshire Hills Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Berkshire Hills Bancorp assume the obligations set forth in this Section 5.12.

(e)           The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13        Affiliate Letters.  Factory Point Bancorp shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” of Factory Point Bancorp under Rule 145 of the Securities Act to deliver to Berkshire Hills Bancorp as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit E, providing that such person will comply with Rule 145.

5.14        Board of Directors.  Berkshire Hills Bancorp shall take all action necessary to appoint one member of Factory Point Bancorp’s Board of Directors, selected by Berkshire Hills Bancorp after consultation with Factory Point Bancorp, to Berkshire Hills Bancorp’s and Berkshire Bank’s Boards of Directors, effective immediately following the Effective Time.

5.15        Section 16 Matters.  Prior to the Effective Time, Berkshire Hills Bancorp shall take all such steps as may be required to cause any acquisitions of Berkshire Hills Bancorp Common Stock resulting from the transactions contemplated by this Agreement (including, without limitation, pursuant to the terms of the Converted Options) by each director or officer of Factory Point Bancorp who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Berkshire Hills Bancorp to be exempt under Rule 16b-3 promulgated under the Exchange Act.  Factory Point Bancorp agrees to promptly furnish Berkshire Hills Bancorp with all requisite information necessary for Berkshire Hills Bancorp to take the actions contemplated by this Section 5.15.

5.16        Dividends.  After the date of this Agreement, Factory Point Bancorp shall declare and pay dividends on the Factory Point Bancorp Common Stock on a quarterly basis and each of Berkshire Hills Bancorp and Factory Point Bancorp shall coordinate with the other the payment of dividends with respect to the Berkshire Hills Bancorp Common Stock and the Factory Point Bancorp Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Berkshire Hills Bancorp Common Stock and Factory Point Bancorp Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Berkshire Hills Bancorp Common Stock and/or Factory Point Bancorp Common Stock or any shares of Berkshire Hills Bancorp Common Stock that any such holder receives in exchange for such shares of Factory Point Bancorp Common Stock in the Merger.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1          Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)           Shareholder Approval.  This Agreement shall have been approved by the requisite vote of each of Berkshire Hills Bancorp’s and Factory Point Bancorp’s shareholders in accordance with applicable laws and regulations.

(b)           Regulatory Approvals.  All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this

Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Berkshire Hills Bancorp of the transactions contemplated hereby that, had such condition or requirement been known, Berkshire Hills Bancorp would not, in its reasonable judgment, have entered into this Agreement.

(c)           No Injunctions or Restraints; Illegality.  No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)           Third Party Consents.  Berkshire Hills Bancorp and Factory Point Bancorp shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Berkshire Hills Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

(e)           Tax Opinions.  Berkshire Hills Bancorp and Factory Point Bancorp shall have received opinions of Muldoon Murphy & Aguggia LLP and Rhoads & Sinon LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Factory Point Bancorp and Berkshire Hills Bancorp, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Berkshire Hills Bancorp and Factory Point Bancorp will each be a party to that reorganization within the meaning of Section 368(b) of the IRC.  Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Berkshire Hills Bancorp, Factory Point Bancorp and others.

(f)            Registration Statement; Blue Sky Laws.  The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Berkshire Hills Bancorp shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(g)           Nasdaq Listing.  To the extent required, the shares of Berkshire Hills Bancorp Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

6.2          Conditions to the Obligations of Berkshire Hills Bancorp.  The obligations of Berkshire Hills Bancorp to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Berkshire Hills Bancorp:

(a)           Factory Point Bancorp’s Representations and Warranties.  Each of the representations and warranties of Factory Point Bancorp contained in this Agreement and in any certificate or other writing delivered by Factory Point Bancorp pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)           Performance of Factory Point Bancorp’s Obligations.  Factory Point Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officers’ Certificate.  Berkshire Hills Bancorp shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Factory Point Bancorp to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

6.3          Conditions to the Obligations of Factory Point Bancorp.  The obligations of Factory Point Bancorp to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Factory Point Bancorp:

(a)           Berkshire Hills Bancorp’s Representations and Warranties. Each of the representations and warranties of Berkshire Hills Bancorp contained in this Agreement and in any certificate or other writing delivered by Berkshire Hills Bancorp pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)           Performance of Berkshire Hills Bancorp’s Obligations.  Berkshire Hills Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officers’ Certificate.  Factory Point Bancorp shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Berkshire Hills Bancorp to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

ARTICLE VII

TERMINATION

7.1          Termination.  This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite shareholder approval:

(a)           by the mutual written consent of Berkshire Hills Bancorp and Factory Point Bancorp; or

(b)           by either Berkshire Hills Bancorp or Factory Point Bancorp, in the event of the failure of Factory Point Bancorp’s shareholders to approve the Agreement at the Factory Point Bancorp Shareholder Meeting; provided, however, that Factory Point Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

(c)           by either Berkshire Hills Bancorp or Factory Point Bancorp, in the event of the failure of Berkshire Hills Bancorp’s shareholders to approve the Agreement at the Berkshire Hills Bancorp Shareholder Meeting; provided, however, that Berkshire Hills Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

(d)           by either Berkshire Hills Bancorp or Factory Point Bancorp, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(e)           by either Berkshire Hills Bancorp or Factory Point Bancorp, in the event that the Merger is not consummated by January 31, 2008, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(f)            by either Berkshire Hills Bancorp or Factory Point Bancorp (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representations or warranty; or

(g)           by Berkshire Hills Bancorp, (i) if Factory Point Bancorp shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii)  if the Factory Point

Bancorp’s Board of Directors does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement, the Board of Directors of Factory Point Bancorp withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Berkshire Hills Bancorp.

(h)           by Factory Point Bancorp, at any time during the five-day period commencing with the last day of the Measurement Period, if both of the following conditions are satisfied:

(i)            The Berkshire Hills Bancorp Price shall be less than $28.36; and

(ii)           The number obtained by dividing the Berkshire Hills Bancorp Price by $33.37 (the “Berkshire Hills Bancorp Ratio”) shall be less than the number obtained by dividing (x) the Average Index Price on by (y) the Starting Index Price and subtracting 0.20 from such quotient (such number being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences.  If Factory Point Bancorp elects to exercise its termination right pursuant to this Section, it shall give written notice to Berkshire Hills Bancorp (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period).  During the five-day period commencing with its receipt of such notice, Berkshire Hills Bancorp shall have the option to increase the consideration to be received by the holders of Factory Point Bancorp Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest ten-thousandth) to equal the lesser of (x) a number (rounded to the nearest ten-thousandth) obtained by dividing (A) the product of $28.36 and the Exchange Ratio by (B) the Berkshire Hills Bancorp Price and (y) a number (rounded to the nearest ten-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Berkshire Hills Bancorp Ratio.  If Berkshire Hills Bancorp so elects within such five-day period, it shall give prompt written notice to Factory Point Bancorp of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(h), the following terms shall have the meaning ascribed to them below.

“Average Index Price” means the average weighted closing values of the Index Group for the Measurement Period.

“Index Group” means the 17 bank or thrift holding companies listed below, as to which there shall not have been, since the date hereof and before the end of the Measurement Period, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer’s market capitalization.  In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) shall be redistributed proportionately for purposes of determining the Average Index Price.  The 17 bank or thrift holding companies and the weights attributed to them are as follows:

Bank or Thrift Holding Companies	% Weight
Alliance Financial Corporation	3.20%
Arrow Financial Corporation	5.58
Benjamin Franklin Bancorp	2.85
Camden National Corporation	6.25
Century Bancorp, Inc.	3.23
ESB Financial	3.39
Financial Institutions, Inc.	5.49
Independent Bank Corp.	10.47
KNBT Bancorp, Inc.	9.93
Lakeland Bancorp, Inc.	7.24
Leesport Financial Corp.	2.89
MASSBANK	3.39
Omega Financial Corporation	8.63
Parkvale Corporation	3.93
Tompkins Trustco, Inc.	8.83
Willow Financial Bancorp, Inc.	4.77
WSFS Financial Corporation	9.93
Total	100.00%

“Starting Index Price” means $28.39.

7.2          Termination Fee.

(a)           Factory Point Bancorp shall pay to Berkshire Hills Bancorp a fee of $3,600,000 (the “Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated by Berkshire Hills Bancorp pursuant to Section 7.1(g), then Factory Point Bancorp shall pay the Fee on the second business day following such termination; and

(ii)           if this Agreement is terminated by (A) either party pursuant to Section 7.1(b) or (B) by Berkshire Hills Bancorp pursuant to Section 7.1(f) because of Factory Point Bancorp’s willful breach of any representation, warranty, covenant or agreement under this Agreement, and in any such case an Acquisition Proposal with respect to Factory Point Bancorp shall have been publicly announced or otherwise communicated or made known to Factory Point Bancorp’s Board of Directors (or any person shall have publicly announced, communicated or made known an intention to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Shareholders Meeting, in the case of clause (A), or the date of termination, in the case of clause (B), then Factory Point Bancorp shall pay (x) one third of the Fee to Berkshire Hills Bancorp on the second business day following such termination and (y) if within 12 months after such termination Factory Point Bancorp enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Factory Point Bancorp shall pay the remainder of the Fee on the date of such execution or consummation.

(b)           Any amount that becomes payable pursuant to Section 7.2(a) shall be paid by wire transfer of immediately available funds to an account designated by Berkshire Hills Bancorp in writing to Factory Point Bancorp.

(c)           Factory Point Bancorp acknowledges that the agreement contained in Section 7.2(a) is an integral part of the transactions contemplated by this Agreement, that without such agreement by Factory Point Bancorp, Berkshire Hills Bancorp would not have entered into this Agreement and that such amounts do not constitute a penalty.  If Factory Point Bancorp fails to pay the amounts due under Section 7.2(a) with the time periods specified, Factory Point Bancorp shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Berkshire Hills Bancorp in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d)           Notwithstanding anything to the contrary contained herein, Factory Point Bancorp shall be obligated, subject to the terms of this Section 7.2, to pay only one Fee.

7.3          Effect of Termination.  In the event of termination of this Agreement by either Berkshire Hills Bancorp or Factory Point Bancorp as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1          Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2          Survival.  Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time.  All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3          Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the shareholders of Factory Point Bancorp, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Factory Point Bancorp Common Stock or that would contravene any provision of the DGCL, or the federal banking laws, rules and regulations.

8.4          Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5          Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

8.6          Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7          Notices.  All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to Berkshire Hills Bancorp, to:

Michael P. Daly

President and Chief Executive Officer

24 North Street

Pittsfield, Massachusetts  01201

Facsimile:  (413) 443-3587

With copies to:

Muldoon Murphy & Aguggia LLP

5101 Wisconsin Avenue, NW

Washington, D.C. 20016

Facsimile: (202) 966-9409

Attention:  Lawrence M. F. Spaccasi, Esq.

If to Factory Point Bancorp, to:

Guy H. Boyer

President and Chief Executive Officer

4928 Main Street

Manchester Center, Vermont 05255

Facsimile:  (802) 549-5182

With copies to:

Rhoads & Sinon LLP

M&T Bank Building

Twelfth Floor

One South Market Square

Harrisburg, Pennsylvania 17108

Facsimile:  (717) 231-6669

Attention:  Charles J. Ferry, Esq.

8.8          Entire Agreement; etc.  This Agreement, together with the Exhibits and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9          Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

8.10        Specific Performance.  Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Berkshire Hills Bancorp, Inc.

By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer

Factory Point Bancorp, Inc.

By:	/s/ Guy H. Boyer
Guy H. Boyer
President and Chief Executive Officer

Annex B

May 14, 2007

Board of Directors

Berkshire Hills Bancorp, Inc.

24 North Street

Pittsfield, MA 01201

Ladies and Gentlemen:

Berkshire Hills Bancorp, Inc. (“Berkshire Hills”) and Factory Point Bancorp, Inc. (“Factory Point”), have entered into an Agreement and Plan of Merger, dated as of May 14, 2007 (collectively, the “Agreement”), pursuant to which Factory Point will merge with and into Berkshire Hills (the “Merger”), upon the Effective Time of the Merger, the separate corporate existence of Factory Point will cease and Berkshire Hills will be the surviving entity.  Under the terms of the Agreement, upon consummation of the Merger, each share of Factory Point common stock, par value $1.00 per share, issued and outstanding at the Effective Time, other than certain shares specified in the Agreement, will be converted into, at the election of the holder, either the right to receive (i) $19.50 in cash, without interest (the “Cash Consideration”) or (ii) 0.5844 shares (the “Exchange Ratio”) of Berkshire Hills common stock, par value $0.01 per share (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration.”).  Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.  The other terms and conditions of the Acquisition are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Berkshire Hills.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Berkshire Hills that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Factory Point that we deemed relevant; (iv) publicly available earnings per share estimates for Berkshire Hills for the years ending December 31, 2007 and December 31, 2008 as published by I/B/E/S and reviewed with senior management of Berkshire Hills; (v) internal financial projections for Factory Point for the year ending December 31, 2007 furnished by senior management of Factory Point and adjusted by senior management of Berkshire Hills and an estimated earnings growth rate for the years thereafter; (vi) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (vii) the current market environment generally and the commercial banking environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Berkshire Hills the business, financial condition, results of operations and prospects of Berkshire Hills and held similar discussions with the senior management of Factory Point concerning the business, financial condition, results of operations and prospects of Factory Point.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Berkshire Hills and Factory Point or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of the senior management of each of Berkshire Hills and Factory Point that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Berkshire Hills and Factory Point or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Berkshire Hills and Factory Point nor have we reviewed any individual credit

B-1

files relating to Berkshire Hills and Factory Point.  We have assumed, with your consent, that the respective allowances for loan losses for Berkshire Hills and Factory Point are adequate to cover such losses.

With respect to the publicly available estimates for Berkshire Hills and the internal financial projections for factory Point provided by senior management of Factory Point and as adjusted by senior management of Berkshire Hills and used by Sandler O’Neill in its analyses, the senior management of Berkshire Hills confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of Berkshire Hills and Factory Point.  We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved.  We express no opinion as to such financial projections or estimates or the assumptions on which they are based.  We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Berkshire Hills and Factory Point since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that Berkshire Hills and Factory Point will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived.  Finally, with your consent, we have relied upon the advice Berkshire Hills received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We are expressing no opinion herein as the prices at which the common stock of Berkshire Hills and Factory Point may trade at any time or the price at which Berkshire Hills common stock will be when issued to the holders of Factory Point common stock.

We have acted as Berkshire Hill’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Berkshire Hills has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Berkshire Hills and Factory Point and their affiliates.  We may also actively trade the equity and/or debt securities of Berkshire Hills and Factory Point and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Berkshire Hills in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement.  Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Berkshire Hills and does not address the underlying business decision of Berkshire Hills to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Berkshire Hills or the effect of any other transaction in which Berkshire Hills might engage.  Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to Berkshire Hills from a financial point of view.

Very truly yours,

B-2

Annex C

July 13, 2007

The Board of Directors

Factory Point Bancorp, Inc.

4928 Main Street

Manchester Center, VT 05255

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Factory Point Bancorp, Inc. (“Factory Point”) of the consideration to be received from Berkshire Hills Bancorp, Inc. (“Berkshire”) in an election and allocation process in connection with the proposed acquisition of Factory Point by Berkshire.  The transaction will be completed pursuant to an Agreement and Plan of Merger (the “Agreement”) dated May 14, 2007 whereby Factory Point Bancorp will merge with and into Berkshire Hills Bancorp (the “Merger”) at the Effective Time.

As is set forth with more specificity in the Agreement, at the Effective Time, each outstanding share of Factory Point common stock, except for shares held by Berkshire Hills and its subsidiaries or by Factory Point (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for either cash in the amount of $19.50 per share or common stock at a fixed exchange ratio of .5844 shares of Berkshire Hills common stock for each exchanged share of Factory Point (subject to adjustment under certain defined circumstances) or a combination of both common stock and cash, dependent in each case on a shareholder election process and an allocation process in which the maximum amount of cash will be limited to 20% of the total consideration on an aggregate basis.  Because the exchange ratio has been fixed, the market value of the stock portion of the consideration to be paid to Factory Point shareholders will fluctuate daily with changes in Berkshire Hills’ stock price.  The cash portion of the total transaction value is fixed at $19.50 per share and will not fluctuate.  Shareholders of Factory Point must be aware of and understand the fundamental difference between holding cash and common stock.  We acknowledge the different market values that may characterize the different forms of consideration which may be received, the different tax treatments, which may apply to the receipt of different forms of consideration and to the inherently different risks associated with common stock versus cash.  The transaction has been deliberately structured to qualify as a reorganization under Section 368 of the Internal Revenue Code and shareholders are encouraged to consult their tax advisors on the tax impacts associated with receipt of different forms of consideration.  The Agreement may be terminated prior to the Effective Time by the board of directors of either party, based on defined criteria.

McConnell, Budd & Romano, Inc., as part of its investment banking business, is routinely engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts, financial holding companies and their subsidiaries, investment advisors, money managers and the securities of such entities in connection with mergers and acquisitions, private placements and valuations for corporate, estate and other purposes.  Through our affiliation with Highlander Capital Group, Inc. certain of our employees are licensed brokers and certain of our employees are also registered investment advisors. Our experience and familiarity with Factory Point includes our having continuously acted on a contractual basis as a financial advisor to the company since August 1999.  McConnell, Budd & Romano has regularly reviewed Factory Point’s strategic options with both management and the board of directors, including but not limited to, branch acquisition opportunities, whole entity acquisition opportunities and the upstream options for the company in the event of a hypothetical decision to consider an affiliation with a larger partner.  Over the years we have assisted the company with the acquisition of two branches (including the assumption of associated deposits) from Chittenden Corporation, the sale of a single branch (with associated deposits) to Connecticut River Bancorp, Inc., and the analysis of a variety of unsolicited expressions of interest received on both a friendly and unfriendly basis from other banking companies.  Leading up to the Merger, McConnell, Budd & Romano met with the Board of Directors of Factory Point on nine separate occasions and with the management team on an additional two occasions.  For more information concerning such meetings and the subjects discussed, we refer the reader to the “Background of the Merger” section within the joint proxy statement prospectus.

In arriving at our opinion, we have reviewed the Agreement as well as participated in its negotiation.  We have also reviewed certain publicly available business, financial and shareholder information relating to Berkshire Hills and its subsidiaries and to Factory Point. In addition we have reviewed certain confidential financial information provided to us by both Berkshire Hills and Factory Point pertaining to their respective business plans and projections.

In connection with the foregoing, we have (i) reviewed the Agreement dated May 14, 2007 by and among Berkshire Hills and Factory Point, (ii) reviewed Berkshire Hills’ Annual Reports on form 10-K for the three calendar years ended December 31, 2004, 2005 and 2006 and Berkshire Hills’ annual reports for 2004, 2005 and 2006 and Berkshire Hills’ quarterly reports on form 10-Q for the first calendar quarter of 2007.  In addition, we have reviewed Factory Point’s annual reports to shareholders for 2004, 2005 and 2006, and Factory Point’s quarterly report for the first calendar quarter of 2007.  In addition, with respect to both Berkshire Hills and Factory Point we have reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Romano by Berkshire Hills and Factory Point, have held discussions with members of the senior management of Berkshire Hills concerning its past and current results of operations, its current financial condition and management’s opinion of its future prospects, and specifically reviewed Berkshire’s asset quality and reserve adequacy.  We have also considered the past and current results of operations of Factory Point, its current financial condition and management’s opinion of its future prospects.  We have also reviewed the historical record of reported prices, trading volume and dividend payments for both Berkshire Hills and Factory Point and have considered the current state of and future prospects for the economies of Vermont, Massachusetts and New York within which Factory Point and Berkshire Hills, respectively, are conducting business (based primarily on our observations and enhanced with anecdotal information) generally  and the relevant market areas for Factory Point and Berkshire Hills in particular.

We have employed specific merger analysis models developed by McConnell, Budd & Romano, including a model that, based on publicly available information, permits the testing of the relative acquisition capacity of companies we deem to be among those one would expect to be interested conceptually in a hypothetical acquisition of a given client with the intention of narrowing the set of companies who could actually be contacted to determine their level of interest in a potential transaction.  The model evaluates probable levels of nominal EPS dilution that would result from specified transaction structures across a range of prices and determines algebraically the amount of cost savings that would uniquely be required for each candidate acquirer to eliminate such EPS dilution.  The model also gauges the impact of a given transaction structure at a given price on the pro forma tangible capital ratios of each candidate acquirer to help assess the relative feasibility of a given transaction structure at a given price.  Once we have narrowed the field, we use a detailed acquisition model to analyze the relative capacity of an individual candidate with greater specificity.  We also employ a terminal value and dividend discount model to determine whether or not the types of valuation levels which are determined by our specific company modeling bear an appropriate relationship to the range of present discounted values that arise from projecting the ordinary course growth based earnings per share stream of a company together with its dividend stream (given a constant dividend payout ratio) and its terminal value at a future date given a range of possible future transaction price earnings ratios.  In addition, we compare the range of feasible hypothetical prices that are determined by our modeling exercises to the reported financial terms of selected recent business combinations in the banking industry.  In addition, we conducted such other studies and analyses as McConnell, Budd & Romano considered appropriate under the circumstances associated with this particular transaction.

In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the historical net interest margins of the parties to the pending transactions and their apparent trend, the anticipated future EPS results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating cost savings and the impact thereof on projected future EPS, the relative capitalization, capital adequacy and debt maturity schedule of each of the parties, the relative availability of non-interest income to each of the parties, the possibility of the generation of new non-interest income for one of the parties, the relative asset quality and apparent adequacy of the reserve for loan and lease losses for each of the parties.  We also considered the composition of deposits and the composition of the loan portfolio of each of Berkshire Hills and Factory Point and the potential for the modification of the mix of deposits and loans for Factory Point.  In addition, we considered the historical trading range, trading pattern and relative market liquidity of the shares of Berkshire Hills.

In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Berkshire Hills and Factory Point and/or otherwise publicly obtainable.  In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Berkshire Hills or Factory Point, nor have we been furnished with or obtained from any other source, any current appraisals of the assets or liabilities of either Berkshire Hills or Factory Point.  We have also relied on the management of both Berkshire Hills and Factory Point as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we have assumed the approval and consummation of the Merger and transactions contemplated in the Agreement in accordance with the terms of such agreement and that specifically, no conditions will be imposed by any regulatory agency in conjunction with its approval of the proposed Merger that will have a material adverse effect on the results of operations, the financial condition of or the prospects for Berkshire Hills following consummation.

Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the proposed consideration is fair to the shareholders of Factory Point from a financial point of view.

Very truly yours,

McConnell, Budd & Romano, Inc.

David A. Budd
Managing Director

Annex D

DELAWARE GENERAL CORPORATION LAW

TITLE 8

CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262 Appraisal Rights.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)           Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)           Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.             Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.             Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.             Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.             Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)           In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

d)    Appraisal rights shall be perfected as follows:

(1)           If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)           If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Interest may be simple or compound, as the Court may direct.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Berkshire Hills Bancorp is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Berkshire, or are or were serving at the request of Berkshire Hills Bancorp in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of Berkshire Hills Bancorp, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

The Tenth and Eleventh articles of Berkshire Hills Bancorp’s certificate of incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforced rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Berkshire pursuant to the foregoing provisions, or otherwise, Berkshire has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Berkshire of expenses incurred or paid by a director, officer or controlling person of Berkshire in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Berkshire will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)           A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)           All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c)           The opinion of Sandler O’Neill & Partners, L.P. and McConnell, Budd & Romano, Inc. are included as Annexes B and C to the joint proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)      The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)      The registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Massachusetts in the City of Pittsfield, on this 17th day of July, 2007.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Michael P. Daly	July 17, 2007
Michael P. Daly
President and Chief Executive Officer and Director
(Principal Executive Officer)

/s/ John S. Millet	July 17, 2007
John S. Millet
Senior Vice President, Interim
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

*
Lawrence A. Bossidy
Non-Executive Chairman

*
Wallace W. Altes
Director

*
John B. Davies
Director

*
Rodney C. Dimock
Director

*
David B. Farrell
Director

*
Cornelius D. Mahoney
Director

*
Edward G. McCormick, Esq.
Director

*
Catherine B. Miller
Director

*
David E. Phelps
Director

*
D. Jeffrey Templeton
Director

*
Corydon L. Thurston
Director

*               Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-4 of Berkshire Hills Bancorp, Inc. filed on June 26, 2007.

/s/ Michael P. Daly	July 17, 2007
Michael P. Daly

EXHIBIT LIST

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT
2.1

Agreement and Plan of Merger, dated as of May 14, 2007, by and between Berkshire Hills Bancorp, Inc. and Factory Point Bancorp, Inc. is included as Annex A to the joint proxy statement/prospectus included in this registration statement. Certain exhibits have been omitted from the Agreement as filed with the Securities and Exchange Commission. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the Securities and Exchange Commission supplementally a copy of any omitted exhibit upon request from the Securities and Exchange Commission.

3.1

Certificate of Incorporation of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 initially filed on March 10, 2000, Registration No. 333-32146.)

3.2	Bylaws of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 2005.)

4.1

Form of Stock Certificate of Berkshire Hills Bancorp, Inc. (Incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 initially filed on March 10, 2000, Registration No. 333-32146.)

4.2	Terms of common shares of the Registrant found in the Certificate of Incorporation for the Registrant are incorporated by reference to Exhibit 3.1.

4.3

No long-term debt instrument issued by the Registrant exceeds 10% of consolidated assets or is registered. In accordance with paragraph 4(iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.

5.1	Opinion of Muldoon Murphy & Aguggia LLP regarding the legality of the securities being registered*

8.1	Opinion of Muldoon Murphy & Aguggia LLP as to tax matters*

8.2	Opinion of Rhoads & Sinon LLP as to tax matters*

10.1	+Employment Agreement between Berkshire Bank and Michael P. Daly (Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.)

10.2

+Employment Agreement between Berkshire Hills Bancorp, Inc. and Michael P. Daly (Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.)

10.3	+Change in Control Agreement between Berkshire Bank and John J. Howard (Incorporated herein by reference to Exhibit 10.3 to the Annual Report on Form 10-K for the year ended December 31, 2006.)

10.4

+Change in Control Agreement between Berkshire Hills Bancorp, Inc. and John J. Howard (Incorporated herein by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2006.)

10.5

+Supplemental Executive Retirement Agreement between Berkshire Bank and Michael P. Daly (Incorporated herein by reference to Exhibit 10.5 to the Annual Report on Form 10-K for the year ended December 31, 2006.)

10.6	+Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan (Incorporated herein by reference to Appendix B to the Proxy Statement as filed on March 27, 2003.)

10.7

+Form of Berkshire Bank Employee Severance Compensation Plan (Incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form S-1 initially filed on March 10, 2000, Registration No. 333-32146 to the Annual Report on Form 10-K for the year ended December 31, 2006.)

10.8

+Form of Berkshire Bank Supplemental Executive Retirement Plan (Incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-1 initially filed on March 10, 2000, Registration No. 333-32146 to the Annual Report on Form 10-K for the year ended December 31, 2006.)

10.9	+Berkshire Hills Bancorp, Inc. 2001 Stock-Based Incentive Plan (Incorporated herein by reference to Appendix A to the Proxy Statement as filed on December 7, 2000.)

10.10	+Woronoco Bancorp, Inc. 1999 Stock-Based Incentive Plan (Incorporated herein by reference to Appendix A to the Proxy Statement as filed by Woronoco Bancorp, Inc. on March 20, 2000.)

10.11	+Woronoco Bancorp, Inc. 2001 Stock Option Plan (Incorporated herein by reference to Appendix B to the Proxy Statement as filed by Woronoco Bancorp, Inc. on March 12, 2001.)

10.12	+Woronoco Bancorp, Inc. 2004 Equity Compensation Plan (Incorporated herein by reference to Appendix C to the Proxy Statement as filed by Woronoco Bancorp, Inc. on March 22, 2004.)

21.1	List of Subsidiaries (Incorporated herein by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2006.)

23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in Exhibits 5.1 and 8.1)

23.2	Consent of Rhoads & Sinon LLP (contained in Exhibit 8.2)

23.3	Consent of Wolf & Company, P.C.

23.4	Consent of KPMG LLP

23.5	Consent of Sandler O’Neill & Partners, L.P.*

23.6	Consent of McConnell, Budd & Romano, Inc.

23.7	Consent of Susan M. Hill*

24.1	Power of Attorney (included in the signature page)

99.1	Form of proxy of Berkshire Hills Bancorp, Inc.

99.2	Form of proxy of Factory Point Bancorp, Inc.

99.3	Form of Election Form and Letter of Transmittal

*Previously filed.

+Management contract or compensatory plan, contract or arrangement.